Exhibit 10.2

EXECUTION VERSION

Loan No. 17393

LOAN AGREEMENT

Dated as of February 25, 2022

Among

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,
collectively, as Borrower

and

CITIBANK, N.A., UBS AG STAMFORD BRANCH, BANK OF AMERICA, N.A.,
BANK OF MONTREAL and MORGAN STANLEY BANK, N.A.,

collectively, as Lender

and

CITIBANK, N.A.,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

ARTICLE 6	NO SALE OR ENCUMBRANCE	118

ARTICLE 7	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION	122

Section 7.1.	Insurance	122

Section 7.2.	Casualty	129

Section 7.3.	Condemnation	129

Section 7.4.	Restoration	130

ARTICLE 8	RESERVE FUNDS	136

-iv-

(continued)

Page

ARTICLE 9	CASH MANAGEMENT	146

ARTICLE 10	EVENTS OF DEFAULT; REMEDIES	151

Section 10.1.	Event of Default	151

Section 10.2.	Remedies	156

ARTICLE 11	SECONDARY MARKET	158

ARTICLE 12	INDEMNIFICATIONS	167

Section 12.1.	General Indemnification	167

Section 12.2.	Mortgage and Intangible Tax Indemnification	167

Section 12.3.	ERISA and FIRRMA Indemnification	168

Section 12.4.	Duty to Defend, Legal Fees and Other Fees and Expenses	168

Section 12.5.	Survival	168

Section 12.6.	Environmental Indemnity	168

ARTICLE 13	EXCULPATION	168

Section 13.1.	Exculpation	168

-v-

(continued)

Page

ARTICLE 14	NOTICES	173

Section 14.1.	Notices	173

ARTICLE 15	FURTHER ASSURANCES	176

Section 15.1.	Replacement Documents	176

Section 15.2.	Recording of Security Instrument, etc.	176

Section 15.3.	Further Acts, etc.	177

Section 15.4.	Changes in Tax, Debt, Credit and Documentary Stamp Laws	177

ARTICLE 16	WAIVERS	178

ARTICLE 17	MISCELLANEOUS	180

-vi-

(continued)

ARTICLE 18	ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS	195

-vii-

SCHEDULES AND EXHIBITS

Schedule I – Intentionally Omitted

Schedule II – Property

Schedule III – Organizational Chart

Schedule IV – Ground Leases

Schedule V – Allocated Loan Amounts

Schedule VI – Previously-Owned Property

Schedule VII – PILOT Leases and PILOT Documents

Schedule VIII – Intentionally Omitted

Schedule IX – Intentionally Omitted

Schedule X – Unfunded Obligations

Schedule XI – Ground Lease Exceptions

Schedule XII – PILOT Lease and PILOT Document Exceptions

Schedule XIII – Leases and Rent Roll Exceptions

Schedule XIV – Purchase Options

Schedule XV – Representation Exceptions

Schedule XVI – Condominium Documents Exceptions

Schedule XVII – Hawaii Easement Maps

Exhibit A – Borrower

Exhibit B – Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit C – U.S. Tax Compliance Certificate

-viii-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 25, 2022 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among CITIBANK, N.A., a national baking association, having an address at 388-390 Greenwich Street, Trading Floor 4, New York, New York 10013 (together with its successors and assigns, “Citi”), UBS AG STAMFORD BRANCH, a federal branch having an address at 600 Washington Blvd, Stamford, Connecticut 06901 (together with its successors and assigns, “UBS AG”), BANK OF AMERICA, N.A., a national banking association, having an address at 620 South Tryon Street, Mail Code: NC1-030-21-01, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “BANA”), BANK OF MONTREAL, a national banking association, having an address at 111 West Monroe Street, Chicago, Illinois 60603 (together with its successors and assigns, “BMO”) and MORGAN STANLEY BANK, N.A., a national banking association, having an address at 1585 Broadway, New York, New York 10036 (together with its successors and assigns, “MS”; MS together with Citi, UBS AG, BANA and BMO and each of their respective successors and/or assigns, collectively, “Initial Lender”; and together with the lenders from time to time party hereto and their respective successors and assigns, collectively with the Initial Lender, “Lender”), THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO AS BORROWER, each having its principal place of business at c/o The RMR Group, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634 (each an “Individual Borrower” and collectively and/or individually as the context may require, “Borrower”) with respect to those certain Properties set forth on Schedule II attached hereto and CITIBANK, N.A., as administrative agent for Lender (together with its successors and assigns in such capacity, “Administrative Agent”).

RECITALS:

Borrower desires to obtain a mortgage loan in the original principal amount of $1,125,981,791 (the “Loan”) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below), including execution and delivery to the applicable Lender of (i) that certain Promissory Note A-1 of even date herewith in the principal amount of $502,640,917.56, made by Borrower in favor of Citi (“Note A-1”), (ii) that certain Promissory Note A-2 of even date herewith in the principal amount of $375,327,259.91, made by Borrower in favor of UBS AG (“Note A-2”), (iii) that certain Promissory Note A-3 of even date herewith in the principal amount of $82,671,204.51, made by Borrower in favor of BANA (“Note A-3”), (iv) that certain Promissory Note A-4 of even date herewith in the principal amount of $82,671,204.51, made by Borrower in favor of BMO (“Note A-4”) and (v) that certain Promissory Note A-5 of even date herewith in the principal amount of $82,671,204.51, made by Borrower in favor of MS (“Note A-5” and together with Note A-1, Note A-2, Note A-3 and Note A-4, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Note”).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.     Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“91-165 Hanua Street By-Laws” shall mean the laws By-Laws of the Association of Unit Owners of 91-265 Hanua Street, dated as of June 20, 2016.

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect from time to time in the state of New York) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Mezzanine Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Replacement Reserve Account, the Unfunded Obligations Reserve Account, the Leasing Reserve Account, the Operating Expense Account, the Low Cash Flow Period Threshold Collateral Account and any other account established by this Agreement or the other Loan Documents.

“AC Laws” shall have the meaning set forth in Section 3.30 hereof.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Additional Interest” shall have the meaning set forth in Section 2.7(a)(i) hereof.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereto.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or, with respect to any natural Person, is a member of the Family Group of such Person.

“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, Mezzanine Borrower, Guarantor, Sponsor, any SPE Component Entity, any Mezzanine SPE Component Entity or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Underwritten Net Operating Income) taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Security Instruments or the other Loan Documents, in each case, taken as a whole or (d) the ability of Borrowers, as a whole, to repay the principal and interest of the Loan as it becomes due or to satisfy any of the Borrowers’, as a whole, other material obligations under the Loan Documents.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, (a) in the aggregate at any given time, an amount equal to five percent (5%) of the amount of the Loan or (b) with respect to each Individual Property, an amount equal to the greater of (i) $750,000 and (ii) five percent (5%) of the Allocated Loan Amount of such Individual Property.

“Alternate Rate” shall mean with respect to each Interest Accrual Period the per annum rate of interest of the applicable Benchmark Replacement determined by Administrative Agent for such Interest Accrual Period plus the Spread.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.

“AML Laws” shall have the meaning set forth in Section 3.30 hereof.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Administrative Agent.

“Approved Alterations” shall have the meaning set forth in Section 4.21(a) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12(a)(iv) hereof.

“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Administrative Agent or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Administrative Agent shall have received a Rating Agency Confirmation.

“Approved Extraordinary Expense” shall mean an Operating Expense of the applicable Individual Property not set forth on the Approved Annual Budget but approved by Administrative Agent in writing (which such approval shall not be unreasonably withheld or delayed)) and approved by Mezzanine Lender in accordance with the Mezzanine Loan Documents (to the extent such approval is required under the Mezzanine Loan Documents).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Administrative Agent and the Rating Agencies.

“Approved Operating Expense” shall mean an Operating Expense of the applicable Individual Property set forth on the Approved Annual Budget.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BANA” shall have the meaning set forth in the introductory paragraph hereto.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (other than at the request or with the consent of Administrative Agent); (ii) Borrower or any SPE Component Entity shall make a general assignment for the benefit of its creditors (except to Administrative Agent in connection with the Loan or at the request or with the consent of Administrative Agent); (iii) any Borrower Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s or any SPE Component Entity’s assets; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in (i.e., failing to object to such filing to the extent Borrower or such SPE Component Entity has standing and a good faith basis to object) or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Borrower Party (or Affiliate thereof) consents to or acquiesces in (i.e., failing to object to such filing to the extent such Borrower Party (or Affiliate thereof) has standing and a good faith basis to object) or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property (other than at the request or with the consent of Administrative Agent); (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors (except to Administrative Agent in connection with the Loan or at the request or with the consent of Administrative Agent), or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due if such admission in writing was made in bad faith with the intent of facilitating an involuntary bankruptcy proceeding of Borrower or any SPE Component Entity; (vii) any Borrower Party (or Affiliate thereof) contesting or opposing any motion made by Administrative Agent to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; (viii) any Borrower Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in (i.e., failing to object to such filing to the extent such Borrower Party (or Affiliate thereof) has standing and a good faith basis to object) any of the acts set forth in items (i) through (viii) above; and (ix) in the event Administrative Agent receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution, except, in each case, pursuant to a plan of reorganization as accepted by the class of claims that includes the claims of Administrative Agent and any Lender or as otherwise consented to by the Administrative Agent.

“Benchmark” shall mean, (i) initially, the Term SOFR Reference Rate; and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate balance sheet loans at such time and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement for any Interest Accrual Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate balance sheet loans at such time.

“Benchmark Replacement Condition” shall mean either (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Administrative Agent) obtained at Borrower’s costs and expense or (ii) formal guidance issued by the IRS that such conversion to the Benchmark will comply with the REMIC Requirements.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Notwithstanding the foregoing, if the Loan is included in a REMIC Trust, in no event shall the Benchmark Replacement Date occur prior to satisfaction of the Benchmark Replacement Condition or waiver thereof by Administrative Agent.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(3)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” shall mean unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Section 2.5(b)(v)(A) (rather than pursuant to Section 2.5(b)(iii)), each (if any) Interest Accrual Period for which Administrative Agent determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) that it is unlawful to use the then-current Benchmark to determine the applicable Interest Rate for any Interest Accrual Period.

“Benefit Amount” shall have the meaning set forth in Section 17.19(d) hereof.

“BMO” shall have the meaning set forth in the introductory paragraph hereto.

“Board” means each board of directors, if any, under any of the Condominium Documents, together with any other Person or committee appointed to perform duties and services on behalf of the Condominium or its board of directors.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower Interest Rate Cap Party” shall mean the Representative Borrower or any other Individual Borrower selected by Borrower and party to any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as may be in effect from time to time, in accordance with the terms hereof.

“Borrower Obligation” shall have the meaning set forth in Section 11.7 hereof.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Mezzanine Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, any Affiliated Manager and Guarantor.

“Borrower’s Certification” shall mean that certain Borrower’s Certification, dated as of the Closing Date, by Borrower in favor of Lender.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(viii) hereof.

“Broker” shall have the meaning set forth in Section 17.17 hereof.

“Business Day” shall mean any day on which national banks are open for general business in the State of New York.

“Cash Management Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Cash Management Agent” shall mean Servicer or any Replacement Cash Management Agent.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4(b)(iii) hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 7.4(e) hereof.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith with respect to, such Independent Director’s duties under this Agreement, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability, incapacity, unavailability or other cause or (iv) that such Independent Director no longer meets the definition of Independent Director.

“Citi” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and between Borrower, Administrative Agent, Mezzanine Borrower and Mezzanine Lender, and acknowledged and agreed to by Affiliated Manager, as the same may be subsequently joined to or assumed by Cash Management Agent.

“Closing Date Debt Yield” shall mean 6.20%.

“Closing Date LTV Ratio” shall mean 77.43%.

“Collateral Assignment of Bond and Bond Documents” shall mean, individually and/or collectively, as the context requires, those certain Collateral Assignments of Bond and Bond Documents, each dated as of the date hereof, executed by the applicable Borrower, as assignor and debtor, in favor of Lender, as assignee and secured party, together with each Bond Custody Agreement, each dated as of the date hereof, executed by the applicable trustee under the PILOT Documents in favor of Lender, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower Interest Rate Cap Party in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Common Expenses” means, individually and collectively, as the context may require, all common charges and assessments pursuant to the terms of the Condominium Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Conditional Resignation” means conditional resignations of the members of the applicable Board, each dated as of the Closing Date.

“Condominium” shall mean each condominium established pursuant to the Condominium Documents.

“Condominium (HI)” shall mean, collectively, (i) the condominium regime established at the property located at 91-222 Olai Street, Kapolei, Hawaii and commonly known as 91-222 Olai Street, (ii) the condominium regime established at the property located at 91-174 Olai Street, Kapolei, Hawaii and commonly known as 91-174 Olai Street, (iii) the condominium regime established at the property located at 91-259 Olai Street, Kapolei, Hawaii and commonly known as 91-259 Olai Street and (iv) the condominium regime established at the property located at 91-265 Hanua Street, Kapolei, Hawaii and commonly known as 91-265 Hanua Street, and, in each case, established pursuant to the applicable Condominium Documents.

“Condominium Act” shall mean the “Condominium Property Act” codified in Chapter 514B of the Hawaii Revised Statutes, as amended.

“Condominium Declaration” shall mean, individually and/or collectively, as the context may require, that certain (i) Declaration of Condominium Property Regime of 91-259 Olai Street, dated as of September 3, 2015 and recorded at the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-9390278, as amended by First Amendment to Declaration of Condominium Property Regime of 91-259 Olai Street, dated as of September 23, 2015 and recorded at the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. Document No. T-9402336, (ii) Declaration of Condominium Property Regime of 91-222 Olai Street, dated as of May 29, 2012 and recorded at the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-8191323, (iii) Declaration of Condominium Property Regime of 91-174 Olai Street, dated as of August 23, 2013 and recorded with the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-8641366, (iv) Declaration of Condominium Property Regime of 91-265 Hanua Street, dated as of June 20, 2016 and recorded with the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-9671347 and (v) Declaration of Covenants, Conditions and Restrictions, dated as of October 3, 2005 and recorded in the Kalamazoo County Records as Instrument No. 2005-054510, affected by Master Deed, dated as of February 24, 2006 and recorded in the Kalamazoo County Records as Instrument No. 2006-008042, as amended by First Amendment to Master Deed, dated as of May 24, 2010 and recorded in the Kalamazoo County Records as Instrument No. 2010-017051, as further amended by Second Amendment to Master Deed, dated as of August 16, 2012 and recorded in the Kalamazoo County Records as Instrument No. 2012-032830, as further amended by Third Amendment to Master Deed, dated as of February 26, 2014 and recorded in the Kalamazoo County Records as Instrument No. 2014-008126 and as further amended by Fourth Amendment to Master Deed, effective as of July 16, 2021 and recorded in the Kalamazoo County Records as Instrument No. 2021-031241.

“Condominium Documents” shall mean, individually and/or collectively, as the context may require, the Condominium Declaration, the tax lot drawings, the by-laws, any no-action letter, board minutes and resolutions and the building rules and regulations, together with all schedules, exhibits, floor plans and other documents either attached thereto or entered into in connection therewith related to the creation of a valid condominium under the Condominium Act.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Interest Accrual Period,” “Monthly Payment Date,” and “U.S. Government Securities Business Day,” “Determination Date,” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative or operational matters) that Administrative Agent determines may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, right to appoint a majority of the board, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating and otherwise be reasonably acceptable to Administrative Agent. Notwithstanding anything to the contrary, each of U.S. Bank and SMBC Capital Markets, Inc. shall qualify as a Counterparty subject to providing in each case, if necessary, a guaranty reasonably satisfactory to Administrative Agent from an affiliate satisfying the Minimum Counterparty Rating.

“Covered Disclosure Information” shall have the meaning set forth in Section 11.2(b).

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than thirty-five (35) investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon, the Exit Fee, the Duration Fee and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Administrative Agent and Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder (including, as and to the extent applicable, interest accruing at the Default Rate).

“Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which: (i) the numerator is the Underwritten Net Operating Income; and (ii) the denominator is the then outstanding principal balance of the Loan and the Mezzanine Loan combined.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Administrative Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (which may be via email) (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT”; (iii) Administrative Agent shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (which may be via email) (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information (to the extent not provided with the Initial Notice) and (B) marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT”; and (v) Administrative Agent shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Administrative Agent requesting reasonably required additional and/or clarified information (to the extent not included in the Approval Information previously provided by Borrower), in addition to approving or denying any request (in whole or in part), shall be deemed a response by Administrative Agent for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) three percent (3%) above the Interest Rate applicable to the Note.

“Default Release” shall have the meaning set forth in Section 2.10(c) hereof.

“Defaulting Lender” means any Lender that (a) has failed to pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, or (b) has, or has a direct or indirect parent company that has, or an entity that controls such Lender has, (i) been deemed insolvent or become the subject of a bankruptcy, insolvency or other similar proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action.

“Determination Date” shall mean, with respect to any Interest Accrual Period, (x) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Date for such Interest Accrual Period, (y) if the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) is replaced with the Prime Rate pursuant to Section 2.5(b)(iii) hereof, the date that is two (2) Business Days prior to the commencement date of such Interest Accrual Period and (z) if the Loan is an Alternate Rate Loan, the date and time determined by Administrative Agent in accordance with the Conforming Changes.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum, term sheet or other offering document, in each case, in connection with a Securitization.

“Division” shall have the meaning set forth in Section 5.1(a)(iii) hereof.

“Duration Fee” shall have the meaning set forth in Section 2.11 hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) in the case of accounts in which funds are held for thirty (30) days or less, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” (or its equivalent) from each of the Rating Agencies and (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Erroneous Payment” shall have the meaning set forth in Section 17.24 hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1(c) hereof.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to Administrative Agent and/or Lender, or required to be withheld or deducted from a payment to Administrative Agent and/or Lender: (i) any withholding taxes imposed under FATCA, (ii) any U.S. federal withholding tax imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (1) Lender acquires such interest in the Loan, or (2) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5(b), amounts with respect to such taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (iii) income, branch profits, and franchise taxes, in each case, (A) imposed as a result of such Lender being organized under the laws of, or having its principal use or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) (B) that are Other Connection Taxes, and (iv) taxes attributable to such recipient’s failure to comply with Section 2.5(b)(x).

“Exculpated Parties” shall have the meaning set forth in Section 13.1(a) hereof.

“Exit Fee” means an amount equal to one-half of one percent (0.50%) of the amount of the Loan that is being repaid or prepaid unless an Exit Fee is expressly not payable in connection with such repayment or prepayment in accordance with the terms of this Agreement.

“Extraordinary Expense” shall have the meaning set forth in Section 4.12(a)(iv) hereof.

“Family Group” shall mean, as to any natural Person, the spouse, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of any of the foregoing Persons.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code (as may be amended or replaced from time to time), and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Governmental Authority in connection therewith, including intergovernmental agreements entered into thereunder.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Citibank, N.A. on the applicable day, as determined by Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Acquisition” shall have the meaning set forth in Section 4.23(b) hereof.

“FIRRMA” shall mean, collectively, (i) the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, the Foreign Investment Risk Review Modernization Act and any of the foregoing implemented by and/or otherwise relating to the Committee on Foreign Investment in the United States) and (ii) as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“FIRRMA Documents” means any notice, correspondence, document, agreement, declaration, or other communication relating to or arising in connection with FIRRMA; provided, however, that if the communication is oral, “FIRRMA Document” shall mean a written summary thereof prepared by Borrower.

“FIRRMA Prohibited Filing Event” shall mean an event which shall be deemed to have occurred if (i) any mandatory filing or declaration relating to FIRRMA is required and/or (ii) any Governmental Authority requires (or recommends to the President of the United States) forfeiture, divestiture or abandonment of all or any portion of the Property and/or imposes any material mitigation measures on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“FIRRMA Prohibited Transfer” shall mean any Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) or any Sale or Pledge of an interest in any Restricted Party, in each case, which (i) triggers a mandatory filing or declaration requirement with respect to FIRRMA, (ii) makes advisable a voluntary filing or declaration with respect to FIRRMA or (iii) increases the likelihood of (A) forfeiture, divestiture or abandonment of all or any portion of the Property relating to FIRRMA or (B) any mitigation measures being imposed by any Governmental Authority on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“First Monthly Payment Date” shall mean April 8, 2022.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Foreign Taxes” shall have the meaning set forth in Section 2.5(b)(vi) hereof.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Funding Borrower” shall have the meaning set forth in Section 17.19(c) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall have the meaning set forth in the definition of Underwritten Net Operating Income herein.

“Ground Lease” shall mean each of the ground leases and each of the Ground Lease Estoppels described on Schedule IV hereto.

“Ground Lease Estoppel” shall mean those certain estoppels executed in favor of Administrative Agent and Lender in connection with the Loan described on Schedule IV hereto.

“Ground Leased Property” shall mean those certain Individual Properties demised by each of the Ground Leases.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 8.9(a) hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 8.9(a) hereof.

“Ground Lessor” shall mean each lessor under a Ground Lease, as described on Schedule IV hereto.

“Guarantor” shall mean Industrial Logistics Properties Trust, a Maryland real estate investment trust.

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof.

“Hawaii Bifurcated Loan” shall have the meaning set forth in Section 6.7 hereof.

“Hawaii Easement Documents” shall mean, collectively, (i) that certain Indenture, dated as of July 6, 2018 made by and between Borrower and Par Hawaii Refining, LLC, as amended by that certain First Amendment to Lease dated as of September 25, 2019 made by and between Borrower and Par Hawaii Refining, LLC, (ii) that certain Lease, dated as of December 22, 2009 made by and between Borrower and Aloha Petroleum LLC (as successor-in-interest to Aloha Petroleum, LTD) and (iii) that certain Easement Agreement dated as of August 23, 1990 and effective as of August 20, 1990 made by and between Borrower (as successor-in-interest to The Trustees Under the Will and of the Estate of James Campbell, Deceased) and AES Barbers Point, a Delaware corporation, that certain Amendment, Restatement and Extension of Lease dated as of March 28, 1990 made by and between Borrower and AES Hawaii, LLC (as successor by merger to AES Hawaii, Inc.), as amended by that certain Amendment and Partial Surrender of Lease dated as of October 23, 1990 made by and between Borrower and AES Hawaii, LLC, as further amended by that certain Fifth Amendment to Lease dated as of March 21, 2012 made by and between Borrower and AES Hawaii, LLC, as further amended by that certain Sixth Amendment to Lease dated as of October 27, 2015 made by and between Borrower and AES Hawaii, LLC, as further amended by that certain Seventh Amendment to Lease dated as of May 6, 2016 made by and between Borrower and AES Hawaii, LLC and as further amended by that certain Eighth Amendment to Lease dated as of April 13, 2020 made by and between Borrower and AES Hawaii, LLC.

“Hawaii Easement Grant Documents” shall have the meaning set forth in Section 3.37(b) hereof.

“Hawaii Easement Maps” shall mean the easement maps attached hereto as Schedule XVII.

“Hawaii Easement Properties” shall mean the applicable highlighted portions as shown on each of the Hawaii Easement Maps.

“Hawaii Individual Property” shall mean the Individual Property located at 91-086 Kaomi Loop, Honolulu, Hawaii.

“Hawaii Individual Property Loan” shall have the meaning set forth in Section 6.7 hereof.

“Hawaii Loan Bifurcation” shall have the meaning set forth in Section 6.7 hereof.

“Hawaii Primary Property Loan” shall have the meaning set forth in Section 6.7 hereof.

“Hawaii Special Purpose Entity Transfer” shall have the meaning set forth in Section 6.4 hereof.

“Immediate Repairs” shall mean the repairs at the Property as set forth in the Borrower’s Certification.

“Improvements” shall mean, individually and/or collectively, as the context requires, the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person (without duplication), (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests) excluding, in the case of this subsection (iii), amounts due under routine contracts relating to the operation or leasing of the Property (including, without limitation, tenant improvement allowances) in accordance with the Loan Documents, (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

“Indemnifiable Amounts” shall have the meaning set forth in Section 18.8 hereof.

“Indemnified Parties” shall mean (a) Administrative Agent and each Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and permitted assigns of any and all of the foregoing (including, without limitation, any successors by merger, Division, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan, provided, however, in no event shall the foregoing be deemed to include any Person (other than Administrative Agent, Lender or any Affiliate of Lender or Administrative Agent) that acquires the Property or any portion thereof (i) at a foreclosure sale or pursuant to a deed in lieu thereof or any similar transaction under applicable Legal Requirements or (ii) following an event described in foregoing clause (i), from Lender, Administrative Agent or an Affiliate of Lender or Administrative Agent.

“Indemnified Taxes” means Foreign Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the business, profits, operations or financial condition of the applicable Borrower, (c) the enforceability, validity, perfection or priority of the lien of the applicable Security Instrument or the other Loan Documents, or (d) the ability of the applicable Individual Borrower to satisfy any of the material obligations under the Loan Documents applicable to such Individual Borrower.

“Individual Property” shall mean each parcel of real property listed on Schedule II, the Hawaii Easement Properties, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to a PILOT Lease or a PILOT Document or pursuant to a Ground Lease) and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring thirty (30) days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 17.21 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month. No Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Administrative Agent between Borrower Interest Rate Cap Party and Counterparty, any Replacement Interest Rate Cap Agreement or any Substitute Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8 hereof.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date), the interest which would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Accrual Period during which such repayment or prepayment occurs.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“Irrevocable Proxy” shall mean an irrevocable proxy with respect to the applicable Board, in each case, dated as of the Closing Date.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.

“Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” shall have the meaning set forth in the Security Instrument; provided that in no event shall any Ground Lease, PILOT Document or PILOT Lease constitute a Lease.

“Leasing Reserve Account” shall have the meaning set forth in Section 8.3(a) hereof.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.3(a) hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.3(a) hereof.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities applicable to Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force applicable to Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Letter of Credit” shall mean an irrevocable, auto-renewing (if applicable), unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Administrative Agent and entitling Administrative Agent to draw thereon in New York, New York, based solely on a statement that Administrative Agent has the right to draw thereon executed by an officer or authorized signatory of Administrative Agent. A Letter of Credit must be issued by an Approved Bank.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall have the meaning set forth in the recitals hereto.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1(b) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Cash Management Agreement, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Collateral Assignment of Bond and Bond Documents, the Restricted Account Agreement, the Guaranty, the Borrower’s Certification and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Losses” shall mean any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs and attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Low Cash Flow Period Threshold Collateral” shall have the meaning set forth in Section 9.9(a) hereof.

“Low Cash Flow Period Threshold Collateral Account” shall have the meaning set forth in Section 9.9(b) hereof.

“Low Cash Flow Period Threshold Letter of Credit” shall have the meaning set forth in Section 9.9(a) hereof.

“LTV Ratio” shall mean, as of any date of determination, the ratio of (a) (i) the outstanding principal balance of the Loan, plus (ii) the outstanding principal balance of the Mezzanine Loan to (b) the aggregate value of the Properties as determined pursuant to appraisals ordered by Lender or Administrative Agent in connection with the closing of the Loan and Mezzanine Loan.

“Major Lease” shall mean, with respect to any Individual Property, any Lease which (i) demises an aggregate square footage of five hundred thousand (500,000) square feet or more at the applicable Individual Property or (ii) is entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an affiliate of any other Tenant under a Lease at such Individual Property if, pursuant to such Leases, such Tenant (or such Tenant and its affiliate(s)) leases an aggregate square footage of five hundred thousand (500,000) square feet or more at the applicable Individual Property, or (iii) any Lease which is with an Affiliate of Borrower or of a Guarantor, as Tenant, or (iv) obligates Borrower, as landlord thereunder, to make any tenant allowances in excess of, or to perform any work or alterations the cost of which is reasonably anticipated to exceed, the Alteration Threshold with respect to the applicable Individual Property (provided that such Lease shall be deemed not to be a Major Lease to the extent Borrower deposits the amount by which such tenant allowances or costs exceed the Alteration Threshold into the Unfunded Obligations Reserve Account to be disbursed in accordance with Section 8.10 hereof). Notwithstanding the foregoing, in no event shall any Ground Lease, PILOT Document or PILOT Lease constitute a Major Lease.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to each Individual Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean The RMR Group LLC, a Maryland limited liability company, or such other entity selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.7(b)(i) hereof.

“Material Action” shall mean with respect to any Person, any action to consolidate, divide or otherwise engage in or permit any Division, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property (except in connection with Administrative Agent’s election to seek the appointment of a receiver, liquidator or any similar official or with the prior written consent of Administrative Agent), or make any assignment for the benefit of creditors of such Person (except to Administrative Agent in connection with the Loan or at the request or with the consent of Administrative Agent), or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Agreements” shall mean any contract or other arrangement, whether written or oral, to which Borrower is a party or is bound (including recorded encumbrances upon the Property), as to which (a)  the counterparty is an Affiliate of Borrower, or (b) there is an obligation of Borrower to pay more than $500,000 per annum (unless cancelable on thirty (30) days’ or less notice without requiring the payment of termination fees or payments of any kind (for the avoidance of doubt, payments owed to a counterparty for performance through the date of termination are not “termination fees or payments of any kind”)); provided that the Leases, the Loan Documents, the Mezzanine Loan Documents, the Ground Lease, the PILOT Leases and the PILOT Documents, the REAs, contracts entered into in connection with Approved Alterations, contracts with one-time payments entered into in connection with Replacements, Unfunded Obligations and other tenant improvements and leasing commissions, contracts entered into with respect to Immediate Repairs, loan documents entered into in connection with a New Mezzanine Loan, and insurance policies required by this Agreement shall not be Material Agreements (provided, that such exclusion shall not be deemed to be a waiver of any of Administrative Agent’s rights with respect to any such documents that are otherwise set forth in the Loan Documents).

“Maturity Date” shall mean the Stated Maturity Date or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall mean ILPT Brook Mezz 1 LLC, ILPT Brook Mezz 2 LLC and ILPT Brook Mezz 3 LLC, each a Delaware limited liability company.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments due under the Mezzanine Loan Agreement, the Mezzanine Note and the other Mezzanine Loan Documents.

“Mezzanine Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Mezzanine Lender” shall mean BREF VI Holdings LLC, a Delaware limited liability company, together with its successors and assigns.

“Mezzanine Loan” shall mean that certain loan made as of the date hereof by Mezzanine Lender to Mezzanine Borrower in the original principal amount of $259,176,541 and evidenced by the Mezzanine Note.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

“Mezzanine Note” shall mean the “Note” as defined in the Mezzanine Loan Agreement.

“Mezzanine SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine Loan Agreement.

“Mezzanine Trigger Period” shall mean the period commencing on the date that Lender has received written notice from Mezzanine Lender that a Mezzanine Loan Event of Default exists and terminating on the date that Lender has received written notice from Mezzanine Lender that a Mezzanine Loan Event of Default no longer exists.

“Minimum Counterparty Rating” shall mean (i) a long term unsecured rating of at least A3 by Moody’s and (ii) a long-term unsecured rating of at least A- by S&P, which in all cases such rating shall not include a “t” or otherwise reflect a termination risk.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Minimum Loan Amount” shall have the meaning set forth in the definition of Release Amount herein.

“Monthly Debt Service Payment Amount” shall mean for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue on the Note, in each case, during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MS” shall have the meaning set forth in the introductory paragraph hereto.

“Net Liquidation Proceeds After Debt Service” shall have the meaning ascribed to such term in the Mezzanine Loan Agreement.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4(b) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 7.4(d) hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by such Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice (to be provided upon written request by Administrative Agent).

“Net Worth” shall mean, as of any date of determination, an amount equal to the aggregate of:

(a)            the total assets of the applicable entity (exclusive of the Properties) whose Net Worth is being calculated (including (x) Uncalled Capital Commitments (less the outstanding principal balance of any subscription line or other credit line that is secured directly or indirectly by all or a portion of such Uncalled Capital Commitments) and (y) any cash deposits made by such entity held by a seller of a property pursuant to a purchase and sale agreement with respect to such property until and unless such deposit is (i) forfeited or (ii) applied toward the applicable purchase price under such purchase and sale agreement and otherwise determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Administrative Agent), minus

(b)            the total liabilities of such entity (including under any of the Guaranties but excluding the Debt related to the Properties) determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Administrative Agent).

As used in this definition of “Net Worth,” “Uncalled Capital Commitments” shall mean the amount of any available uncalled capital commitments of the applicable entity that are payable in cash, are required to be contributed to such entity and that are callable on a current basis from any direct or indirect investor (whether foreign or domestic) that (i) is not subject to a proceeding under the Bankruptcy Code and (ii) is not in default under a material provision of their respective subscription agreements, limited partnership agreement of such entity or any other agreement related to the making of such capital contributions.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by Locke Lord LLP or another outside counsel reasonably acceptable to Administrative Agent and the Rating Agencies and otherwise in substantially the same form and substance as the Non-Consolidation Opinion or otherwise in form and substance reasonably acceptable to Administrative Agent and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consenting Lender” shall have the meaning set forth in Section 18.12 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Administrative Agent by Locke Lord LLP in connection with the closing of the Loan.

“Note” shall have the meaning set forth in the recitals hereto.

“Note A-1” shall have the meaning set forth in the recitals hereto.

“Note A-2” shall have the meaning set forth in the recitals hereto.

“Note A-3” shall have the meaning set forth in the recitals hereto.

“Note A-4” shall have the meaning set forth in the recitals hereto.

“Note A-5” shall have the meaning set forth in the recitals hereto.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Administrative Agent by Borrower which is signed by Responsible Officer of Borrower.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis by Borrower (as opposed to a Tenant under a Lease), including without limitation, (and without duplication) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, any amounts payable to a person other than Borrower or an Affiliate thereof under the PILOT Leases, PILOT Documents, Ground Rent payable under the Ground Leases, management fees, operational equipment or other lease payments as approved by Administrative Agent, but specifically excluding (i) depreciation, (ii) Debt Service and Mezzanine Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to Administrative Agent and/or Lender, as applicable, taxes imposed as a result of a present or former connection between Lender and/or Administrative Agent and the jurisdiction imposing such tax (other than connections arising from Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE Loans”. For avoidance of doubt, PACE Debt is not permitted Debt and liens securing PACE Debt are not Permitted Encumbrances.

“Parking Expansion Additional Property” shall have the meaning set forth in Section 4.27 hereof.

“Parking Expansion Costs” shall have the meaning set forth in Section 3.34 hereof.

“Parking Expansion Project” shall have the meaning set forth in Section 3.34 hereof.

“Participant Register” shall have the meaning set forth in Section 11.7 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Payment Instructions” have the meaning set forth in Section 4.23 hereof.

“Payment Recipient” shall have the meaning set forth in Section 17.24 hereof.

“Payor Party” shall have the meaning set forth in Section 17.24 hereof.

“Periodic Term SOFR Determination Date” shall have the meaning set forth in the definition of “Term SOFR.”

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of each Individual Property and the conduct of Borrower’s or Tenant’s business, as applicable (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) liens, if any, for taxes imposed by any Governmental Authority not yet due or delinquent and (d) existing Leases and new Leases entered into in accordance with this Agreement, (e) any Permitted Equipment Leases, (f) each Ground Lease, REA, PILOT Lease and PILOT Document, (g) the Condominium Documents, (h) the lien and security interests created by the Mezzanine Loan Agreement, the other Mezzanine Loan Documents and any loan documents entered into with respect to a New Mezzanine Loan and (i) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.

“Permitted Equity Transfer” shall have the meaning set forth in Section 6.3 hereof.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)            the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:

(i)            U.S Treasury obligations (all direct or fully guaranteed obligations);

(ii)            U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);

(iii)           Federal Housing Administration debentures;

(iv)           Government National Mortgage Association (GNMA) guaranteed mortgage-bank securities or participation certificates;

(v)            RefCorp debt obligations; and

(vi)           SBA-guaranteed participation certificates and guaranteed pool certificates;

(b)            federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(c)            deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d)            commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”; and

(e)            such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the IRS Code); (iv) shall only include assets that are described as qualifying assets under Section 856(c)(4)(A) of the IRS Code and (v) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) intentionally omitted, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any transfer of any direct or indirect interest in an Affiliated Manager if such transfer does not otherwise result in a transfer of an interest in Borrower that is not permitted hereunder, (d) intentionally omitted, (e) any Lease of space in any of the Improvements to Tenants in accordance with (or that is not restricted by) the provisions of Section 4.14, (f) Permitted Encumbrances, (g) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release in accordance with Section 2.7(b), Section 2.10 or Section 7.4, (h) the acquisition by Borrower of fee title to any PILOT Property in accordance with the terms and conditions of the applicable PILOT Lease and this Agreement, (i) (1) any issuance of “accommodation shares” by (or any transfer of “accommodation shares” in) any direct or indirect owner of Mezzanine Borrower that has elected (or intends to elect) to be treated as a REIT (for purposes of this provision, “accommodation shares” shall mean up to $50,000 in preferred shares issued by such Person to enable such Person to satisfy the 100 shareholder requirement under Section 856(a) of the IRS Code (or such greater amount as hereinafter may be required under Section 856 of the IRS Code)), or (2) the redemption of such “accommodation shares” by the Person who issued said shares, or their successor in interest, and (j) a Fee Acquisition in accordance with the terms and conditions of the applicable Ground Lease and this Agreement.

“Person” shall mean any individual, corporation (including a business trust), partnership, joint venture, joint stock company, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” of the Borrower (but not any Tenant) as defined in each applicable Security Instrument.

“PILOT Bonds” shall mean, individually and/or collectively, any taxable revenue bond or similar bond issued by a PILOT Lessor in favor of any Individual Borrower in connection with the PILOT Lease or other PILOT Document.

“PILOT Documents” shall mean, individually and/or collectively, any documents executed (other than a PILOT Lease and including any PILOT Bonds) in connection with any PILOT Lease and any other documents granting an abatement or benefit with respect to Taxes in favor of an Individual Borrower, an Individual Property (or any portion thereof) or the Tenant under a Lease with respect to such Individual Property, in each case, described on Schedule VII hereto.

“PILOT Lease” shall mean each of the PILOT leases described on Schedule VII hereto pursuant to which the applicable Individual Borrower owns a leasehold interest in its Individual Property (or any portion thereof).

“PILOT Lessor” shall mean each lessor under a PILOT Lease, as described on Schedule VII hereto.

“PILOT Property” or “PILOT Properties” shall mean those certain Individual Properties demised by each of the PILOT Leases or subject to a PILOT Document as set forth on Schedule VII hereto.

“PLL Policy” shall have the meaning specified in Section 7.1 hereof.

“PML” shall have the meaning specified in Section 7.1 hereof.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Portfolio Earthquake PML” shall have the meaning specified in Section 7.1 hereof.

“Post-Foreclosure Plan” shall have the meaning set forth in Section 18.4 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Previously-Owned Property” shall mean the property set forth on Schedule VI hereto.

“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Administrative Agent shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Administrative Agent shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Rate be deemed to be less than zero.

“Prohibited Entity” shall mean any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or the Property through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Prohibited Person” shall mean any Person if, at the time as of which a determination is required under the terms of this Agreement:

(a)            such Person is a Prohibited Entity;

(b)            such Person has the benefit of sovereign immunity (unless such Person has waived such sovereign immunity in writing);

(c)            such Person, or any Person that Controls such Person, is, or has been within the last seven (7) years, a party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors;

(d)            such Person, or any Person that Controls such Person or is Controlled by such Person, has ever been convicted of, or pleaded guilty to, a felony relating to financial crimes involving dishonesty, fraud or moral turpitude or has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud creditors;

(e)            such Person (or any Affiliate thereof) is listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(f)            such Person (or any Affiliate thereof) is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(g)            such Person (or any Affiliate thereof) is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(h)            such Person (or any Affiliate thereof) commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(i)            such Person (or any Affiliate thereof) is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Property Document” shall mean, individually or collectively (as the context may require), the REAs and any other material agreements affecting any Individual Property or portion thereof and set forth in the Borrower’s Certification.

“Property Document Event” shall mean any event which (a) would, directly or indirectly, reasonably be expected to have an Individual Material Adverse Effect on any Individual Property, the Tenant’s obligations under its Lease or the Borrower’s liability with respect to such Individual Property and (b) is the result of any act or omission (where there was an affirmative obligation to act) of Borrower with respect to the applicable Property Document.

“Pro Rata Loan Percentage” means, with respect to Lenders collectively, the ratio, expressed as a percentage of (a) the sum of the unpaid principal amount of the Loan as of such date to (b) the sum of the aggregate unpaid principal amount of the Loan and the Mezzanine Loan in the aggregate as of such date.

“Pro Rata Share” means, as to any co-Lender, the ratio, expressed as a percentage of (a) the sum of the unpaid principal amount of the Loan owing to such co-Lender as of such date to (b) the sum of the aggregate unpaid principal amount of the Loan as of such date.

“Protective Advance” shall mean all sums expended by Administrative Agent, that are determined by Administrative Agent to be necessary or appropriate to expend, after Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Properties and the instruments evidencing the Debt; (b) to prevent the value of any Property from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Property to lose value); or (c) to protect any of the Properties from being materially damaged, impaired, mismanaged or taken, including any amounts expended in connection therewith in accordance with Section 18.3.

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan and related to the Property, the Mezzanine Loan, such Borrower Party and/or any related matter or Person.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Administrative Agent and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Administrative Agent or (B) if the Administrative Agent discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Publicly Traded Shares” means securities that are listed and traded on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Singapore Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX).

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Administrative Agent in form and substance, provided, with respect to this subclause (ii), Administrative Agent, at its option, after a rated Securitization, may require that Borrower obtain a Rating Agency Confirmation in respect of such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Administrative Agent in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Administrative Agent), in each case, executed and delivered to Administrative Agent by Borrower and such Qualified Manager at Borrower’s expense.

“Qualified Manager” shall mean (a) The RMR Group LLC or any successor thereto or wholly owned subsidiary thereof, (b) a management organization otherwise reasonably acceptable to Administrative Agent; provided, that, with respect to clause (b), (i) if required by Administrative Agent following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation in respect of the management of the Properties by such Person and (ii) if such Person is an Affiliate of Borrower, Borrower shall have delivered to Administrative Agent a New Non-Consolidation Opinion, reasonably acceptable to Administrative Agent and to the extent a rated Securitization has occurred, the Rating Agencies. Notwithstanding the foregoing, no Person shall be a Qualified Manager if such Person is a Prohibited Person.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally-recognized statistical rating agency designated by Administrative Agent (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Administrative Agent (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Administrative Agent has (in consultation with the Rating Agencies (if required by Administrative Agent)) approved the matter in question in writing based upon Administrative Agent’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies that rates the Securities (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” or “Reciprocal Easement Agreement” shall mean the reciprocal easement agreements or similar agreements affecting any Individual Property or portion thereof and set forth in the Borrower’s Certification.

“Register” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“REIT” shall mean a corporation or other Person that is or elects (or intends to so elect beginning with its 2022 taxable year) to be a real estate investment trust for federal income tax purposes.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release Amount” shall mean, for an Individual Property, the lesser of:

(a)	the Debt; or

(b)	an amount equal to the greater of (1) one hundred nineteen percent (119%) of the Allocated Loan Amount for such Individual Property set forth on Schedule V and (2) one hundred (100%) of the Pro Rata Loan Percentage of the Net Sales Proceeds until such time that the outstanding principal balance of the Loan has been reduced to $487,734,188 (the “Minimum Loan Amount”); provided that, if, after giving effect to the payment of the Release Amount, the outstanding principal amount of the Debt is less than the Minimum Loan Amount, Borrower shall be required to simultaneously pay the Debt in full in accordance with Section 2.7(a) hereof.

“Release Property” shall have the meaning set forth in Section 2.10(a) hereof.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies that rate the Securities).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Renewal Deadline” shall have the meaning set forth in Section 4.23(c) hereof.

“Renewal Notice” shall have the meaning set forth in Section 4.23(c) hereof.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits forfeited by any Tenant pursuant to the terms of any Lease), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property and payable to any Individual Borrower, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance. Notwithstanding the foregoing, in no event shall any payment under a PILOT Lease or PILOT Document be considered Rent.

“Replacement Cash Management Agent” shall mean any successor to Servicer that is an Eligible Institution and either (a) assumes the obligations of the Cash Management Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as cash management bank under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Administrative Agent, Mezzanine Borrower, Mezzanine Lender and a Replacement Cash Management Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Administrative Agent and Mezzanine Lender.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Replacement Reserve Account” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Replacements” for any period shall mean replacements and/or alterations to any Individual Property; provided, that, the same are (i) required to be capitalized according to the Approved Accounting Method and (ii) reasonably approved by Administrative Agent.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Representative Borrower” shall have the meaning set forth in Section 14.1 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” means (i) a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies that rates the Securities if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies that rates the Securities or (ii) such other rating with respect to which Administrative Agent shall have received a Rating Agency Confirmation.

“Required REIT Distributions” shall mean an amount reasonably expected to equal (a) the minimum amount required to be distributed by a Borrower in cash such that distributions received by each direct and/or indirect owner of the Borrower who is a REIT, with respect to any taxable year, equals the amount of the dividend such REIT must distribute in cash (as opposed to equity (except with respect to the preferred shareholders to whom up to $50,000 per annum of cash distributions shall be permitted without any requirement to make equity distributions)) to qualify or maintain its status as a REIT and to avoid any U.S. federal or state income Taxes imposed under Sections 857(b)(1) and 857(b)(3) of the IRS Code (or similar provisions of state or local law) and any excise Taxes imposed under Section 4981 of the IRS Code or (b) the necessary amount to redeem any preferred shareholders of any Person described in clause (a); provided, however, the amount of Required REIT Distributions made in any year shall not exceed $500,000.

“Requisite Lenders” shall mean, as of any date, the Lenders having greater than sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the Outstanding Principal Balance; provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (b) at all times when two (2) or more Lenders other than Defaulting Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders that are not Affiliates of each other.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Replacement Reserve Account, the Leasing Reserve Account, the Operating Expense Account, the Ground Lease Reserve Account, the Unfunded Obligations Reserve Account, the Low Cash Flow Period Threshold Collateral Account, and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account, the Debt Service Account and the Mezzanine Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Ground Lease Reserve Funds, the Unfunded Obligations Reserve Funds, the Operating Expense Funds, the Low Cash Flow Period Threshold Collateral, and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Threshold” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to a Person, any authorized officer of such Person, including, without limitation, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as feasible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, or, if better, the condition required by the applicable Lease, with such alterations as may be reasonably approved by Administrative Agent, except if Tenant performs such alterations pursuant to the applicable Lease in accordance with the applicable provisions of the Lease.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to seven and one-half percent (7.5%) of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall mean (i) collectively, account number 8026514743 established at PNC Bank, National Association in the name of Representative Borrower and account number 01-121774 established at First Hawaiian Bank in the name of Representative Borrower and (ii) any Eligible Account established in accordance with Section 9.1 hereof.

“Restricted Account Agreement” shall mean (i) that certain Deposit Account Control Agreement (Hard Agreement) by and among Representative Borrower, Administrative Agent, and PNC Bank, National Association, dated as of the date hereof, and (ii) that certain Deposit Account Control Agreement by and among Representative Borrower, Administrative Agent, and First Hawaiian Bank, dated as of the date hereof, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Account Counterparty” shall have the meaning set forth in Section 9.1(a) hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“RMR LLC” shall mean The RMR Group LLC, a Maryland limited liability company.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Sanctions Authority” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Jurisdiction” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Person” shall have the meaning set forth in Section 3.30 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” and “Security Instruments” shall mean, individually and/or collectively (as the context requires), each first priority Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the date hereof, executed and delivered by the applicable Borrower to Administrative Agent as security for the Loan and encumbering an Individual Property, and with respect to any PILOT Property, any joinder to a Security Instrument or other pledge or security agreement executed by a PILOT Lessor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2(a) hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Borrower Documents” shall have the meaning set forth in Section 2.10(f) hereof.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.

“SOFR Rate” shall mean the sum of (i) Term SOFR applicable to such Interest Accrual Period and (ii) the Spread.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Special Member” is defined in Section 5.1 hereof.

“Special Purpose Entity” shall mean an entity whose structure and organizational and governing documents satisfy the requirements of Section 5.1 hereof.

“Sponsor” shall mean Industrial Logistics Properties Trust, a Maryland real estate investment trust.

“Spread” shall mean 1.75%.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Stated Maturity Date” shall mean February 24, 2023.

“Strike Rate” shall mean 2.70%.

“Subordination, Non-Disturbance and Attornment Agreement” shall have the meaning set forth in Section 4.14(a) hereof.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(h) hereof.

“Survey” shall mean, individually or collectively (as the context requires), each survey of each Individual Property certified and delivered to Administrative Agent in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, levies, imposts, duties, deductions, withholdings (including any backup withholding) assessments, fees, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof and including any interest, additions to tax or penalties applicable thereto.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring ten (10) Business Days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Tenant Funded Alterations” shall mean Alterations permitted pursuant to the terms of a Lease that are paid or reimbursed in their entirety by the Tenant thereunder, excluding any Alteration that (a) requires Borrower’s consent in connection therewith under the applicable Lease and (b) exceeds the Alteration Threshold.

“Tenant Paid Taxes” shall mean any Taxes that are required to be paid directly by a Tenant pursuant to its Lease to the applicable tax authority and the applicable Tenant is not in default under its Lease and no less than twelve (12) months remain on the term of any such Lease.

“Term SOFR” shall mean, with respect to each Interest Accrual Period, the Term SOFR Reference Rate for a one-month period, rounded up to the nearest one-hundredth of one percent (0.01%), on the day (such day, the “Periodic Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Date the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Date. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“Trigger Period” shall mean a period (A) commencing upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) a Mezzanine Trigger Period , (iii) the Debt Yield falling below 5.25% for one (1) calendar quarter (a “Debt Yield Trigger Event”) and (iv) any portion of the Debt remaining outstanding on the six (6) month anniversary of the Closing Date; and (B) expiring upon (w) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (x) with regard to any Trigger Period commenced in connection with clause (ii) above, the termination of such Mezzanine Trigger Period, (y) with regard to any Trigger Period commenced in connection with clause (iii) above, either (I) the date that the Debt Yield is equal to or greater than 5.25% for two (2) consecutive calendar quarters, (II) Borrower prepays the Loan and the Mezzanine Loan on a pro rata basis in an amount sufficient such that the Debt Yield shall be not less than 5.25% in accordance with Section 2.7(a) hereof (provided that in the event of a prepayment pursuant to this clause (II), the Debt Yield Trigger Event shall cease upon such prepayment without any obligation to wait two (2) consecutive calendar quarters) or (III) the date that Borrower delivers Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit in accordance with Section 9.9 hereof, and (z) with regard to any Trigger Period commenced in connection with clause (iv) above, repayment of the Debt in full. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period otherwise then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Administrative Agent in its reasonable discretion and shall be final and binding absent manifest error.

“UBS AG” shall have the meaning set forth in the introductory paragraph hereto.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unanimous Decisions” shall have the meaning set forth in Section 17.22(c) hereof.

“Underwritten Net Operating Income” shall mean, as of the end of any calendar quarter for which Underwritten Net Operating Income is determined (or such other date for which Underwritten Net Operating Income is determined) the excess of: (a) the sum of: (i) annualized base rent in place as of the date of the determination based on executed Leases which are effective or that have future lease commencement dates within twelve (12) months of the date of calculation unless such Tenant is an investment-grade entity, and including executed Leases with free rent periods currently in effect not to exceed the greater of (x) twelve (12) months or (y) one (1) month for each year of the initial term of the Lease (unless the excess is reserved with Lender) (without duplication), plus (ii) any contractual rent increases within the twelve months following the date of such calculation, which are not subject to any tenant contingencies, plus (iii) for the twelve (12) month period preceding the month in which such Underwritten Net Operating Income is calculated, (x) monthly recoveries actually received by Borrower under executed existing Leases, provided that monthly recoveries for any Tenants that have not been in place for twelve (12) months shall be annualized based on the trailing twelve (12) month expenses, and provided, further, that the aggregate monthly recoveries under this clause (iii)(x) for any Individual Property over such twelve (12) month period shall not exceed actual operating expenses for such Individual Property for such twelve (12) month period, and (y) actual rent and revenue received by Borrower from other sources at the Properties to the extent such receipts are recurring in nature and derived from ordinary course operations of the Properties for such twelve (12) month calculation period (this clause (a), collectively, “Gross Revenue”); over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Operating Income is calculated, Operating Expenses over such twelve (12) months, in each case adjusted to reflect Administrative Agent’s determination of: (i) an adjustment so that property management fees are equal to the greater of three percent (3.0%) of Gross Revenues and the property management fees actually paid under the Management Agreement; (ii) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) Tenants affiliated with Borrower or Guarantor, (2) Tenants in monetary default for more than sixty (60) days or material non-monetary default for more than ninety (90) days or subject to a bankruptcy or insolvency proceeding (unless such Lease has been affirmed in the applicable bankruptcy proceeding), (3) Tenants under month-to-month Leases, (4) Tenants under Leases where the term is set to expire in the next six (6) months, or (5) intentionally omitted; and (iii) Taxes and Insurance Premiums payable by Borrower for the twelve (12) month period succeeding such calculation (or imputed Insurance Premiums to the extent an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof is in effect with respect to the Policies required hereunder), provided that tax and insurance recoveries shall be adjusted (1) to reflect the annualized recoveries due under executed Leases based on such Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation and (2) for any known increases in Taxes and Insurance Premiums for the twelve (12) month period succeeding such calculation. Administrative Agent’s calculation of Underwritten Net Operating Income shall be final absent manifest error. For reference purposes, a sample calculation of Underwritten Net Operating Income is set forth in the Borrower’s Certification.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.10(f) hereof.

“Unfunded Obligations” shall have the meaning set forth in Section 8.10 hereof.

“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 8.10 hereof.

“Unfunded Obligations Reserve Funds” shall have the meaning set forth in Section 8.10 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.5(b)(x)(2)(B)(iii) hereof.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.      Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property.

With respect to cross-references contained herein or in any other Loan Document to the Mezzanine Loan Documents or to any Mezzanine Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mezzanine Loan Documents or such Mezzanine Loan Document, as the case may be, in existence as of the date hereof.

Notwithstanding anything to the contrary contained herein, including references to the Mezzanine Loans or to capitalized terms being defined in the Mezzanine Loan Documents nothing herein creates any obligation of Borrower with respect to any of the Mezzanine Loan Documents and Borrower has no obligation to comply with and shall not be liable under any Mezzanine Loan Document.

ARTICLE 2

GENERAL TERMS

Section 2.1.      Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein or in the other Loan Documents, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2.      The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3.      Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4.      The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.      Interest Rate.

(a)            Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)            Determination of Interest Rate.

(i)             Interest Rate. The Interest Rate with respect to the Loan shall be: (A) the SOFR Rate with respect to the applicable Interest Accrual Period if the Loan is a SOFR Loan or (B) the Alternate Rate with respect to the applicable Interest Accrual Period if the Loan is an Alternate Rate Loan, in each case determined by Administrative Agent as of the Determination Date.

(ii)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(iii)            Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall during such Benchmark Unavailability Period be replaced with the Prime Rate.

(iv)            Subject to the terms and conditions hereof, the Loan shall be either a SOFR Loan or an Alternate Rate Loan, as applicable, and Borrower shall pay interest on the outstanding principal amount of the Loan at the SOFR Rate or at the Alternate Rate, as applicable, for the applicable Interest Accrual Period. If and to the extent part of the Conforming Changes, any change in the rate of interest hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective. Each determination by Administrative Agent of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(v)             Effect of a Benchmark Transition Event.

(A)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Date (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date) for any Interest Accrual Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement).

(B)            In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Borrower or any other party to this Agreement or any other Loan Document.

(C)            Administrative Agent will promptly notify Borrower of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, and/or (iv) any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

(D)            Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert the Loan to an Alternate Rate Loan.

(vi)            All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such taxes being referred to collectively as “Foreign Taxes”), other than any Excluded Taxes. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Foreign Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Foreign Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Administrative Agent an original official receipt, if available, a certified copy thereof showing payment of such Indemnified Tax, or other evidence of such payment reasonably satisfactory to Administrative Agent. Borrower shall indemnify Administrative Agent and Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent and such Lender or required to be withheld or deducted from a payment to Administrative Agent and such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(vii)            In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)            shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of SOFR hereunder;

(B)            shall hereafter have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)            shall hereafter impose on Administrative Agent or any Lender any other condition and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Administrative Agent, upon demand, any additional amounts necessary to compensate Administrative Agent or any Lender for such additional cost or reduced amount receivable as determined by Administrative Agent. If Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, Administrative Agent shall provide Borrower with not less than thirty (30) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Administrative Agent and such Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Administrative Agent to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(viii)            Borrower agrees to indemnify Administrative Agent and Lender and to hold Administrative Agent and Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a SOFR Loan (or Alternate Rate Loan), including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a SOFR Loan (or Alternate Rate Loan) hereunder, (B) any prepayment (whether voluntary or mandatory) of the SOFR Loan (or Alternate Rate Loan) on a day that is not a Monthly Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain the SOFR Loan (or Alternate Rate Loan) hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the SOFR Rate to the Alternate Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest based on the SOFR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a SOFR Loan or Alternate Rate Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Administrative Agent or Lender from any loss or expense arising from Administrative Agent’s or Lender’s gross negligence, illegal acts, fraud or willful misconduct. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(ix)            Intentionally Omitted.

(x)            Status of Lender.

(1)            If Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in (2)(A), (2)(B) and (2)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(2)            Without limiting the generality of the foregoing:

(A)            If Lender is a U.S. Person, Lender shall deliver to Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower ), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)            executed copies of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in the form of Exhibit C to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable;

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower ), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)            if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(xi)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 2.5(b) (including by the payment of additional amounts pursuant to this Section 2.5(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (x) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (x), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (x) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(c)            Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan and, to the extent permitted by applicable law, overdue unpaid interest in respect of the Loan, shall each accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)            Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)            Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

(f)            Use of Proceeds. Borrower used the proceeds of the Loan to (a) pay a portion of the consideration in connection with the acquisition of the Properties, (b) repay existing financing encumbering certain of the Properties, (c) make deposits (if any) into the Reserve Funds on the Closing Date in the amounts provided herein, if any, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) distribute the balance, if any, to the direct or indirect parent of the Borrower, and (f) for general corporate purposes.

Section 2.6.      Loan Payments.

(a)            Borrower shall make a payment to Administrative Agent for the account of Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month), or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month); provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Notwithstanding the foregoing, if the Loan is funded into escrow prior to the Closing Date then interest shall accrue on the outstanding principal balance of the Loan from and including the date of such deposit into escrow.

(b)            On the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter, so long as no Trigger Period then exists (and in which case, Section 9.1(b) and Section 9.3 hereof shall apply), Borrower shall pay to Administrative Agent an amount equal to all Excess Cash Flow (after (x) all required expenses or reserves including Ground Rent, Taxes, Insurance Premiums, Debt Service, Replacements, leasing allowances or costs and management fees (in each case, incurred in compliance with this Agreement), (y) Borrowers’ share of any Required REIT Distributions and (z) all other amounts due and payable under the Loan and Operating Expenses, any other amounts due and owing to Administrative Agent and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents and Mezzanine Debt Service have been so expended solely for such purposes) accumulated during the calendar month ended prior to such Monthly Payment Date to be applied in accordance with Section 2.7(a) (provided that no prepayment premium or penalty or Exit Fee shall be due in connection with any prepayment made pursuant to this Section 2.6(b)). For the avoidance of doubt, Administrative Agent shall allocate such Excess Cash Flow between the Loan and the Mezzanine Loan on a pro rata basis based on the amount of the Loan and the amount of the Mezzanine Loan.

(c)            Borrower shall pay to Administrative Agent for the account of Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents (including, without limitation, the Interest Shortfall).

(d)            If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Administrative Agent and/or any Lender in handling and processing such delinquent payment and to compensate Administrative Agent and/or any Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)            Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Administrative Agent not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(f)            Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(g)            All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.      Prepayments.

(a)            Voluntary Prepayment. Borrower may, at its option, prepay the Debt in full or in part at any time and from time to time; provided, that, (A) no Event of Default is continuing as of the date of the applicable prepayment (other than for any prepayment in connection with a Default Release or the prepayment of the Debt in full in accordance with Section 2.7(c) hereof); (B) Borrower gives Administrative Agent not less than ten (10) days’ prior written notice (which notice shall be revocable and subject to modification) (a “Prepayment Notice”) of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment; (C) if such prepayment is made during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Periodic Term SOFR Determination Date (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date) in such calendar month, Borrower shall pay to Administrative Agent the Interest Shortfall amount for the current and next Interest Accrual Period, if any, estimated by Administrative Agent to be due in connection with such prepayment; provided, that once the Interest Rate for the next occurring Interest Accrual Period can be determined, Administrative Agent shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Administrative Agent is in excess of the amount required to be paid pursuant to this Section 2.7(a)(i), Administrative Agent shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.7(a)(i) Borrower shall pay to Administrative Agent within three (3) Business Days of notice from Administrative Agent, the amount of such deficiency; and (D) Borrower pays Administrative Agent, in addition to the outstanding principal amount of the Loan to be prepaid, (x) all interest which would have accrued on the amount of the Debt to be prepaid through and including the last day of the Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, interest which would have accrued on the amount of the Debt to be prepaid through and including the last day of the Interest Accrual Period related to such Monthly Payment Date (all such interest payable under this clause (x), the “Additional Interest”); and (y) (I) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Administrative Agent) and the Exit Fee, and (II) all of Administrative Agent’s and Lender’s reasonable, out-of-pocket costs and expenses (including reasonable actually incurred attorneys’ fees and disbursements) actually incurred by Administrative Agent and/or Lender in connection with such prepayment or in connection with a rescinded or extended Prepayment Notice. Notwithstanding anything to the contrary contained in this Section 2.7(a)(i), Borrower may rescind a Prepayment Notice upon delivery of written notice to Administrative Agent on or prior to the date specified for prepayment in the Prepayment Notice; provided Borrower shall be responsible for the reasonable, out-of-pocket costs and expenses actually incurred by Administrative Agent and/or Lender in connection with the rescission of such Prepayment Notice, including any applicable actual Breakage Costs, the Exit Fee and reasonable actually incurred attorneys’ fees. Notwithstanding anything to the contrary set forth in this Agreement, (i) the Exit Fee otherwise payable to any Lender shall not be payable to such Lender with respect to any portion of the Debt that is refinanced when a loan made by such Lender, (ii) no Exit Fee shall be payable if the Loan is refinanced in full in connection with a sale of the Properties on arms-length terms to a third party that is not an Affiliate of Sponsor or any of its Affiliates and in which neither Sponsor nor any of its Affiliates hold any direct or indirect interest and (iii) the Exit Fee shall not be payable with respect to any Net Proceeds Prepayment. If Borrower makes a partial prepayment of the Debt in accordance with this Section 2.7(a) and if, after giving effect to such partial prepayment, the outstanding principal amount of the Debt is less than the Minimum Loan Amount, Borrower shall be required to simultaneously prepay the Debt in full in accordance with this Section 2.7(a). Unless an Event of Default has occurred and is continuing, concurrently with any voluntary prepayment made pursuant to this Section 2.7(a)(i), a simultaneous pro-rata prepayment of the Mezzanine Loan shall be made and Borrower shall provide Administrative Agent evidence reasonably satisfactory to Administrative Agent of such prepayment of the Mezzanine Loan.

(b)            Mandatory Prepayment.

(i)            On the next occurring Monthly Payment Date following the date on which Administrative Agent shall receive any Net Proceeds Prepayment that Administrative Agent is entitled to apply in accordance with this Section 2.7(b) and not otherwise make available or deliver to Borrower pursuant to Section 7.4, Borrower shall prepay or authorize Administrative Agent to apply such Net Proceeds Prepayment as a prepayment of all or a portion of the outstanding principal balance of the Loan in an amount equal to the aggregate of (A) the Net Proceeds Prepayment up to an amount equal to the Release Amount for the affected Individual Property, (B) all Additional Interest and (C) the actual reasonable costs of Administrative Agent in connection with such prepayment to the extent such amounts are not paid to Administrative Agent in accordance with Article 7 hereof, excluding any Breakage Costs and the Exit Fee (collectively, the “Mandatory Prepayment Amount”). If, after giving effect to such mandatory prepayment in accordance with this Section 2.7(b), the outstanding principal amount of the Debt is less than the Minimum Loan Amount, Borrower shall be required to simultaneously prepay the Debt in full in accordance with Section 2.7(a) hereof. Amounts paid to or applied by Administrative Agent as a Mandatory Prepayment Amount shall first be applied to amounts required to be paid by Borrower to Administrative Agent pursuant to clause (D) above and then to the amounts set forth in clauses (A) - (C) simultaneously. Except during the continuance of an Event of Default, any Proceeds Prepayment to be applied pursuant to this Section 2.7(b) in excess of the Mandatory Prepayment Amount shall be paid to Mezzanine Lender and applied as Net Liquidation Proceeds After Debt Service or if the Mezzanine Loan has been paid in full, to Borrower. During the continuance of an Event of Default, Administrative Agent may apply such Net Proceeds Prepayment to the Debt (until paid in full) in any order or priority as Administrative Agent may determine in its sole discretion. No prepayment premium or penalty or Exit Fee shall be due in connection with any prepayment made pursuant to this Section 2.7(b). The Release Amount for the Individual Property with respect to which such Net Proceeds Prepayment was applied shall be reduced by an amount equal to the principal portion of such prepayment applied to the Loan; provided, that, nothing herein shall be construed to reduce the aggregate Release Amount for any Individual Property required to be paid to Administrative Agent prior to obtaining a release of the applicable Individual Property. Administrative Agent shall provide to Borrower, upon ten (10) days’ prior notice, (x) a release of the Individual Property if (I) at any time the Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request, or (II) Administrative Agent is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (y) a release of the portion of an Individual Property that is subject to a Condemnation.

(ii)            As provided in Section 7.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Administrative Agent in accordance with said Section 7.4(e) shall be in the amount of the Release Amount in respect of the applicable Individual Property. If, after giving effect to such Casualty/Condemnation Prepayment, the outstanding principal amount of the Debt is less than the Minimum Loan Amount, Borrower shall be required to simultaneously prepay the Debt in full in accordance with Section 2.7(a) hereof. No prepayment penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment or prepayment in full.

(iii)            In connection with any release under this Section 2.7(b), in the event that such release would result in an Individual Borrower being an Unencumbered Borrower, such Unencumbered Borrower shall be released by Administrative Agent from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Administrative Agent agrees to deliver (A) a UCC-3 financing statement termination or amendment releasing Administrative Agent’s and/or Lenders’ security interest in the collateral pledged to Administrative Agent relating to each Unencumbered Borrower, and (B) instruments executed by Administrative Agent and/or Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Administrative Agent and Lender in connection with such release shall be paid by Borrower.

(c)            Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Administrative Agent (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be made on the next occurring Monthly Payment Date together with the Monthly Debt Service Payment Amount and shall be deemed a voluntary prepayment by Borrower pursuant to Section 2.7(a) hereof.

(d)            Intentionally Omitted.

(e)            Minimum Loan Amount. Notwithstanding anything to the contrary set forth in this Agreement or any Loan Document, if, after giving effect to any prepayment of the Debt (including in connection with a property release under Section 2.10 hereof), the outstanding principal amount of the Debt is less than the Minimum Loan Amount, Borrower shall be required to simultaneously prepay the Debt in full in accordance with Section 2.7(a) hereof.

Section 2.8.      Interest Rate Cap Agreement.

(a)            Prior to or contemporaneously with the Closing Date, Borrower Interest Rate Cap Party shall enter into an Interest Rate Cap Agreement with a SOFR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall be in a form and substance acceptable to Administrative Agent, (ii) shall at all times be with a Counterparty, (iii) shall at all times be for a duration at least equal to the end of the Interest Accrual Period in which the then current Stated Maturity Date occurs, and (iv) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for a strike rate to be equal to the Strike Rate. Borrower Interest Rate Cap Party shall direct such Counterparty to deposit directly into the Restricted Account, or from and after an Event of Default, as directed by Administrative Agent, any amounts due Borrower Interest Rate Cap Party under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed in lieu thereof unless the Loan was paid in full. Additionally, Borrower Interest Rate Cap Party shall collaterally assign to Administrative Agent, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Administrative Agent a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent and require that payments be deposited directly into the Restricted Account).

(b)            Borrower Interest Rate Cap Party shall comply with all of its material obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower Interest Rate Cap Party or Administrative Agent shall be deposited immediately and directly into the Restricted Account, or from and after an Event of Default, as directed by Administrative Agent. Borrower Interest Rate Cap Party shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s or any Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)            In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower Interest Rate Cap Party shall replace the Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty reasonably acceptable to Administrative Agent having a Minimum Counterparty Rating.

(d)            Borrower Interest Rate Cap Party shall deliver to Administrative Agent a new Collateral Assignment of Interest Rate Cap Agreement acceptable to Administrative Agent in connection with each new Interest Rate Cap Agreement and Replacement Interest Rate Cap Agreement. In the event that Borrower Interest Rate Cap Party fails to purchase and deliver to Administrative Agent the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrower to Administrative Agent.

(e)            Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long term rating of “A-” by S&P or (ii) a long term rating of “A3” by Moody’s, the Counterparty must, within ten (10) business days, find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency and Borrower Interest Rate Cap Party; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty, the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.”” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to find a replacement Counterparty, Borrower covenants and agrees that Borrower shall seek Administrative Agent’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Administrative Agent’s prior written approval and shall approve or consent to the foregoing upon receipt of Administrative Agent’s prior written approval.

(f)            With respect to each Interest Rate Cap Agreement, Borrower Interest Rate Cap Party shall obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Administrative Agent, Lender and their respective successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)            the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)            all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)            the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)            Reserved.

(h)            Notwithstanding anything to the contrary contained in this Section 2.8 or elsewhere in this Agreement, if, at any time, Administrative Agent converts the Loan from (I) a SOFR Loan to an Alternate Rate Loan or (II) an Alternate Rate Loan to an Alternate Rate Loan based on a different Benchmark Replacement, each in accordance with Section 2.5 above (each, an “Index Rate Conversion”), then, within thirty (30) days after such Index Rate Conversion, Borrower Interest Rate Cap Party shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower Interest Rate Cap Party taking all the actions described in this clause (i), Borrower Interest Rate Cap Party shall have the right to terminate any then-existing Interest Rate Cap Agreement) provided that if interest rate protection agreements with respect to Alternate Rate Loans are not available at a commercially reasonable cost (as reasonably determined by Administrative Agent), Administrative Agent and Borrower may pursue another option that is acceptable to Administrative Agent that provides Lender equivalent protection from rising interest rates.

As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between a Counterparty and Borrower Interest Rate Cap Party, obtained by Borrower Interest Rate Cap Party and collaterally assigned to Administrative Agent pursuant to this Agreement and shall contain each of the following:

(A)            a term expiring no earlier than the end of the Interest Accrual Period in which the then current Maturity Date occurs;

(B)            the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the outstanding principal balance of the Loan;

(C)            it provides that the only obligation of Borrower Interest Rate Cap Party thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(D)            a strike rate not to exceed the then applicable Strike Rate.

From and after the date of any Index Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.8(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement.

Section 2.9.        Intentionally Omitted.

Section 2.10.      Release of Properties. Except as set forth in Section 2.7(b) or this Section 2.10, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any lien of any Security Instrument on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation or Casualty, and the related release of any lien of any Security Instrument on such Property in connection with such Condemnation or Casualty, if applicable, shall be governed solely by Section 2.7(b), Section 7.3 and Section 7.4 hereof.

(a)            Release of Individual Property. At any time in connection with an arms-length transfer to a third-party Person which is not an Affiliate of Borrower, Borrower may obtain the release of an Individual Property from the lien of the Security Instrument thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i)             Borrower shall deliver notice to Administrative Agent of the proposed release of such Release Property;

(ii)            no Event of Default shall be continuing on the date that the Release Property is released from the lien of the Security Instrument thereon other than as expressly permitted below;

(iii)           Borrower shall have paid to Administrative Agent for the account of Lender the applicable Release Amount, together with the Exit Fee, if applicable;

(iv)            Borrower shall submit to Administrative Agent, not less than ten (10) days prior to the date of such release, a release or assignment of lien (and related Loan Documents) for such Release Property for execution by Administrative Agent. Such release or assignment shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable, together with an Officer’s Certificate certifying that such documentation (A) will effect such release or assignment in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the liens, security interests and other rights of Administrative Agent or Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(v)            After giving effect to such release, as of the date of such release, the Debt Yield shall not be less than the greater of Closing Date Debt Yield and the Debt Yield immediately prior to the release; provided, however, that in order to satisfy the Debt Yield requirement set forth in this clause (v) Borrower may make a prepayment of a portion of the Loan in accordance with Section 2.7(a) hereof in an amount sufficient to satisfy the Debt Yield requirement set forth in this clause (v);

(vi)            Borrower shall have paid or reimbursed Administrative Agent and Lender for all reasonable out-of-pocket costs and expenses actually incurred by Administrative Agent and Lender (including, without limitation, reasonable actually incurred attorneys’ fees and disbursements);

(vii)           To the extent any Lease at an Individual Property that will remain collateral for the Loan following the release of such Release Property is cross-defaulted with any Lease at the Release Property, the Lease for the Individual Property that will remain collateral for the Loan following such release shall be amended to remove such cross-default;

(viii)          Subsequent to such release, each Individual Borrower and each SPE Component Entity shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Article 5 hereof;

(ix)             After giving effect to such release, as of the date of such release, the LTV Ratio shall not be less than the Closing Date LTV Ratio; provided, however, that in order to satisfy the LTV Ratio requirement set forth in this clause (ix) Borrower may make a prepayment of a portion of the Loan in accordance with Section 2.7(a) hereof in an amount sufficient to satisfy the LTV Ratio requirement set forth in this clause (v);

(x)              With respect to any Release Property subject to a Condominium (HI), Borrower shall be required to simultaneously transfer all units in the applicable Condominium (HI) owned by Borrower in a single transaction. Notwithstanding the foregoing, Borrower shall be permitted to transfer a single condominium unit in any Condominium (HI) subject to Administrative Agent’s approval in its sole discretion; and

(xi)             Borrower has provided Administrative Agent with evidence that Mezzanine Borrower has satisfied the release conditions set forth in the Mezzanine Loan Documents.

(b)            Intentionally Omitted.

(c)            Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Individual Property in order to cure a Default or Event of Default related to an Individual Property for which Administrative Agent has delivered notice of such Default or Event of Default to Borrower provided that (i) (I) prior to releasing such Individual Property, Borrower uses commercially reasonable efforts to cure such Default or Event of Default (which efforts shall not require any capital contributions to be made to Borrower or include any obligations of Borrower or Guarantor to use any operating income or Rents from any Property other than the Individual Property that is the subject of the Default or Event of Default to effectuate such cure) or (II) such Default or Event of Default related to an environmental condition at an Individual Property and (ii) such Default or Event of Default was not caused by (or at the direction of) Borrower or an Affiliate thereof in bad faith to circumvent the requirements of this Section 2.10 (a “Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.10, except that (I) Borrower shall not be required to satisfy the condition set forth in Section 2.10(a)(ii) to the extent any such Event of Default relates to the Individual Property that is the subject of the Default Release and (II) Borrower shall not be required to satisfy the condition set forth in Section 2.10(a)(v). Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.7(a) (other than (i) the requirement to provide 10 days prior written notice and (ii) Borrower shall not be required to satisfy the conditions set forth in Section 2.7(a)(i)(A) to the extent any such Event of Default relates to the Individual Property that is subject to the Default Release).

(d)            Intentionally omitted.

(e)            Notwithstanding the foregoing provisions of this Section 2.10, including clauses (a), (b), (c) and (d) hereof, if the Loan is included in a REMIC Trust, as a condition to such release, the loan-to-value ratio of the Loan (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust (which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case reasonably satisfactory to Administrative Agent, but shall be based solely on the value of real property and shall exclude personal property and going-concern value) shall not exceed one hundred twenty-five percent (125%) immediately after the release of the Release Property, otherwise no such release will be permitted unless the Borrower pays down the principal balance of the Loan by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Individual Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan as so determined by Administrative Agent after the release is not greater than the loan-to-value ratio of the Loan immediately prior to the release, unless the Administrative Agent receives an opinion of counsel that, if clause (B) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

(f)             In connection with any release or cancellation under this Section 2.10, in the event that such release would result in the release of all Individual Properties held by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released (provided so long as there is only one (1) Borrower hereunder, that the Debt has been paid in full) by Administrative Agent and Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, each of Administrative Agent and Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Administrative Agent’s and/or Lender’s security interest in the collateral pledged to Administrative Agent and/or Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Administrative Agent and/or Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. Without limiting the foregoing, in the event that (i) an Unencumbered Borrower is the counterparty to the Interest Rate Cap Agreement and/or the Assignment of Interest Rate Cap Agreement, (ii) the Restricted Account Agreement is in the name of an Unencumbered Borrower, or (iii) the Cash Management Account is in the name of an Unencumbered Borrower (clauses (i), (ii), and (iii), the “Single Borrower Documents”), the release of such Unencumbered Borrower shall additionally be conditioned upon Administrative Agent’s receipt of evidence reasonably acceptable to Administrative Agent that a remaining Borrower shall have assumed all of the obligations of such Unencumbered Borrower under the Single Borrower Documents. All reasonable costs and expenses incurred by Administrative Agent and Lender in connection with such release shall be paid by Borrower.

Section 2.11.     Duration Fee. Borrower shall pay to Administrative Agent (for the account of Lender) a duration fee (the “Duration Fee”) equal to the following: (i) on the date that is ninety (90) days after the Closing Date, one half percent (0.50%) of the amount of the Loan then outstanding, (ii) on the date that is one hundred eighty (180) days after the Closing Date, three-quarters of one percent (0.75%) of the amount of the Loan then outstanding, and (iii) on the date that is two hundred seventy (270) days after the Closing Date, one percent (1.00%) of the amount of the Loan then outstanding.

Section 2.12.     Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Administrative Agent and Lender shall, upon the written request and at the sole cost and expense (including Administrative Agent’s and any Lender’s reasonable actually incurred attorneys’ fees and disbursements) of Borrower, release or, if permitted under REMIC Requirements, assign the lien of the Security Instrument and the other Loan Documents (except that those that expressly survive such release) on each Individual Property, in each case not theretofore released or assigned, as applicable.

Section 2.13.     Release of Reserve Funds. In connection with a release of a Release Property, Administrative Agent will return to Borrower a portion of the Reserve Funds that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Administrative Agent determines in its reasonable discretion is necessary to satisfy the current obligations for which such Reserve Accounts were established. Following the release of a Release Property, Administrative Agent shall adjust the other amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

Section 2.14.     Assignments of Security Instruments. Upon the request of Borrower in connection with the release of any Release Property or in connection with a release pursuant to the provisions of this Agreement, Administrative Agent agrees to cooperate, at Borrower’s sole cost and expense (including Administrative Agent’s and any Lender’s reasonable actually incurred attorneys’ fees and disbursements), to provide an assignment of the Security Instrument with respect to such Release Property without representation or warranty (other than that it has the power and authority to deliver such assignment, it is the holder of such Security Instrument, and such Security Instrument is not presently assigned, pledged or otherwise encumbered) and without recourse in lieu of the release.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1.       Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Properties. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.       Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property or any portion thereof, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in the appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, setoff, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, setoff, counterclaim or defense with respect to the Loan Documents.

Section 3.3.       Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s actual knowledge, threatened or contemplated against Borrower or Guarantor or against or affecting the Property or any portion thereof, in each case, if adversely determined, could reasonably be expected to have an Aggregate Material Adverse Effect.

Section 3.4.       Agreements. Borrower is not a party to any agreement or instrument or, to Borrower’s actual knowledge, subject to any restriction which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower has no material unsatisfied financial obligation under any agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.       Financial Condition.

(a)            Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b)            In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)            No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)            In the last ten (10) years, with respect to any loan or financing in which any Borrower Party has been obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, including, without limitation and to the extent applicable, the loan which is being refinanced by the Loan, none of such loans or financings has ever been (i) more than thirty (30) days in default or (ii) transferred to special servicing.

Section 3.6.     Disclosure. Borrower has disclosed or made available to Administrative Agent all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.       No Plan Assets; FIRRMA.

(a)            As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) to Borrower’s actual knowledge, transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(b)            Each of Borrower, the Constituent Owners of Borrower, the Property and acquisition thereof have complied with and are in compliance with FIRRMA. Borrower has provided to Administrative Agent with copies of any and all FIRRMA Documents it has received. No non-U.S. government (including any state owned enterprises or sovereign wealth funds) owns any equity interests (direct or indirect) in Borrower. Borrower has not made any voluntary filings relating to FIRRMA and Borrower is not required to make any mandatory filings relating to FIRRMA.

Section 3.8.       Not a Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the IRS Code.

Section 3.9.       No Material Agreements. Borrower has not entered into, and is not bound by, any Material Agreement which continues in existence as of the Closing Date.

Section 3.10.     Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.     Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s mailing address, as set forth in Article 14 hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower shall promptly notify Administrative Agent of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Administrative Agent of such organizational identification number. Borrower’s federal tax identification number is as set forth in those certain U.S. Internal Revenue Service Form W-9s delivered by Borrower to Administrative Agent prior to the Closing Date. Borrower is not subject to back-up withholding taxes.

Section 3.12.     Status of Property. Except as would not be reasonably likely to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect and except as disclosed on Schedule XV attached hereto:

(a)            Except as may be disclosed in the zoning reports provided or made available to Administrative Agent, Borrower or each Tenant has obtained, as applicable, all Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)            Except as may be disclosed in the zoning reports provided or made available to Administrative Agent, each Individual Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)            Each Individual Property is served by all utilities required for the current or contemplated use thereof. To Borrower’s actual knowledge, all utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service.

(d)            Except as expressly disclosed on the Survey, all public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are legally open for use by the public. Except as expressly disclosed on the Survey, each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.

(e)            Each Individual Property is served by public water and sewer systems or other legally compliant private water and sewer systems.

(f)             Each Individual Property is free from damage caused by fire or other casualty. Except as disclosed in the property condition reports provided or made available to Administrative Agent, or otherwise disclosed to Administrative Agent by Borrower in writing, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, irrigation systems and all structural components, are in good condition, order and repair in all material respects, ordinary wear and tear excepted; to Borrower's actual knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)            All costs and expenses of any and all labor, materials, supplies and equipment incurred by Borrower and used in the construction of the Improvements have been or will be timely paid in full. Except as disclosed in the Title Insurance Policies, to Borrower’s actual knowledge there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)            Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)             Except as disclosed in the property condition reports provided or made available to Administrative Agent, all liquid and solid waste disposal, septic and sewer systems located on the Property are in compliance with all Legal Requirements.

(j)             Except as expressly disclosed on the Survey, to Borrower's actual knowledge, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)             Except as expressly disclosed on the Survey, to Borrower's actual knowledge, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)             Borrower has received no written notice of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property.

(m)           Except in connection with routine repairs and maintenance in the ordinary course of business and tenant improvements, Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full (or shall be paid prior to delinquency), (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full (or shall be paid prior to delinquency) or (iii) attached any fixtures to the Property which have not been paid for in full (or shall be paid prior to delinquency). There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(n)            Borrower has no direct employees. Any personnel employed at or in connection with the Property are the direct employees of Manager or the applicable Tenant.

Section 3.13.     Financial Information. All financial data (excluding any financial projections), including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Administrative Agent in respect of Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports in all material aspects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

Section 3.14.     Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.15.     Separate Lots. Except as expressly disclosed on the Survey or Title Insurance Policy, each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Individual Property or any portion thereof.

Section 3.16.     Insurance. Borrower has obtained and has delivered or made available to Administrative Agent certified copies of all Policies (or such other evidence acceptable to Administrative Agent) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s actual knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.     Use of Property. Except as set forth on Schedule XV, each Individual Property is used primarily as a warehouse, light industrial, logistics or office property, as applicable, and other appurtenant and related uses.

Section 3.18.     Leases and Rent Roll. Except as disclosed in the rent roll for each Individual Property delivered to, certified to and approved by Administrative Agent in connection with the closing of the Loan (the “Rent Roll”), except as set forth on Schedule XIII, and except as disclosed in the Tenant estoppel certificates provided or made available to Administrative Agent, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease (x) to Borrower’s actual knowledge is in material non-monetary default or (y) monetary default, in each case, beyond any applicable notice and cure periods; (e) all Rents due have been paid in full and no Tenant is in arrears beyond any applicable notice and cure period in its payment of regularly recurring Rent; (f) the terms of all material alterations, modifications and amendments to the Leases are reflected in the Rent Roll delivered to and approved by Administrative Agent; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (i) except as set forth on Schedule X, the premises demised under the Leases have been completed, all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases have been completed in all material respects, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full, and Schedule X sets forth a true, correct and complete list of all landlord work and/or tenant allowances that are currently outstanding or may become due or owing to any Tenant pursuant to the terms of such Tenant’s Lease at the option of Tenant; (j) there exist no offsets or defenses to the payment of any portion of the Rents (except for any Rents that have been prepaid) and except as set forth on Schedule X and for the return of security deposits in accordance with the terms of any applicable Lease, Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has not received written notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) intentionally omitted; (n) except as set forth on Schedule XIV, no Lease contains an option to purchase all or any portion of the applicable Property or right of first refusal to purchase all or any portion of the applicable Property, and with respect to each item listed on Schedule XIV, no such option to purchase or right of first refusal to purchase all or any portion of the applicable Property is applicable in connection with a foreclosure of the applicable Security Instrument or the pledge agreement with respect to the Mezzanine Loan or other exercise of remedies under the Loan Documents or Mezzanine Loan Documents; (o) Borrower has not granted to any Person any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Borrower; (q) intentionally omitted; (r) to Borrower’s actual knowledge, each Tenant is in actual, physical occupancy of the premises demised under its Lease (other than any such Tenant that is not in actual, physical occupancy of such premises as a result of any legal requirement prohibiting or limiting such occupancy, including without limitation, any local government orders or directives relating to “shelter-in-place,” “stay-at-home” and essential businesses, provided such Tenant is continuing to pay full rent and otherwise complying with the terms and conditions of its Lease); (s) to Borrower’s actual knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) to Borrower’s actual knowledge, no event has occurred giving any Tenant the right to terminate its Lease or pay reduced or alternative Rent to Borrower under any of the terms of such Lease, such as a co-tenancy provision. Prior to the Closing Date, Borrower has requested Tenant estoppel certificates from each Tenant.

Section 3.19.     Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Administrative Agent (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.     Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s actual knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are delinquent.

Section 3.21.     Illegal Activity/Forfeiture.

(a)            No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s actual knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)            There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.     Taxes. Borrower has filed all material foreign, federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all material taxes and related liabilities (including interest and penalties) which have become due. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.     Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property (or any portion thereof), materially impairs the use or the operation of the Property or materially impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24.     Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25.     Non-Consolidation Opinion Assumptions. All of the factual assumptions made in the Non-Consolidation Opinion with respect to the Borrower, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects; provided, however, that in the case of a breach of Section 3.25, provided, however, that (a) if such breach is susceptible of cure, Borrower shall cure such violation within thirty (30) days, and (b) Borrower promptly delivers to Administrative Agent a New Non-Consolidation Opinion or modification to the original Non-Consolidation Opinion, as applicable to the effect that such breach shall not impair, negate or amend the opinion rendered in the original Non-Consolidation Opinion.

Section 3.26.     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents. None of Borrower, Guarantor, Sponsor, and/or any Constituent Owner of the foregoing is affiliated with or is an insider with respect to Administrative Agent or Lender (or their respective affiliates) in any manner that implicates either Regulation W or Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Neither the Loan nor any transaction contemplated herein and/or in the other Loan Documents is in violation of Regulation W and/or Regulation O.

Section 3.27.     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.     Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.     Previously-Owned Property. No Borrower Party has any material contingent or actual liability or obligation with respect to the Previously-Owned Property.

Section 3.30.     Anti-Money Laundering and Economic Sanctions. Borrower hereby represents, warrants and covenants that each Borrower Party, to Borrower’s actual knowledge, Borrower Parties’ Affiliates and their directors and officers and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) be (or have been) a Sanctioned Person or organized, located or resident in a Sanctioned Jurisdiction; (ii) fail to operate (or have operated) under policies, procedures and practices (including, without limitation, recordkeeping and reporting), if any, that are in compliance with (and ensure compliance with) the Patriot Act, AC Laws, AML Laws and Sanctions; (iii) directly or indirectly use (or have used) any part if the proceeds of the Loan (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions), (iv) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and/or AML Laws and/or predicate crimes to AC Laws, the Patriot Act, AML Laws and Sanctions. Borrower hereby represents and covenants that none of the execution, delivery or performance of the Loan Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Loan Documents or their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section. As used herein, (A) “AC Laws” shall mean collectively (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (B) “AML Laws” shall mean collectively (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (C) “OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State; (D) “Patriot Act” shall mean collectively (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (E) “Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority; (F) “Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority; (G) “Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanction; and (H) “Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or fifty percent (50%) or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls to ensure compliance with this Section 3.30. To Borrower’s actual knowledge, neither Borrower nor any Affiliate of Borrower, nor any owner of a direct or indirect interest in Borrower, is currently under investigation by any Governmental Authority for an alleged crime or crimes involving the Patriot Act, AC Laws, AML Laws and/or Sanctions).

Section 3.31.     Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32.     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.     PILOT Leases and PILOT Documents.

(a)            Except as set forth on Schedule XII and after giving effect to any estoppels delivered to Administrative Agent and/or Lender in connection with the closing of the Loan:

(i)            The PILOT Lease and/or PILOT Document, or a memorandum thereof, has been duly recorded or a true and correct copy thereof has been provided to Administrative Agent.

(ii)           Except as described herein or disclosed in any estoppel delivered to Administrative Agent and/or Lender in connection with the closing of the Loan, the PILOT Lease and the PILOT Documents have not been modified, amended or supplemented. PILOT Lessor may not amend, rescind or terminate the PILOT Lease without the prior written consent of Administrative Agent.

(iii)          The PILOT Lease and/or the PILOT Documents, as applicable, permits the interest of the applicable Individual Borrower party thereto to be encumbered by the related Security Instrument.

(iv)          Except for Permitted Encumbrances, the applicable Individual Borrower’s interest in the PILOT Lease and/or the PILOT Documents, as applicable, is not subject to any liens or encumbrances superior to, of equal priority with, or subordinate to the related Security Instrument.

(v)          The applicable Individual Borrower’s interest in the PILOT Lease and the PILOT Documents is assignable to Administrative Agent and/or Lender or their respective designee and is further assignable by Administrative Agent and/or Lender and their respective successor and assigns in accordance with the applicable PILOT Lease and the PILOT Documents.

(vi)         The PILOT Lease and PILOT Documents are in full force and effect and neither the applicable Individual Borrower nor, to such Individual Borrower’s actual knowledge, any other party to such PILOT Lease or PILOT Document, as applicable, is in default thereunder, and to the applicable Borrower’s actual knowledge, there are no conditions which, with the passage of time or giving of notice, or both, would constitute a default thereunder. The applicable Individual Borrower has not received any written notice from another party to such PILOT Lease or PILOT Document, as applicable, reducing the tax abatement in favor of such Individual Borrower or Tenant or terminating such PILOT Lease or PILOT Document, as applicable.

Section 3.34.     Property Document Representations. With respect to each Property Document, Borrower hereby represents that, except as disclosed in the applicable Title Insurance Policy or any estoppel or similar document delivered with respect to any Property Document in connection with the Loan, (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to Borrower’s actual knowledge, there are no defaults under any Property Document by any party thereto and, to Borrower’s actual knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full and (d) to Borrower’s actual knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document. With respect to any Property Document in connection with the construction or expansion of parking at an Individual Property (“Parking Expansion Project”) or Lease amendment in connection therewith, in each case, executed on or prior to the date hereof, the outstanding costs estimated by Borrower in good faith to be paid in connection with each Parking Expansion Project are set forth in Schedule X attached hereto (“Parking Expansion Costs”).

Section 3.35.     Ground Lease. After giving effect to any estoppels delivered to Administrative Agent in connection with the closing of the Loan and except as set forth on Schedule XI:

(a)            The Ground Lease or a memorandum of such Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage or the Ground Lessor has approved and consented to the encumbrance of each Ground Leased Property by the applicable Security Instrument. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments disclosed to Administrative Agent in this Agreement or ground lessor estoppels delivered to Administrative Agent and/or Lender in connection with the closing of the Loan.

(b)            The Ground Lease may not be terminated, surrendered or amended by Ground Lessor without the prior written consent of Administrative Agent and/or Lender; provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(c)            Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the Ground Lessor’s related fee interest.

(d)            In the event of a foreclosure or assignment or transfer in lieu of foreclosure, the Administrative Agent and/or Lender has the right to assign the Ground Lease without the Ground Lessor’s consent.

(e)            The Ground Lease is in full force and effect and no default has occurred on the part of the Borrower under the Ground Lease, nor to Borrower’s actual knowledge has any default occurred by the Ground Lessor under the Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the Ground Lease or (ii) to Borrower’s actual knowledge, a default by Ground Lessor under the terms of the Ground Lease.

(f)             Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied to the Restoration of the Ground Leased Property or pursuant to the terms of the Loan Documents.

(g)            The Ground Lease requires the Ground Lessor to give notice of any default by Borrower to Administrative Agent and/or Lender prior to exercising its remedies thereunder.

(h)            Administrative Agent and/or Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease.

(i)             The Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods).

(j)             The Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease as a result of Borrower’s default and in connection with a rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

Section 3.36.     Condominium Documents. After giving effect to any estoppels delivered to Administrative Agent and/or Lender in connection with the closing of the Loan and except as set forth on Schedule XIV:

(a)            The Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents. Borrower has provided to Administrative Agent a true, complete and correct copy of all Condominium Documents (excluding the 91-165 Hanua Street By-Laws). There have not been amendments or modifications to the Condominium Documents, with the exception of written instruments disclosed to Administrative Agent in this Agreement or condominium board estoppels delivered to Administrative Agent in connection with the closing of the Loan. Other than the Condominium Documents, to Borrower’s knowledge, there are no agreements to which the Condominium or the Board is a party which are not of record that affect the Condominium’s, the Board’s or the Borrower’s obligations with respect to the applicable Individual Property and which (i) reduce in any material respect the Condominium’s or the Board’s obligations under the Condominium Documents with respect to the building or the applicable Individual Property or (ii) increase in any material respect Borrower’s obligations under the Condominium Documents with respect to the building or the applicable Individual Property.

(b)            The 91-165 Hanua Street By-Laws are substantially similar in both form and substance as compared to the by-laws governing the condominium regimes located at 91-222 Olai Street, Kapolei, HI., 91-259 Olai Street, Kapolei, HI., and 91-174 Olai Street, Kapolei, HI.

(c)            As of the Closing Date, Borrower is the owner of all condominium units in each Condominium (HI). Borrower acknowledges and agrees that, for the purposes of this Agreement, including, without limitation, the release provisions set forth in Section 2.10 hereof, “Individual Property” with respect to each Condominium (HI) shall mean all condominium units owned by Borrower as of the Closing Date. As of the Closing Date, Borrower Controls, and representatives of Borrower hold all seats on, each Board. Borrower is able to exercise all rights set forth in the Loan Documents without being subject to any restriction set forth in the Condominium Documents. Borrower’s interest under the Condominium Documents has not been assigned pursuant to any assignment except to Administrative Agent and Lender pursuant to the Loan Documents.

(d)            Except for the Permitted Encumbrances and other encumbrances of record, there are no liens capable of being asserted for amounts due under the provisions of the Condominium Documents which, if unpaid, may be asserted as a lien prior to the lien of the Security Instrument. No party to the Condominium Documents has a right of first refusal or an option to purchase the Property that would apply to a foreclosure or the first sale by the successor owner after a foreclosure.

(e)            The Condominium Documents are in full force and effect and no default has occurred on the part of the Borrower under the Condominium Documents, nor to Borrower’s knowledge has any default occurred by the Board under the Condominium Documents (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the Condominium Documents or (ii) to Borrower’s knowledge, a default by the Board under the terms of the Condominium Documents. There are no judgments, suits or claims pending, filed or threatened in writing against the Condominium or the Board, and there are no set-offs, claims, counterclaims or defenses being asserted or, to Borrower’s knowledge, capable of being asserted after giving the requisite notice, if any, required under the Condominium Documents or otherwise known by Borrower for the enforcement of the obligations of any party thereunder.

(f)            All Common Expenses (if any) due and payable by Borrower pursuant to the Condominium Documents as of the date hereof have been fully paid. There are currently no special, supplemental or otherwise extraordinary Assessments pending or proposed (other than regular, annual Assessments) by the Board, and no working capital reserves have been established with respect to the Condominium. The Board has not proposed any significant capital expenditures for the Condominium for the current or two (2) next succeeding calendar years.

(g)            Borrower or the Board currently maintains (or shall cause to be maintained) insurance coverage with respect to all of the common elements which comprise a portion of, and are appurtenant to, the applicable Individual Property as required by the Condominium Documents.

(h)            Neither the Board nor the Condominium is a party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.

Section 3.37.     Hawaii Easement Documents.

(a)            Borrower has provided to Administrative Agent a true, complete and correct copy of all Hawaii Easement Documents and the Hawaii Easement Maps. There have not been any amendments or modifications to the Hawaii Easement Documents or the Hawaii Easement Maps, with the exception of any amendments or modifications disclosed to Administrative Agent in writing.

(b)            Except for the Permitted Encumbrances, Borrower’s interests in the Hawaii Easement Documents are not subject to any liens or encumbrances superior to, or of equal priority with, any Security Instrument. Neither a current survey nor a current title insurance policy for the Hawaii Easement Properties would reveal any lien, encumbrance or state of facts that would reasonably be expected to have an Individual Material Adverse Effect.

(c)            To the extent applicable, in the event of a foreclosure or assignment or transfer in lieu of foreclosure, the Administrative Agent has the right to succeed to Borrower’s interest and assign the Hawaii Easement Documents and the applicable documents creating Borrower’s interest in the Hawaii Easement Properties (collectively, the “Hawaii Easement Grant Documents”) without the consent of any Person.

(d)            The Hawaii Easement Documents and the Hawaii Easement Grant Documents are in full force and effect and no default has occurred on the part of the Borrower under the Hawaii Easement Documents or the Hawaii Easement Grant Documents, nor to Borrower’s knowledge, has any default occurred by any other Person under the Hawaii Easement Documents or the Hawaii Easement Grant Documents (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the Hawaii Easement Documents or the Hawaii Easement Grant Documents or (ii) a default by the tenants or any other Person under the terms of the Hawaii Easement Documents or the Hawaii Easement Grant Documents. All rent required to be paid under the Hawaii Easement Documents and the Hawaii Easement Grant Documents has been fully paid as of the date hereof.

(e)            To the extent applicable, under the terms of the Hawaii Easement Documents, the Hawaii Easement Grant Documents and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied to the Restoration of the Hawaii Easement Properties or pursuant to the terms of the Loan Documents.

(f)            There exists no offsets or defenses to the payment of any portion of rents under the Hawaii Easement Documents or the Hawaii Easement Grant Documents and Borrower has no material monetary or other obligations to any Person under the Hawaii Easement Documents or the Hawaii Easement Grant Documents.

(g)            To Borrower’s knowledge, no hazardous substances or materials have been released, spilled or disposed of on, under or from any of the Hawaii Easement Properties in violation of the Hawaii Easement Documents or the Hawaii Easement Grant Documents.

(h)            To the extent applicable, the Hawaii Easement Documents and the Hawaii Easement Grant Documents require the applicable counterparty to give notice of any default by Borrower to Administrative Agent and/or Lender prior to exercising any remedies thereunder.

(i)             To the extent applicable, Administrative Agent is permitted the opportunity to cure any default under the Hawaii Easement Documents or the Hawaii Easement Grant Documents which is curable after the receipt of notice of the default before the applicable counterparty thereunder may terminate the applicable Hawaii Easement Document or Hawaii Easement Grant Documents.

Section 3.38.     No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower or Guarantor to Administrative Agent or Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower has disclosed or made available to Administrative Agent and Lender all material facts related to the Borrower, Guarantor and the Properties and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and expressly set forth elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive until the Debt has been repaid in full.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent and Lender that:

Section 4.1.     Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State where it owns any Individual Property and (c) its franchises and trade names, if any.

Section 4.2.     Legal Requirements.

(a)            Borrower shall promptly comply, or shall cause each Tenant at the Property to comply, in all material respects with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower or Tenant, as applicable, to keep all necessary Permits in full force and effect).

(b)            Borrower shall from time to time, if requested by Administrative Agent (which request will be made only if Administrative Agent has a reasonable basis for believing the Property may not be in compliance with Legal Requirements), provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c)            Borrower shall give prompt notice to Administrative Agent of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)            After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.2(d) at any time exceeds $2,500,000, Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may contest the validity of any Legal Requirement, the applicability of any Legal Requirement to Tenant or any Individual Property or any alleged violation of any Legal Requirement in accordance with the applicable provisions of the Lease, provided Borrower complies with the terms and conditions set forth in this Section 4.2(d).

Section 4.3.     Maintenance and Use of Property. Borrower shall, or shall cause each Tenant at the Property to, cause the Property to be maintained in a good and safe condition and repair, ordinary wear and tear excepted. The Improvements and the Borrower’s Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) to the extent the same would materially and adversely affect the value of such Improvements or Personal Property, as applicable, without the consent of Administrative Agent or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall perform (or shall cause each Tenant to perform) the prompt repair, replacement and/or rebuilding of any part of the Property (other than any Tenant Funded Alterations) which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate, or shall cause each Tenant at the Property to operate, the Property for the same uses as the Property is currently operated or as primarily a warehouse, light industrial, logistics or office property and Borrower shall not, without the prior written consent of Administrative Agent, (i) change the use of the Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Administrative Agent.

Section 4.4.     Waste. Borrower shall not (and shall not permit any Tenant to) commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.     Taxes and Other Charges.

(a)            Borrower shall pay (or cause each Tenant to pay) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall not suffer and shall promptly cause each Tenant to pay and discharge any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), and shall promptly pay or cause each Tenant to pay for all utility services provided to the Property (or any portion thereof).

(b)            After prior written notice to Administrative Agent, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.5(b) at any time exceeds $1,000,000 (except with respect to tax certiorari proceedings in the ordinary course of business), Borrower shall furnish, or cause the applicable Tenant to furnish, such security as may be required in the proceeding, or deliver to Administrative Agent such reserve deposits as may be requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any imminent danger of the lien of the Security Instrument being primed by any related lien. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may freely contest (or permit to be contested) by appropriate legal proceeding the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that Borrower complies with the terms and conditions set forth in this Section 4.5(b).

Section 4.6.     Litigation. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect.

Section 4.7.     Access to Property. Subject to the rights of Tenants, the rights of Ground Lessors under the Ground Leases, and the rights of the PILOT Lessors under the PILOT Leases, Borrower shall permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.    Notice of Default. Borrower shall promptly advise Administrative Agent of any material adverse change in Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

Section 4.9.     Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent and Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Administrative Agent and/or Lender, at its election, to participate in any such proceedings.

Section 4.10.     Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11.     Material Agreements. Borrower shall duly and punctually perform and comply in all material respects with any and all material representations, warranties, covenants and agreements expressed as binding upon Borrower under any Material Agreement to which Borrower is a party or is bound. Borrower shall not, without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, enter into any new Material Agreement or execute material adverse modifications to any then existing Material Agreements. To the extent the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent in accordance with the foregoing sentence and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.12.     Books and Records.

(a)            Borrower shall furnish to Administrative Agent:

(i)            After the first full calendar quarter following the Closing Date and quarterly thereafter, certified rent rolls for each Individual Property within sixty (60) days after the end of each calendar quarter;

(ii)            After the first full calendar quarter following the Closing Date and quarterly thereafter (other than year-end), quarterly operating statements on a consolidated basis and also with respect to each Individual Property covering the trailing twelve (12) month period (excluding any periods prior to the Closing Date) detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within sixty (60) days after the end of each calendar quarter;

(iii)            Commencing with the 2022 calendar year and annually thereafter, within one-hundred twenty (120) days after the close of each fiscal year of Borrower, with respect to Borrower (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower), annual audited financial statements of Borrower (on a combined basis) audited by Deloitte, Ernst & Young, RSM McGladrey, Baker Newman Noyes, PwC, KPMG or other independent certified public accountant reasonably approved by Administrative Agent and prepared in accordance with Approved Accounting Method (the “Annual Financial Statements”). Such Annual Financial Statements shall set forth the financial condition and the results of operations for Borrower and the Properties (on a combined basis and with respect to each Individual Property) for such fiscal year, and shall include a balance sheet, income statement, cash flow statement and notes to the financial statements (each of which shall not include any Person other than Borrower or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower); and

(iv)            by no later than December 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Administrative Agent for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period not take effect until reasonably approved by Administrative Agent (after such approval has been given in writing, each such approved budget shall be referred to herein, individually or collectively (as the context requires) as the “Approved Annual Budget”). Upon the occurrence of a Trigger Period, the budget currently in place will be deemed approved and the Administrative Agent will have a reasonable approval right over the next annual budget issued (not to be unreasonably withheld, delayed or conditioned) provided that the Trigger Period is still in effect. In the event consent of the Administrative Agent is required with respect to a proposed budget and Borrower and the Administrative Agent cannot agree on a revised budget, the then existing Approved Annual Budget shall be deemed approved and shall continue to be the operative budget for the subsequent fiscal year until a new budget is approved; provided that, each line item of such Approved Annual Budget shall be increased by an amount equal to the increase in the consumer price index for the prior year (other than the line items in respect of Taxes, Insurance Premiums, utilities expenses, variable operating expenses that are directly related to increased revenues at the Properties and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Trigger Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Administrative Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Administrative Agent’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)            Upon request from Administrative Agent, Borrower shall furnish in a timely manner to Administrative Agent:

(i)            in connection with any release of any Property in accordance with the terms hereof, either (A) Borrower’s calculation of Debt Yield,  LTV Ratio, Release Amount, Low Debt Yield Release Amount, if applicable and the Net Sales Proceeds, if applicable or (B) Borrower’s written confirmation that it agrees with Administrative Agent’s calculation of Debt Yield, LTV Ratio, Release Amount, Low Debt Yield Release Amount, if applicable and the Net Sales Proceeds, if applicable;

(ii)            an accounting of all Security Deposits, including the nature and type of Security Deposit, and such details regarding any Security Deposit not held in the form of cash as Administrative Agent may reasonably require; and

(iii)            evidence reasonably acceptable to Administrative Agent of compliance with the terms and conditions of Articles 5 and 9 hereof.

(c)            Borrower shall, within ten (10) Business Days of request (or as soon as reasonably practicable thereafter), furnish Administrative Agent (and shall cause Guarantor to furnish to Administrative Agent) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Administrative Agent in form and substance reasonably satisfactory to Administrative Agent. Borrower shall furnish to Administrative Agent and its agents convenient facilities for the examination and audit of any such books and records (any such examination at Administrative Agent’s sole cost and expense other than during the continuance of an Event of Default).

(d)            Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Administrative Agent pursuant to Section 4.12 shall: (A) be complete and correct in all material respects; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared and certified by a Responsible Officer of Borrower in electronic format and in accordance with the Approved Accounting Method; and (E) not include any Person other than Borrower and shall show each Borrower and each Individual Property individually and on a combined, aggregate basis with all Borrower and all Individual Properties (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Administrative Agent. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)            within thirty (30) days after the end of each calendar month, a cash flow statement for the prior calendar month and a statement for Borrower’s operating account showing the beginning and ending balance for the prior calendar month, which statement shall be accompanied by an Officer’s Certificate certifying (A) that all funds withdrawn from Borrower’s operating account during such calendar month were used solely for those uses permitted in Section 2.6(b) hereof, (B) that such operating account statement is true, correct, accurate, and complete and (C) to the amount of Excess Cash Flow generated during such calendar month.

(f)            Borrower acknowledges the importance to Administrative Agent and Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Administrative Agent any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), the same shall, at Administrative Agent’s option, constitute an Event of Default hereunder if not cured by Borrower within thirty (30) days after written notice from Administrative Agent.

Section 4.13.     Estoppel Certificates.

(a)            After request by Administrative Agent (not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing), Borrower, within ten (10) days of such request, shall furnish Administrative Agent or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) intentionally omitted, (iii) intentionally omitted, (iv) intentionally omitted, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, to Borrower’s actual knowledge, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (viii) as of the date of such statement, whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified except as then previously disclosed to Administrative Agent (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the lessees under the Leases are in material non-monetary default or monetary default under the Leases, and, if any of the lessees are in material non-monetary default or monetary default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Administrative Agent and reasonably related to the Leases or Condominium Documents, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing and at no cost to Borrower, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Administrative Agent attesting to such facts regarding the Lease as Administrative Agent may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)            In connection with any Secondary Market Transaction, at Administrative Agent’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail reasonably acceptable to Administrative Agent and Borrower.

(d)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Administrative Agent and Borrower.

(e)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any Ground Lease in form and substance reasonably acceptable to Administrative Agent and Borrower.

(f)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any PILOT Document in form and substance reasonably acceptable to Administrative Agent and Borrower.

(g)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any Condominium Document in form and substance reasonably acceptable to Administrative Agent and Borrower.

Section 4.14.     Leases and Rents.

(a)            Unless otherwise consented to in writing by Administrative Agent, all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be with unaffiliated, third parties on terms and conditions (including, without limitation, terms and conditions relating to free rent, tenant improvements and other allowances) which are, in each case, commercially reasonable and comparable to existing local market terms and conditions for similar properties, (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Administrative Agent and any purchaser at a foreclosure sale (so long as Administrative Agent or such purchaser agrees to recognize the Tenant) and (iv) not contain any terms which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Except as provided below, Borrower shall not, without the prior written approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease. Notwithstanding anything to the contrary set forth herein, Administrative Agent’s consent shall not be required in connection with (i) any Lease (or amendment, modification or termination thereof) that is not a Major Lease, (ii) any renewals, expansions causing the demised premises not to exceed five hundred thousand (500,000) square feet or extensions of any Lease (including a Major Lease) by any Tenant that is a party to such Lease as of the Closing Date so long as the rental terms pursuant to such Lease are on market rental terms, provided that any expansion with respect to a Major Lease that grants the applicable Tenant any termination right in the event such expansion work is not completed shall require Administrative Agent consent, (iii) immaterial modifications that do not (I) change the economic terms and/or accelerate the expiration date of a Major Lease (including, without limitation, the terms and conditions of any purchase options, rights of first refusal and/or rights of first offer to purchase the applicable Individual Property set forth therein and the material economic terms and conditions of any renewal, expansion or extension thereof), (II) materially reduce the obligations of the Tenant under a Major Lease and/or (III) materially increase the obligations of Borrower under a Major Lease or (iv) termination by the applicable Tenant of any Major Lease based upon an express termination right contained in such Major Lease. All Leases executed after the Closing Date shall provide that they are subordinate to the Security Instrument encumbering the applicable Individual Property and that the Tenant agrees to attorn to Administrative Agent or any purchaser at a sale by foreclosure or power of sale (so long as Administrative Agent or such purchaser agrees to recognize the Tenant). Administrative Agent, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in the form required under the applicable Lease so long as such form is on commercially reasonable terms, or if no such specific form is required, substantially in the form attached hereto as Exhibit B or in such other form that is reasonably satisfactory to Administrative Agent, Borrower and such Tenant (provided in each case that Administrative Agent shall agree to modifications reasonably required, and on commercially reasonable terms, to reflect an obligation on behalf of Administrative Agent to release any casualty or condemnation proceeds in connection with any restoration required pursuant to a Lease) (a “Subordination, Non-Disturbance and Attornment Agreement”) with any Tenant entering into a Major Lease (other than a Lease to an Affiliate of Borrower) after the Closing Date. Administrative Agent shall promptly respond, at Borrower’s sole costs and expense, to any request by a Tenant under a Major Lease for an amendment to an existing Subordination, Non-Disturbance and Attornment Agreement. All actual and reasonable, out-of-pocket costs and expenses of Administrative Agent and Servicer in connection with the negotiation, preparation, execution and delivery by Administrative Agent and Servicer of any Subordination, Non-Disturbance and Attornment Agreement, including, without limitation, reasonable actually incurred attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b)            Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases (including without limitation all obligations related to Unfunded Obligations) in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Administrative Agent’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate Section 4.14(a)(i) through (iii) above or (B) have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect and (vi) shall hold all Security Deposits in accordance with Legal Requirements. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases (to the extent not previously delivered to Administrative Agent unless Administrative Agent notifies Borrower it is unable to locate such executed copies).

(c)            Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Administrative Agent any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower agrees to provide Administrative Agent with written notice of any material event of default under a Major Lease within ten (10) Business Days after Borrower’s actual knowledge of the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Administrative Agent’s option, constitute an Event of Default.

(d)            Borrower shall notify Administrative Agent in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, Borrower shall deposit all termination fees into the Restricted Account for disbursement in accordance with the Restricted Account Agreement. Upon the occurrence and during the continuance of a Trigger Period, any termination fee or payment received by Borrower shall be deposited in reserve with Administrative Agent into the Leasing Reserve Account to be disbursed by Administrative Agent for tenant improvement and leasing commission costs in accordance with Section 8.3 hereof.

(e)            Upon the occurrence and during the continuance of an Event of Default, Borrower shall, within thirty (30) days of demand by Administrative Agent, deliver to Administrative Agent all Security Deposits. Without limitation of any other term or provision contained herein, for purposes of clarification, for a Security Deposit to be deemed “delivered to Administrative Agent” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Administrative Agent’s name. Such Security Deposits shall be held by Administrative Agent or Servicer for the benefit of the applicable Tenants in accordance with applicable Legal Requirements and the applicable Leases.

(f)            To the extent that the Deemed Approval Requirements are satisfied in connection with any Borrower request for Administrative Agent consent under this Section and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.15.     Management Agreement.

(a)            Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement, (ii) promptly notify Administrative Agent of any event of default under the Management Agreement; (iii) promptly deliver to Administrative Agent a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Administrative Agent of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement in all material respects.

(b)            Borrower shall not, without the prior written consent of Administrative Agent, (i) surrender, terminate or cancel the Management Agreement, consent to any assignment of the Manager’s interest under the Management Agreement to another manager or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the Property; provided, however, that Borrower may replace Manager and/or consent to the assignment of Manager’s interest under the Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect; or (v) enter into an agreement or amendment that provides that the base management fee under any Management Agreement exceeds, with respect to each Individual Property, three percent (3.0%) of gross rents attributable to such Individual Property as determined in accordance with the Management Agreement. Manager may also receive a Construction Supervision Fee (as defined in the Management Agreement) in accordance with the Management Agreement no greater than five percent (5.0%) of the cost of such construction. In no instance shall Borrower pass-through any management fees to any Tenant in excess of the amount permitted under the related Lease.

(c)            If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Administrative Agent a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon. Borrower shall notify Administrative Agent if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement.

(d)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Administrative Agent.

(e)            In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall timely exercise each individual option, if any, to extend or renew the term of the Management Agreement or submit to Administrative Agent by no later than sixty (60) days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f)            Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement to another manager, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) either (x) a “Cause Event” as defined in the Management Agreement has occurred, (y) if termination is permitted pursuant to Sponsor’s organization documents or (z) Administrative Agent consents to such termination, (iii) Administrative Agent receives at least sixty (60) days prior written notice of the same, and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. Manager shall not (and Borrower shall not permit Manager to) resign as Manager or otherwise cease managing the Property until a New Manager is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g)            Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Administrative Agent, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent an Event of Default is continuing and if opted by Administrative Agent, approved by Administrative Agent and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)            As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form required by Administrative Agent (with such changes thereto as may be required by the Rating Agencies) and (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Administrative Agent a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion with respect to such New Manager and new management agreement.

(i)            If applicable, Borrower shall notify Administrative Agent in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Administrative Agent and that any use of such termination fee or payment shall be subject in all respects to Administrative Agent’s prior written consent in Administrative Agent’s reasonable discretion (which consent may include, without limitation, a requirement by Administrative Agent that such termination fee or payment be placed in reserve with Administrative Agent to be disbursed by Administrative Agent for replacing such Manager and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Administrative Agent). The foregoing consent right of Administrative Agent (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Administrative Agent.

(j)            If (a) an Event of Default occurs and is continuing or (b) Manager shall become subject to a bankruptcy proceeding, then, in the case of any of the foregoing, Borrower shall, at the request of Administrative Agent (such request being made no less than thirty (30) days in advance if there is an Event of Default continuing), terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Qualified Management Agreement, it being understood and agreed that the base management fee for such Qualified Manager shall not exceed then-prevailing market rates (and in no event shall such management fee exceed, with respect to each Individual Property, three percent (3.0%) of gross revenues attributable to such Individual Property to which such Qualified Management Agreement relates.

(k)            Any sums expended by Administrative Agent pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

Section 4.16.     Payment for Labor and Materials.

(a)            Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) and enforce its rights to require a Tenant to pay when due all bills and costs for labor, materials, and specifically fabricated materials in connection with the Property (any such bills and costs, a “Work Charge”) so there shall not exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof.

(b)            After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.16(b) at any time exceeds $2,500,000, Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Administrative Agent, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may contest by appropriate legal proceeding the validity of any Work Charge, the applicability of any Work Charge to Tenant or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same in accordance with the provisions of the Lease, provided that Borrower complies with the terms and conditions of this Section 4.16(b).

Section 4.17.     Performance of Other Agreements. Borrower shall observe and perform, and enforce its obligations under any Lease to require a Tenant to observe and perform, in all material respects the terms to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property (or any portion thereof),or given by Borrower to Administrative Agent for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18.     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.     ERISA; FIRRMA.

(a)            Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)            Borrower further covenants and agrees to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Administrative Agent in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions by or with Borrower are not subject to state statutes which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the IRS Code applicable to Borrower and which prohibit or otherwise restrict the transactions contemplated by this Agreement; and (iii) one or more of the following circumstances is true:

(A)            Equity interests in Borrower are “publicly offered securities”, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B)            Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3-101(f)(2); or

(C)            Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)            Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

(d)            Within three (3) Business Days of Borrower’s receipt of any FIRRMA Document, Borrower shall provide Administrative Agent a copy of the same. Concurrently with Borrower’s delivery of any FIRRMA Document, Borrower shall provide Administrative Agent a copy thereof. In the event that Borrower or any of its Affiliates meets with any Governmental Authority for any purpose relating to FIRRMA, Borrower shall provide Administrative Agent with a written summary of such meeting within three (3) Business Days thereafter. In the event that any review, investigation or other proceeding is commenced relating to FIRRMA and involving Borrower, the Constituent Owners of Borrower and/or the Property, Borrower shall provide Administrative Agent with a written summary of the status of such matters on a monthly, or if requested by Administrative Agent, more frequent, basis, including such information as Administrative Agent shall reasonably request. Borrower shall (and shall cause its Constituent Owners to) (i) comply with FIRRMA and (ii) respond to, and comply with, all requests, orders, and directives from any Governmental Authority related to FIRRMA; provided, however, the foregoing subsections (i) and (ii) shall not limit any obligation of Borrower to otherwise comply with any other applicable terms and conditions hereof and of the other Loan Documents. Notwithstanding anything contained herein to the contrary, each of any FIRRMA Prohibited Transfer and FIRRMA Prohibited Filing Event shall be deemed prohibited hereunder as a breach hereof and Borrower shall not permit the same to occur without Administrative Agent’s prior written consent.

Section 4.20.     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21.    Alterations.

(a)            Administrative Agent’s prior approval shall be required in connection with any alterations to any Improvements or with respect to any Parking Expansion Project (subject to Section 4.27 hereof) (“Alterations”) (i) that are reasonably likely to have an Individual Material Adverse Effect, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold or (iii) that materially and negatively affect the structural integrity of the Improvements, which approval may be granted or withheld in Administrative Agent’s reasonable discretion. Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with any (A) repairs based on life safety or emergency conditions or which are required to comply with applicable Legal Requirements, (B) work disclosed to Administrative Agent on Schedule X attached hereto other than material expansions to Improvements on the Property to the extent consent is required for such expansions pursuant to the foregoing sentence, (C) non-structural or decorative work performed in the ordinary course of Borrower’s business, (D) tenant improvements and other Alterations made pursuant to an Approved Annual Budget except to the extent such Alterations are reasonably anticipated to exceed the applicable Alteration Threshold; (E) Alterations under and pursuant to any existing Lease as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or any Lease entered into in accordance with the terms and conditions of Section 4.14 (pursuant to the terms thereof in existence as of the date such Lease was entered into in accordance with the terms and conditions of Section 4.14) other than in connection with any Parking Expansion Project or material expansions to Improvements on the Property, in each case, to the extent consent is required for such Parking Expansion Project or expansion pursuant to the foregoing sentence; and (F) alterations and repairs arising out of a Casualty or Condemnation in accordance with the terms and conditions hereof, (G) any repairs required pursuant to this Agreement, (H) any pavement of roads, driveways and parking lots other than in connection with any Parking Expansion Project to the extent consent is required for such Parking Expansion Project pursuant to the foregoing sentence, (I) any roof repairs or replacements or installation or any other addition of antenna or solar panels at an Individual Property and (J) Tenant Funded Alterations (clauses (A) through (J), the “Approved Alterations”). To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Administrative Agent consent under this Section and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.

(b)            Except to the extent such amounts are already reserved by Administrative Agent in connection with such Alteration, if the total unpaid amounts due and payable with respect to Alterations requiring Administrative Agent’s prior written consent at any Individual Property in the aggregate (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Approved Alterations with respect to such Properties) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Administrative Agent as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such Alteration exceeding the Alteration Threshold (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Administrative Agent and in respect of which, at Administrative Agent’s option following a rated Securitization of the Loan, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies or (IV) a Letter of Credit. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold and (B) disbursed or released, as applicable, from time to time by Administrative Agent to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of invoices paid (or to be paid) in excess of $25,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor to be paid by Borrower that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will be paid the amounts then due and payable to such contractor in connection with the funds to be disbursed. Each Alterations Deposit shall (if held in cash) be held by Administrative Agent in an interest-bearing account and, until disbursed or released in accordance with the provisions of this Section 4.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Administrative Agent shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Administrative Agent and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Administrative Agent in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full or will have been paid in full upon such disbursement.

(c)            In no event shall the aggregate amount of any Letters of Credit delivered hereunder or any other provision of the Loan Documents exceed ten percent (10%) of the outstanding principal amount of the Loan, unless Borrower delivers to Administrative Agent an opinion of counsel to the effect that delivery of such Letter of Credit does not alter the conclusion reached in the Non-Consolidation Opinion, or a New Non-Consolidation Opinion, which opinion and any counsel delivering such opinion (if not counsel who delivered the Non-Consolidation Opinion) shall be reasonably acceptable to Administrative Agent.

Section 4.22.     Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder, or cause an applicable Tenant to do the foregoing pursuant to the terms of its Lease, as applicable; (ii) promptly notify Administrative Agent of any material default under the Property Documents of which it is aware; (iii) intentionally omitted; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Administrative Agent, (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Administrative Agent consent under this Section and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.23.    Ground Lease Covenants. Without limitation of the other provisions herein, Borrower makes the following covenants with respect to each Ground Lease:

(a)            Borrower shall (i) pay (or shall cause any Tenant to pay, as applicable) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe (or cause to be performed and observed) in all material respects all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Administrative Agent of any change in the instructions regarding the payment of Ground Rent (the “Payment Instructions”) and of the giving of any notice by the landlord under the Ground Lease to Borrower of any default by Borrower and shall, within five (5) Business Days of receipt of such notice or change, (A) deliver to Administrative Agent a true copy of each such notice or evidence of such change (as applicable) and (B) in the case of a change in the Payment Instructions, deliver to Administrative Agent a new IRS Form W9 with respect to the landlord under the Ground Lease (or evidence reasonably acceptable to Administrative Agent that the IRS Form W9 with respect to the landlord under the Ground Lease then held by Administrative Agent remains accurate and valid) and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of Borrower’s receipt.

(b)            Borrower shall not, without the prior consent of Administrative Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and if Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Administrative Agent a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Without the prior written consent of Administrative Agent, Borrower shall not permit any Borrower Party or any Affiliate of any Borrower Party to acquire the fee interest in the Property (the “Fee Acquisition”); provided that Borrower may enter into a Fee Acquisition and terminate the Ground Lease so long as (i) the lien of the applicable Security Instruments shall be spread to cover such fee title, (ii) Borrower, at its sole cost and expense, including without limitation, Administrative Agent’s and Lender’s reasonable attorney’s fees, (A) executes any and all documents or instruments necessary to subject the foregoing interest to the lien of the applicable Security Instrument; and (B) provides a title insurance policy or endorsement which shall insure that the lien of the applicable Security Instrument is a first lien on such interest, subject to the Permitted Encumbrances, and (iii) Borrower delivers a REMIC Opinion in connection with such Fee Acquisition.

(c)            Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease prior to the applicable deadline set forth in such Ground Lease (the “Renewal Deadline”), and Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Additionally, promptly following written request by Administrative Agent, Borrower shall deliver to Administrative Agent an original executed but undated notice to the landlord under the Ground Lease exercising Borrower’s renewal rights thereunder (such notice, the “Renewal Notice”). Borrower hereby irrevocably grants Administrative Agent the right to date and transmit the Renewal Notice to the landlord under the Ground Lease; provided, however, Administrative Agent shall only do so if, as of the Renewal Deadline, Administrative Agent is not in receipt of evidence reasonably acceptable to Administrative Agent that Borrower has exercised its right to renew the Ground Lease.

(d)            Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not, without prior written consent of Administrative Agent, sublet any portion of the leasehold estate created by the Ground Lease except pursuant to any existing Lease or new Lease executed in accordance with the express terms and conditions of this Agreement.

Section 4.24.     PILOT Leases and PILOT Documents.

(a)            Each Individual Borrower that is subject to a PILOT Lease and/or PILOT Documents shall (or shall cause any Tenant to, as applicable):

(i)            pay all sums required to be paid by any Individual Borrower under and pursuant to the PILOT Documents, as and when such payment is payable, including any rents or additional rents required to be paid by such Individual Borrower, as tenant under and pursuant to the provisions of the PILOT Leases, as and when such rent or other charge is payable;

(ii)           diligently perform and observe all of the terms, covenants and conditions in all material respects of the PILOT Lease and PILOT Documents on the part of such Individual Borrower to be performed and observed, prior to the expiration of any applicable grace period therein, including, without limitation, any minimum investments required with respect to the applicable PILOT Property;

(iii)          promptly deliver to Administrative Agent a copy of any written notice received by Borrower of any default by any Individual Borrower under any PILOT Document and/or PILOT Lease on the part of any Individual Borrower;

(iv)          timely submit, file or deliver all reporting and tax returns required pursuant to the terms of the PILOT Lease and/or PILOT Document, as applicable, and upon request of Administrative Agent, promptly deliver a copy of such reporting to Administrative Agent;

(v)           conduct all leasing at the applicable PILOT Property in accordance with the terms and conditions in the PILOT Lease and/or PILOT Documents, as applicable, and in accordance with Legal Requirements; and

(vi)          continue to operate at the applicable PILOT Property and shall not cease operations or “go dark” with respect to such PILOT Property as required pursuant to the terms and conditions of the PILOT Lease and/or PILOT Document, as applicable.

Notwithstanding anything to the contrary contained herein, Administrative Agent acknowledges that all payments under any PILOT Bond held by Borrower may be made by Borrower via ledger or book entry only to the extent permitted under the applicable PILOT Documents.

(b)            Except in connection with a Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 4.24(e) hereof, not and shall not cause or permit any other Person to, without the prior consent of Administrative Agent, transfer, surrender, terminate or cancel any PILOT Lease or PILOT Document, including any PILOT Bond or modify, change, supplement, alter or amend any PILOT Lease or PILOT Document, either orally or in writing.

(c)            If any Individual Borrower shall default in the performance or observance of any material term, covenant or condition of any PILOT Lease and/or PILOT Document, as applicable, on the part of any such Individual Borrower to be performed or observed and shall fail to cure the same prior to the expiration of any applicable cure or grace period provided under the PILOT Lease and/or PILOT Document, as applicable, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the any such PILOT Lease and/or PILOT Document, as applicable, on the part of any such Individual Borrower to be performed or observed or to be promptly performed or observed on behalf of any such Individual Borrower, to the end that the rights of any such Individual Borrower in, to and under any such PILOT Lease and/or PILOT Document, as applicable, shall be kept unimpaired as a result thereof and free from default. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, Administrative Agent and any Person designated as Administrative Agent’s agent by Administrative Agent shall have, and are hereby granted, the right to enter upon the applicable PILOT Property at any reasonable time, on reasonable written notice and from time to time for the purpose of taking any such action. Administrative Agent may pay and expend such sums of money as Administrative Agent reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the PILOT Lessor or other counterparty to the applicable PILOT Document. Borrower hereby agrees to pay to Administrative Agent within five (5) days after demand, all such sums so paid and expended by Administrative Agent, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Security Instruments.

(d)            If any PILOT Lessor or other counterparty to a PILOT Document shall deliver to Administrative Agent a copy of any notice of default sent by such PILOT Lessor or counterparty to any applicable Individual Borrower under the applicable PILOT Lease and/or PILOT Document, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Borrowers will not subordinate or consent to the subordination of the PILOT Lease and/or PILOT Document, as applicable, to any mortgage, security deed, lease or other interest on or in the PILOT Lessor’s interest in all or any part of any fee interest in the PILOT Properties, unless, in each such case, the written consent of Administrative Agent shall have been first obtained.

(e)            Each applicable Individual Borrower shall purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, and in connection therewith, shall pay all amounts due under such PILOT Leases and the PILOT Bonds, including, without limitation, rent payments, attorney’s fees and principal and interest payments on the PILOT Bonds (if any). If any Individual Borrower shall fail to timely purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to acquire the fee interest held by the applicable PILOT Lessor, and Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Borrower hereby agrees to pay to Administrative Agent within five (5) days after day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Security Instruments.

(f)            If an Individual Borrower shall become the owner of fee title to any fee title in the PILOT Properties, then the lien of the applicable Security Instruments shall be spread to cover such fee title. Borrowers agree, at their sole cost and expense, including without limitation, Administrative Agent’s reasonable attorney’s fees, to (i) execute any and all documents or instruments necessary to subject the foregoing interest to the lien of the applicable Security Instrument; and (ii) provide a title insurance policy or endorsement which shall insure that the lien of the applicable Security Instrument is a first lien on such interest, subject to the Permitted Encumbrances. Borrower shall deliver a REMIC Opinion in connection with acquiring such fee title.

Section 4.25.     Liens; Utility and Other Easements.

(a)            Borrower shall not create, incur, assume or suffer to exist any lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b)            Borrower may, without the consent of Administrative Agent, (i) make transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way required by a Lease or otherwise granted in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, gas or electric lines, telecommunications leases and other utilities, provided that no such grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Administrative Agent, at Borrower’s sole cost and expense, shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Administrative Agent evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the lien of the applicable Security Instrument and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the lien of the Security Instrument encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Administrative Agent of:

(i)            ten (10) days’ prior written notice thereof;

(ii)           a copy of the easement, covenant, transfer document, reservation or right of way;

(iii)          an Officer’s Certificate stating (I) with respect to any transfer, the consideration, if any, being paid for the transfer and (II) that such transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(iv)            reimbursement of all of Administrative Agent’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of lien or instrument of subordination), including reasonable attorney’s fees and expenses and the current fee being assessed by Servicer in an amount not to exceed $10,000.

(c)            Notwithstanding the foregoing provisions of this Section 4.25, if the Loan is included in a REMIC Trust and if immediately after giving effect to a release of any portion of the lien (on an Individual Property or any portion of an Individual Property) following a release in accordance with the terms and conditions of this Section 4.25 (but taking into account any proposed Restoration on the remaining Individual Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property (expressed as a percentage) is greater than 125% (such value to be based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust, which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method reasonably satisfactory to Administrative Agent, but shall be based solely on the value of real property and shall exclude personal property and going-concern value), the Borrower must pay down the principal balance of the Loan by an amount not less than the least of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s-length sale of the property to an unrelated Person, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Administrative Agent) does not increase after the release, unless the Administrative Agent receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the lien created pursuant to the Security Instruments.

Section 4.26.        Federal Reserve Regulations. Borrower shall, from time to time, provide Administrative Agent with such information relating to Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof as Administrative Agent shall deem necessary (in Administrative Agent’s sole and absolute discretion) in determining Administrative Agent’s ongoing compliance with Regulation W and Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Notwithstanding anything to the contrary contained herein, none of Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof shall take any action that will cause Administrative Agent, Lender and/or the Loan to violate Regulation W and/or Regulation O.

Section 4.27.        Parking Expansion Projects. After the date hereof, Borrower may enter into Property Documents and/or a Lease amendment in accordance with the terms and conditions of this Agreement with respect to any Parking Expansion Project that Borrower is required to perform pursuant to the terms of a Lease entered into in accordance with this Agreement. In connection with any such Parking Expansion Agreement, Borrower may only acquire additional property to the extent necessary to complete such Parking Expansion Project (such additional property, the “Parking Expansion Additional Property”) and upon the satisfaction of each of the following conditions:

(a)            Borrower shall give Administrative Agent at least thirty (30) days’ prior written notice of any acquisition of a Parking Expansion Additional Property (which notice shall be revocable and subject to modification, provided that Borrower shall reimburse Administrative Agent and Lender for all of its reasonable out-of-pocket costs and expenses relating to such proposed acquisition prior to such revocation (including any fees charged by the Servicer and Rating Agencies);

(b)            Borrower shall own the fee interest (as opposed to the interest of a ground lessee) in such Parking Expansion Additional Property;

(c)            Administrative Agent shall have received a current Appraisals of the Parking Expansion Additional Property and the related Individual Property;

(d)            Administrative Agent shall have received reasonably satisfactory environmental reports and engineering reports regarding the applicable Parking Expansion Additional Property showing no structural, environmental or other issues that are not reasonably acceptable to Administrative Agent and, if corrective measures are recommended therein, Borrower shall have deposited with Administrative Agent one hundred ten percent (110%) of the amount required to fund such corrective measures and Borrower covenants to complete such measures within a reasonable period of time as determined by Administrative Agent;

(e)            Borrower shall deliver to Administrative Agent an Officer’s Certificate certifying that (A) as of the date of such acquisition of the Parking Expansion Additional Property, the representations and warranties contained in Article 3 of this Agreement are true and correct with respect to both the Borrower acquiring the applicable Parking Expansion Additional Property and the related Individual Property (and any exceptions to such representations and warranties shall be specified in an exhibit to such Officer’s Certificate and shall be reasonably acceptable to Administrative Agent), (B) such acquisition does not result in an Individual Material Adverse Effect and (C) Borrower has sufficient funds to complete and pay for all costs and expenses related to such Parking Expansion Additional Property;

(f)            Borrower shall deliver to Administrative Agent the applicable Property Documents

(g)            the acquisition of the applicable Parking Expansion Additional Property shall not result in the incurrence of any indebtedness that is not permitted under this Agreement, the existence of any liens that are not Permitted Encumbrances or otherwise cause an Event of Default to occur;

(h)            if Administrative Agent reasonably determines that the Parking Expansion Additional Property will result in additional Taxes payable by Borrower with respect to the Property, the Borrower shall make a True Up Payment into the Tax Account if required pursuant to Section 8.6 hereof;

(i)            if requested by Administrative Agent, a Rating Agency Confirmation shall have been received with respect thereto;

(j)            if the Loan is included in a REMIC Trust, the loan-to-value ratio (as determined by Administrative Agent using any commercially reasonable method permitted to a REMIC Trust) shall not exceed one hundred twenty-five percent (125%) immediately after giving effect to the acquisition of the applicable Parking Expansion Additional Property;

(k)            if such acquisition occurs after a Securitization, the acquisition shall be permitted under REMIC Requirements in effect as of the consummation of the acquisition and Administrative Agent may require a REMIC Opinion in connection therewith;

(l)            the applicable Borrower shall have executed, acknowledged and delivered to Administrative Agent a Security Instrument with respect to the applicable Parking Expansion Additional Property or spread the lien of the existing Security Instrument on the related Individual Property, in form and substance substantially similar to the counterparts of such documents executed and delivered with respect to the related Individual Property as of the Closing Date, subject only to modifications reflecting only the applicable Parking Expansion Additional Property and such state-specific modifications as shall be reasonably recommended by counsel admitted to practice in such state and reasonably selected by Administrative Agent. In the event that the jurisdiction in which the applicable Parking Expansion Additional Property is located imposes a mortgage recording, intangibles or other similar tax and Administrative Agent has agreed as of the Closing Date to limit the maximum indebtedness secured by the applicable Security Instrument to 125% of the Allocated Loan Amount for such Individual Property or a Tie-In/Aggregation Endorsement is not available with respect to the Title Insurance Policy of such Individual Property, the principal amount secured by such Security Instrument shall be equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Parking Expansion Additional Property, together with the related Individual Property, and Borrower shall pay all mortgage, mortgage recording, stamp, intangible or other similar Taxes and title charges in connection with such endorsement and amendment;

(m)            Administrative Agent shall have received a Title Insurance Policy (or an irrevocable commitment to issue a Title Insurance Policy) or an endorsement in respect of the applicable Parking Expansion Additional Property, which shall insure that the lien of the applicable Security Instrument on the Parking Expansion Additional Property and related Individual Property is a first lien on such interest, subject to the Permitted Encumbrances (other than as defined in clause (b) of the definition thereof);

(n)            Administrative Agent shall have received a Survey with respect to the applicable Parking Expansion Additional Property showing no encroachments or other issues that are not Permitted Encumbrances (other than as defined in clause (b) of the definition thereof);

(o)            Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the applicable Parking Expansion Additional Property is in compliance in all material respects with all applicable zoning requirements (i.e., is either conforming or legal nonconforming in all material respects), which evidence, at Borrower’s election, may be in the form of a reasonably acceptable zoning endorsement to the applicable Title Insurance Policy;

(p)            Administrative Agent shall have received legal opinions from Borrower’s counsel as to the applicable Borrower and the Loan Documents delivered in connection with the acquisition, that are in form and substance substantially similar to those delivered at closing with respect to the applicable Individual Property, or otherwise reasonably satisfactory to Administrative Agent;

(q)            Administrative Agent shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Administrative Agent;

(r)            Borrower shall pay all of Administrative Agent’s and Lender’s out-of-pocket costs and expenses in connection with the acquisition of the Parking Expansion Additional Property, including, without limitation, reasonable counsel fees and any fees charged by the Servicer or Rating Agencies; and

(s)            To the extent the Mezzanine Loan is outstanding, Administrative Agent shall have received evidence that Mezzanine Borrower shall have complied with the requirements of Section 4.27 of the Mezzanine Loan Agreement.

Notwithstanding anything to the contrary contained in this Section 4.27, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Administrative Agent approval or similar discretionary rights over any matters contained in this Section 4.27, such rights shall be construed such that Administrative Agent shall only be permitted to withhold its consent or approval if the same fails to meet the Prudent Lender Standard.

Section 4.28.        Condominium Documents.

(a)            Borrower shall promptly pay or cause to be paid all Common Expenses when the same become due and payable with respect to the Individual Property. Borrower shall not waive any obligation to pay Common Expenses without Administrative Agent’s prior written consent. Borrower shall promptly and faithfully observe, perform and comply in all material respects with all of the terms, covenants and provisions of the Condominium Documents and shall not do, suffer or permit to be done any act, event or omission that may cause a default or breach under any of the Condominium Documents. Borrower shall promptly notify Administrative Agent of (i) any adjustments made to the percentage of any Common Expenses and (ii) the imposition of any special assessments levied or assessed under the Condominium Documents. Upon Administrative Agent’s request, Borrower shall provide Administrative Agent with copies of all statements issued by the Board for Common Expenses pursuant to the Condominium Documents promptly after Borrower’s receipt thereof. Borrower shall furnish to Administrative Agent such information and such other evidence as Administrative Agent may request from time to time concerning Borrower’s due observance, performance and compliance with the terms, covenants and provisions of the Condominium Documents, including, without limitation, evidence that such Common Expenses been so paid or are not then delinquent.

(b)            Borrower shall, or shall cause its representatives on the applicable Board to, enforce the performance and observance (or cause the same) of all the covenants, agreements and conditions required to be performed and/or observed by any other party under each of the Condominium Documents.

(c)            Borrower shall comply, and shall cause its representatives on the applicable Board to comply, in all material respects with all Legal Requirements applicable to the Condominium, and will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with applicable law.

(d)            Borrower shall promptly send to Administrative Agent a copy of (A) any notice received or sent by Borrower alleging any default by Borrower under, or noncompliance with, any of the Condominium Documents and do all such acts and undertake all steps and institute all proceedings as shall be necessary to cure or avert such default, (B) any responses, demands or further notice received or sent by Borrower in regard to any of the foregoing matters and (C) all communications with Governmental Authorities and any written communication alleging a violation of the terms of any applicable Legal Requirement. Borrower shall promptly notify Administrative Agent in writing of the initiation of any litigation, arbitration or other proceeding affecting Borrower or the Property under or in connection with the Condominium Documents.

(e)            Without Administrative Agent’s prior consent, Borrower shall not (and shall not, through its representatives on the applicable Board, vote to) submit to a Governmental Authority or amend, modify, supplement, replace or terminate, or suffer or permit any amendment or modification of or supplement to, any of the Condominium Documents, and shall not waive or release any of its rights and remedies under any of the Condominium Documents, provided that, to the extent that Administrative Agent shall consent thereto, any such amendment, supplement, replacement or other modification or waiver or release shall be made in accordance with any applicable Legal Requirements.

(f)            Without Administrative Agent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not, and shall not permit any of its representatives on the applicable Board to, (i) make any additions or improvements to the common elements of the Condominium, except as such additions or improvements are completed in accordance with this Agreement, (ii)  except for Permitted Encumbrances, borrow or incur any indebtedness for borrowed money on behalf of the Condominium or any encumbrance of the Condominium in connection therewith, (iii) expend any insurance proceeds or condemnation awards for the repair or restoration of the Condominium and its common elements other than in accordance with this Agreement, or (iv) create any new units.

(g)            In addition to Administrative Agent’s other consent rights as specified in this Agreement, unless the following actions are required to effect a matter expressly required by Legal Requirements, Borrower shall not, and shall not permit any of its representatives on the applicable Board to, exercise any other material approval, consent or voting right to which it is entitled under the Condominium Documents, or any approval, consent or voting right with respect to any action or inaction that could reasonably be expected to result in an Individual Material Adverse Effect, in each case without obtaining Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)            Borrower shall take (and cause to be taken) all such actions and shall do (and cause to be done) all such things as are necessary under the Condominium Documents from time to time to cause Administrative Agent and Lender to be a recognized mortgagee within the meaning of, and for all purposes under, the Condominium Documents (including, without limitation, serving a notice specifying the proper name and address of Administrative Agent to the applicable Board in accordance with the terms thereof). To the extent that any approval rights, consent rights or other rights or privileges are granted to the holder of a recognized mortgagee under the Condominium Documents, then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement. Borrower shall not assign (other than to Administrative Agent and Lender) or encumber (other than in favor of Administrative Agent and Lender as security for the Obligations) any of its rights under the Condominium Documents.

(i)            Upon the occurrence and during the continuance of an Event of Default by Borrower under any of the Condominium Documents, Administrative Agent may (but shall not be obligated to), in its sole discretion, cause such default by Borrower to be remedied and otherwise take or perform such other actions as Administrative Agent may deem necessary or desirable in connection therewith. Borrower shall, on demand, reimburse Administrative Agent for all advances made and expenses incurred by Administrative Agent and Lender in curing any such default (including, without limitation, attorney’s fees), together with interest thereon at the Default Rate from the date expended to the date repaid in full. The provisions of this Section 4.28(i) are in addition to any cure rights or other rights or remedies granted to Administrative Agent and Lender under the Condominium Documents, the Loan Documents or otherwise.

(j)            Borrower acknowledges and agrees that no release or forbearance of any of Borrower’s obligations under any of the Condominium Documents or otherwise shall release Borrower from any of its obligations under this Agreement, including without limitation its obligations with respect to the payment of any operating expenses, including, without limitation, the Common Expenses and the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Condominium Documents, to be kept, performed and complied with by Borrower.

(k)            Administrative Agent shall have the rights and privileges which Borrower has under the Condominium Documents (including, without limitation, all voting rights) as though Administrative Agent were the owner of the Individual Property, but only upon the occurrence and during the continuance of an Event of Default, Administrative Agent may vote in place of Borrower and may exercise any and all of said rights and privileges. Borrower hereby irrevocably appoints Administrative Agent as Borrower’s attorney-in-fact, coupled with an interest to vote as Borrower’s proxy and to act with respect to all of said rights and privileges so long as any Event of Default exists. Written notice from Administrative Agent to the applicable Board shall be deemed conclusive as to the existence of such Event of Default and as to Administrative Agent’s rights and privileges under this Section 4.28. Notwithstanding the foregoing, nothing contained in this Section 4.28 or otherwise, and no action taken by Administrative Agent under this Section 4.28 or otherwise, shall render Administrative Agent liable for any Operating Expenses. Notwithstanding anything contained herein or otherwise to the contrary, Administrative Agent and Lender shall not have any liability or obligation under this Section 4.28 by virtue of this Agreement or Administrative Agent’s acceptance of the Security Instrument.

(l)            On the Closing Date with respect to the then-existing members of each Board appointed by Borrower, and during the term of the Loan with respect to any new members of any Board appointed by Borrower, Borrower shall deliver to Administrative Agent an Irrevocable Proxy and Conditional Resignation to be held in escrow by Administrative Agent and submitted (at Administrative Agent’s option) upon the occurrence and continuance of an Event of Default. Upon the occurrence and continuance of an Event of Default, Administrative Agent has the right remove any Board member appointed by Borrower, and Administrative Agent shall have the right to designate the replacement for such Board member.

(m)            Borrower shall not cause or permit any modification to the rights of Borrower or any Affiliate as declarant under each of the Condominium Documents, and Borrower shall not exercise, or cause or permit any Affiliate of Borrower to exercise, any right to withdraw as declarant or otherwise assign, limit or otherwise modify the rights of Borrower or such Affiliate in effect as of the Closing Date as declarant, under any of the Condominium Documents.

Section 4.29.        Hawaii Easement Maps and Documents.

(a)            Borrower shall enforce the performance and observance (or cause the same) of all the covenants, agreements and conditions required to be performed and/or observed by any other party under the Hawaii Easement Documents and the Hawaii Easement Grant Documents.

(b)            Borrower shall comply in all material respects with all Legal Requirements applicable to the Hawaii Easement Documents and/or the Hawaii Easement Grant Documents, and will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Hawaii Easement Documents and the Hawaii Easement Grant Documents in accordance with applicable law.

(c)            Borrower shall promptly send to Administrative Agent a copy of (A) any notice received or sent by Borrower alleging any default under, or noncompliance with, any of the Hawaii Easement Documents or the Hawaii Easement Grant Documents and do all such acts and undertake all steps and institute all proceedings as shall be necessary to cure or avert such default, (B) any responses, demands or further notice received or sent by Borrower in regard to any of the foregoing matters and (C) all communications with Governmental Authorities and any written communication alleging a violation of the terms of any applicable Legal Requirement. Borrower shall promptly notify Administrative Agent in writing of the initiation of any litigation, arbitration or other proceeding affecting Borrower or the Property under or in connection with the Hawaii Easement Documents or the Hawaii Easement Grant Documents.

(d)            Without Administrative Agent’s prior consent, Borrower shall not submit to a Governmental Authority or amend, modify, supplement, replace or terminate, or suffer or permit any amendment or modification of or supplement to, any of the Hawaii Easement Documents or the Hawaii Easement Maps or the Hawaii Easement Grant Documents, and shall not waive or release any of its rights and remedies thereunder, provided that, to the extent that Administrative Agent shall consent thereto, any such amendment, supplement, replacement or other modification or waiver or release shall be made in accordance with any applicable Legal Requirements.

(e)            In addition to Administrative Agent’s other consent rights as specified in this Agreement, unless the following actions are required to effect a matter expressly required by Legal Requirements, Borrower shall not exercise any other material approval or consent right to which it is entitled under the Hawaii Easement Documents or the Hawaii Easement Grant Documents, or any approval or consent right with respect to any action or inaction that could reasonably be expected to result in an Individual Material Adverse Effect, in each case without obtaining Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            Borrower shall take (and cause to be taken) all such actions and shall do (and cause to be done) all such things as are necessary under the Hawaii Easement Documents and the Hawaii Easement Grant Documents, from time to time, to cause Administrative Agent and Lender to be a recognized “superior mortgagee” within the meaning of, and for all purposes under, the Hawaii Easement Documents and the Hawaii Easement Grant Documents. To the extent that any approval rights, consent rights or other rights or privileges are granted to a superior mortgagee under the Hawaii Easement Documents or the Hawaii Easement Grant Documents, then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement.

(g)            Borrower shall not assign (other than to Administrative Agent and Lender) or encumber (other than in favor of Administrative Agent and Lender as security for the Obligations) any of its rights under the Hawaii Easement Documents or the Hawaii Easement Grant Documents.

(h)            To the extent applicable, upon the occurrence and during the continuance of an Event of Default by Borrower under any of the Hawaii Easement Documents or the Hawaii Easement Grant Documents, Administrative Agent may (but shall not be obligated to), in its sole discretion, cause such default by Borrower to be remedied and otherwise take or perform such other actions as Administrative Agent may deem necessary or desirable in connection therewith. Borrower shall, on demand, reimburse Administrative Agent for all advances made and expenses incurred by Administrative Agent and Lender in curing any such default (including, without limitation, attorney’s fees), together with interest thereon at the Default Rate from the date expended to the date repaid in full. The provisions of this Section 4.29(h) are in addition to any cure rights or other rights or remedies granted to Administrative Agent and Lender under the Hawaii Easement Documents, the Hawaii Easement Grant Documents, the Loan Documents or otherwise.

(i)            Administrative Agent shall have the rights and privileges which Borrower has under the Hawaii Easement Documents and the Hawaii Easement Grant Documents as though Administrative Agent were the owner of the applicable Hawaii Easement Property, but only upon the occurrence and during the continuance of an Event of Default.

(j)            Borrower shall not cause or permit any modification to the rights of Borrower under any of the Hawaii Easement Documents or the Hawaii Easement Grant Documents, and Borrower shall not otherwise assign, limit or otherwise modify the rights of Borrower under any of the Hawaii Easement Documents or the Hawaii Easement Grant Documents.

Section 4.30.         Immediate Repairs. Borrower shall use commercially reasonable efforts to promptly perform (or cause the performance of) the Immediate Repairs. Upon Lender’s request, Borrower shall provide evidence reasonably acceptable to Lender of the completion of such Immediate Repairs.

ARTICLE 5

SINGLE PURPOSE ENTITY COVENANTS

Section 5.1.          Single Purpose Entity/Separateness.

(a)            Each Borrower represents and warrants to, and covenants with, Administrative Agent and Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Debt shall be paid in full it has not and will not:

(i)            except with respect to the Previously-Owned Property, engage in any business or activity other than the ownership, leasing, operation and maintenance of the applicable Individual Property, and activities incidental thereto;

(ii)            acquire or own any assets other than (A) the applicable Individual Property, (B) the Previously-Owned Property, (C) such incidental Personal Property as may be necessary for the ownership, leasing, operation maintenance and operation of the applicable Individual Property, and (D) cash and other assets or revenues received from the activities set forth in clause (i) above;

(iii)            merge into or consolidate with any Person, divide or otherwise engage in or permit any Division or have the power to engage in or permit any Division or dissolve, or to the fullest extent permitted by law, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (unless such action results in the repayment, in full, of the Loan) or change its legal structure. As used herein, the term “Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Limited Liability Company Act of the State of Delaware;

(iv)            fail to observe all organizational formalities necessary to preserve its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents, in any manner that violates the single purpose covenants set forth in this Article 5 (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Administrative Agent’s prior written consent and, if required by Administrative Agent, a Rating Agency Confirmation are first obtained);

(v)            own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);

(vi)          (a) commingle its funds or assets with the funds or assets of any Person other than a co-Borrower (other than deposits into the Restricted Account in accordance with the Restricted Account Agreement), or (b) other than as provided in the Cash Management Agreement, participate in any cash management system with any other Person;

(vii)          incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date (unless being contested in accordance with the terms of this Agreement), (C) Permitted Equipment Leases, (D) the indebtedness evidenced by the Permitted Encumbrances and/or (E) Taxes and Other Charges that are being contested in good faith in accordance with the terms of this Agreement; provided, however, the aggregate amount of the indebtedness described in (B) and (C) incurred by Borrowers collectively, shall not exceed at any time in the aggregate three percent (3%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property and Borrower shall not incur any PACE Debt without the prior written consent of Administrative Agent in its sole discretion. The limitations of this subsection (vii) shall not be deemed to apply to obligations of any Borrower to provide tenant improvements, offer tenant allowances or leasing commissions incurred with respect to Leases entered into in accordance with the terms of this Agreement;

(viii)        fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates, provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)           except in connection with capital contributions and capital distributions permitted pursuant to the terms of such Borrower’s organizational documents and not prohibited under this Agreement, enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are comparable to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)           except to Administrative Agent and/or Lender in connection with the Loan, assume or guaranty the debts or obligations of any Person other than a co-Borrower, hold itself out to be responsible for the debts or obligations of any Person other than a co-Borrower, or otherwise pledge its assets for the benefit of any Person other than a co-Borrower or hold out its credit as being available to satisfy the obligations of any Person other than a co-Borrower; provided, that Borrowers shall be jointly and severally liable for all obligations of Borrowers under the Loan Documents;

(xii)          make any loans or advances to any Person (other than tenant improvement allowances made available by Borrower to a tenant for tenant improvement costs provided for under a Lease entered into in accordance with the terms of this Agreement);

(xiii)        fail to file its own tax returns (except to the extent that it was or is treated as a “disregarded entity” for tax purposes and was or is required to file consolidated tax returns under applicable law) (unless prohibited by applicable Legal Requirements from doing so);

(xiv)        fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)         fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient net cash flow available to such Borrower from the applicable Individual Property to do so and Administrative Agent permits such cash flow or loan proceeds to be applied for such purposes, or if reserve funds held by Administrative Agent and specifically allocated for such amount have not been made available to Borrower by Administrative Agent to pay such outstanding amounts, and provided that the foregoing shall not require any direct or indirect member, partner or shareholder of a Borrower to make (or seek) any additional capital contributions, equity infusions or loans to such Borrower);

(xvi)         without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of the Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws (except with the written consent or direction of Administrative Agent), (b) seek or consent to the appointment of a receiver, liquidator or any similar official (except with the written consent or direction of Administrative Agent), (c) take any action that could reasonably be expected to cause such entity to become insolvent, (d) make an assignment for the benefit of creditors (except to Administrative Agent or at the request or with the consent of Administrative Agent) or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there is at least one (1) Independent Director then serving in such capacity in accordance with the terms of the applicable organizational documents and such Independent Director has consented to such foregoing action);

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space) or to the extent reasonably necessary in the operation of its business, fail to use separate stationery, invoices and checks bearing its own name and not bearing the name of any other entity unless such entity holds itself out as and is clearly designated as being its agent;

(xviii)      except for payments which may be made on any Borrower’s behalf pursuant to the Environmental Indemnity and the Guaranty, fail to intend to pay its own liabilities (including, without limitation, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate and salaries of its own employees) from its own funds and assets (as distinguished from the funds and assets of another Person) or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient net cash flow available from the applicable Individual Property to do so and Administrative Agent permits such cash flow or loan proceeds to be applied for such purposes, or if reserve funds held by Administrative Agent and specifically allocated for such amounts have been made available to Borrower by Administrative Agent to pay such outstanding amounts); provided, that the foregoing shall not require any direct or indirect member, partner or shareholder of any Borrower to make any additional capital contributions, equity infusions or loans to such Borrower;

(xix)        acquire obligations (other than in respect of a co-Borrower’s obligations under the Loan Documents) or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)          identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it;

(xxi)        violate or cause to be violated, in any material respect, the factual assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, provided, however, that (a) if such violation is susceptible of cure, Borrower shall cure such violation within thirty (30) days, and (b) Borrower promptly delivers to Administrative Agent a New Non-Consolidation Opinion or modification to the original Non-Consolidation Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinion rendered in the original Non-Consolidation Opinion or any subsequent New Non-Consolidation Opinion (as applicable); or

(xxii)        other than pursuant to the Environmental Indemnity and the Guaranty, have any of its obligations guaranteed by any Affiliate or constituent party.

(b)            If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)            In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Borrower or such SPE Component Entity (as applicable) without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of the LLC Agreement and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as an Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or such SPE Component Entity (as applicable).

(d)            The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Special Member to cease to be a member of the Borrower or such SPE Entity (as applicable) or that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Borrower or such SPE Entity (as applicable) without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), to the fullest extent permitted by law, the personal representative of such member of the Borrower or SPE Entity (as applicable) shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

(e)            As of and after the date hereof, Borrower is, and will be organized for the purpose of owning, leasing, operating and maintaining the applicable Individual Property, and activities incidental thereto and for the purpose of investing the equity capital that was contributed to Borrower by the sole member or the partners, as applicable, of Borrower in compliance with the provisions of this Agreement. No equity capital was raised by Borrower (which, for the avoidance of doubt, shall not include contributions to Borrower by or on behalf of its sole member or its partners, as applicable). For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the sole member of the Borrower for the purpose of investing it in accordance with this Section 5.1.

Section 5.2.          Independent Director.

(a)            The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member (other than in its capacity as Special Member) or employee of, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding the foregoing, no Independent Director shall also serve as an Independent Director (as such term is defined in the Mezzanine Loan Agreement) for Mezzanine Borrower or any Mezzanine SPE Component Entity. Notwithstanding anything to the contrary contained herein, it shall be an additional covenant and requirement under this Article that any entity housing an Independent Director (whether any Borrower and/or any SPE Component Entity) shall be an Acceptable LLC.

(b)            The organizational documents of each Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Director unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director votes in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Administrative Agent and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Director shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Notwithstanding anything to the contrary set forth herein, Borrower shall not remove any Independent Director except for removal of an Independent Director by reason of (x) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s or (y) such Independent Director having engaged in or having been charged with, or having been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director. Notwithstanding anything to the contrary contained in this Agreement, no Independent Director shall be removed or replaced without Cause and unless the Company provides Administrative Agent with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Director, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement.

Section 5.3.          Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Administrative Agent of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Administrative Agent and, if required by Administrative Agent, a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Administrative Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower or any applicable SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the applicable Individual Property. Any Borrower that is a Delaware limited liability company shall at all times remain a Delaware single-member limited liability company.

Section 5.4.          Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 5.5.          Recycled Entity.  Each Borrower hereby represents and warrants to Administrative Agent and Lender that Borrower has not, since its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and in all other jurisdictions where it is required to be qualified to do business; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent and Permitted Encumbrances, (ii) judgments which have been satisfied in full and (iii) liens in connection with any prior loan that has been repaid in full or will be paid off as of the date hereof; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate its Individual Property; (d) been involved in any dispute with any taxing authority with respect to its Individual Property which is unresolved as of the Closing Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending which is not fully covered by insurance (subject to applicable deductibles) or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Property or a Previously-Owned Property; (h) except as expressly disclosed to Administrative Agent and Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing); or (i) has been the product of, the subject of or otherwise involved in, in each case, any Division.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.         Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity, any Affiliated Manager or any non-member manager; provided that the term “Restricted Party” shall exclude shareholders in Guarantor so long as Guarantor or any successor by merger, consolidation or otherwise of Guarantor is a publicly traded entity, and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.         No Sale/Encumbrance.

(a)            It shall be an Event of Default hereof if, without the prior written consent of Administrative Agent, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs, a Fee Acquisition occurs except to the extent permitted in this Agreement and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) a Permitted Transfer and (ii) as permitted pursuant to the express terms of this Article 6.

(b)            A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments, including without limitation, a transfer of a single Condominium unit in any of Condominium (HI) without Administrative Agent's consent; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents, (B) Property Documents, (C) the Ground Lease, (D) the Condominium Documents, (E) the PILOT Leases and/or PILOT Documents and (F) the Hawaii Easement Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) reserved; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event and/or (ix) the incurrence of any PACE Debt or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3.          Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, in addition to Permitted Transfers, the following transfers (any such Transfer, a “Permitted Equity Transfer”) shall be permitted without Administrative Agent’s consent or notice to Administrative Agent (other than with respect to clause (b) below to the extent required by the Intercreditor Agreement):

(a)            Transfers of Publicly Traded Shares in Guarantor, and

(b)            The pledge of any interest in Borrower in connection with the Mezzanine Loan and the exercise of any rights or remedies Mezzanine Lender may have under the Mezzanine Loan Documents in accordance with the Intercreditor Agreement.

Section 6.4.         Hawaii Special Purpose Entity Transfer. If the Mezzanine Loan remains outstanding on the six (6) month anniversary of the Closing Date, within thirty (30) days of Administrative Agent’s request (subject to administrative or recording delays in connection with the State of Hawaii’s Land Court requirements) and at Borrower’s sole cost and expense, Borrower shall transfer each Property located in Hawaii other than the Hawaii Individual Property and the Hawaii Easement Properties to separate newly formed Delaware Special Purpose Entities in accordance with Article 5 hereof (the “Hawaii Special Purpose Entity Transfer”) and require such new entities to join the applicable Loan Documents and Mezzanine Loan Documents as a Borrower hereunder and deliver such documents or instruments as shall be required by Administrative Agent or Mezzanine Lender in connection therewith. Borrower shall deliver to Administrative Agent certified copies of all formation documents, operating agreements, authorization to do business in the State of Hawaii and all other organizational documents reasonably requested by Administrative Agent with respect to the Hawaii Special Purpose Entity Transfer, together with an New Non-Consolidation Opinion and Delaware state law and authority to file opinions in form and substance substantially similar to the legal opinions provided on the Closing Date and otherwise reasonably acceptable to Administrative Agent.

Section 6.5.          Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of one percent (1%) of outstanding principal balance of the Loan and all of Administrative Agent’s and Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, if applicable, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Administrative Agent or Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Administrative Agent and Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Neither Administrative Agent nor Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6.          Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Section 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and Control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party. For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” or words of similar import shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation, Section 6.3 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (III) more than forty-nine percent (49%) owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Administrative Agent’s prior written consent is first obtained (which such consent shall be given or withheld in Administrative Agent’s sole discretion and may be conditioned on, among other things, Administrative Agent’s receipt of a Rating Agency Confirmation).

Section 6.7.      Hawaii Loan Bifurcation. At any time an Event of Default with respect to the Mezzanine Loan has occurred and is continuing or in connection with the foreclosure by Mezzanine Lender of the pledge and security agreement executed and delivered by certain Mezzanine Borrowers pledging all of its interest in Borrower other than in Hawaii MMGD 2 LLC, upon request of Administrative Agent, Borrower shall be required to, at Borrower’s sole cost and expense, cooperate with bifurcating the Loan (the “Hawaii Loan Bifurcation”) into two separate mortgage loans not cross-collateralized or cross-defaulted with each other in any way (each a “Hawaii Bifurcated Loan”). One of the Hawaii Bifurcated Loans shall be secured solely by the Hawaii Individual Property and have a principal amount equal to the Allocated Loan Amount for the Hawaii Individual Property (the “Hawaii Individual Property Loan”), and the other Hawaii Bifurcated Loans shall be secured by the remaining Individual Properties (the “Hawaii Primary Property Loan”) and have a principal amount equal to the principal amount of the Loan immediately prior to the Hawaii Loan Bifurcation minus the Allocated Loan Amount for the Hawaii Individual Property. In connection with a Hawaii Loan Bifurcation, Borrower shall be required to satisfy the following conditions:

(a)            the execution and delivery of replacement loan documents for each of the Hawaii Bifurcated Loans in substantially the same form as the Loan Documents in effect immediately prior to the effectiveness of such Hawaii Loan Bifurcation and otherwise in form and substance reasonably acceptable to Administrative Agent and Lender; provided, that, if an exercise of remedies under the Mezzanine Loan shall occur simultaneously with such Hawaii Loan Bifurcation, the guarantor or indemnitor with respect to each guaranty and environmental indemnity relating to the Hawaii Primary Property Loan shall be a Replacement Guarantor provided by Mezzanine Lender, the guarantor or indemnitor with respect to each guaranty and environmental indemnity relating to the Hawaii Individual Property Loan shall be Guarantor, and Guarantor shall remain liable under each such guaranty and environmental indemnity for all acts, circumstances and conditions occurring prior to and following the consummation of the closing of the Hawaii Loan Bifurcation;

(b)            Borrower and each guarantor or indemnitor with respect to the Hawaii Bifurcated Loans shall furnish opinions of counsel satisfactory to Administrative Agent and its counsel in substantially the form of the opinions delivered by Borrower and Guarantor in connection with the closing of the Loan and otherwise in form and substance satisfactory to Administrative Agent, including (A) opinions with respect to Borrower’s and each guarantor’s and indemnitor’s formation documents, (B) opinions that the execution of the loan documents with respect to the Hawaii Bifurcated Loans have been duly authorized, executed and delivered, and that such loan documents are valid, binding and enforceable against the respective borrowers, guarantors and indemnitors in accordance with their terms, (C) opinions that Borrower and such guarantors and indemnitors have been duly organized, and are in existence and good standing, and (D) opinions with respect to non-consolidation;

(c)            Borrower and each guarantor or indemnitor with respect to the Hawaii Bifurcated Loans shall have delivered to Administrative Agent all documents reasonably requested by Administrative Agent relating to the formation, existence and due authorization of each borrower, guarantor and indemnitor with respect to the Hawaii Bifurcated Loans, each in form and substance reasonably satisfactory to Administrative Agent, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents, and certificates of good standing or existence issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(d)            Administrative Agent shall have received a Title Insurance Policy in substantially the form delivered on the Closing Date, insuring the first lien priority of the Security Instrument encumbering the respective Properties and securing the respective Hawaii Bifurcated Loans, subject to only to Permitted Encumbrances;

(e)            Mezzanine Borrower, Borrower and each guarantor or indemnitor with respect to the Hawaii Bifurcated Loans shall have provided such other documents and instruments and satisfied such other conditions reasonably requested by Administrative Agent; and

(f)            Borrower shall have paid all of Administrative Agent’s and Lender’s reasonable actual expenses in connection with the foregoing.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.      Insurance.

(a)            Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)            insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including fire, lightning, windstorm / named storms, tsunami, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” for each Individual Property which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) containing an agreed amount endorsement waiving all coinsurance provisions or shall be written on a no coinsurance form; (C) providing for no deductible in excess of $100,000 except with respect to earthquake, windstorm/named storms, tsunami, convective storm, tornado and hail, which such insurance shall provide for no deductible in relation to such coverage in excess of five percent (5%) of the total insurable value of the Property; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; (E) containing “law and ordinance” coverage if any of the Improvements or the use of the Property (or any portion thereof) shall at any time constitute a legal non-conforming structure or use with limits acceptable to Administrative Agent; and (F) tsunami coverage to be in amounts acceptable to Administrative Agent. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)           commercial general liability insurance, including terrorism, against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with a deductible or self-insured retention not to exceed $250,000 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii)          loss of rents and/or business interruption insurance (A) with loss payable to Administrative Agent for the account of Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Administrative Agent’s determination of the projected gross income from the applicable Individual Property for an eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Administrative Agent pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Administrative Agent in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Administrative Agent or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Administrative Agent or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (and only if the existing property and/or liability coverage forms do not otherwise apply) (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella insurance policies required hereunder; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against and on terms consistent with the coverages required pursuant to Subsections 7.1(a)(i), (iii) and (vi) through (viii), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions, all in form and substance acceptable to Administrative Agent in its reasonable discretion;

(v)          workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi)          comprehensive boiler and machinery insurance and equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount and with such deductible as shall be reasonably required by Administrative Agent;

(vii)         if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts plus (2) such additional amounts or other related and/or excess coverage as Administrative Agent may require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts, provided, further that Borrower may obtain the flood coverage required hereunder from a private insurer (to the extent permitted under the Flood Laws) or from federally-backed flood insurance available under the National Flood Insurance Program, with a deductible not to exceed the maximum limit allowed under the Flood Insurance Acts. Notwithstanding the foregoing, in the event the flood limits which are in place as of the Closing Date are eroded by fifty percent (50%) or more due to claims, Borrower shall reinstate the available flood limits within ninety (90) days to the limits in place as of the Closing Date;

(viii)       earthquake insurance in amounts equal to one hundred percent (100%) of the 475-year return period Probable Maximum Loss (“PML”) for all locations in Seismic Zones 3 & 4 insured under the Policy that share such earthquake limit (the “Portfolio Earthquake PML”), such Portfolio Earthquake PML to be approved by Lender and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include loss amplification and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless the applicable Individual Property is located in Seismic Zones 3 & 4 and a PML of greater than twenty percent (20%));

(ix)          umbrella liability insurance in an amount not less than $100,000,000 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)           intentionally omitted;

(xi)          if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(xii)         such other insurance and in such amounts as (A) may be required of Borrower pursuant to the terms of the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable, and (B) Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located; and

(xiii)        environmental insurance against claims for pollution and remediation legal liability for pre-existing and new conditions related to the Properties (“PLL Policy”), such insurance: (A) to be a claims made and reported policy for a term of three (3) past the latest possible Extended Maturity Date; (B) with limits of liability of twenty-five million and No/100 dollars ($25,000,000) for each Incident and in the aggregate; (C) with self-insured retention amount of Fifty Thousand and No/100 dollars ($50,000) for each Incident; (D) shall name the Administrative Agent and each Lender as an additional named insured per a Mortgagee Assignment endorsement providing automatic rights of assignment in the Event of Default; (E) shall be dedicated solely to the Properties and Borrower shall not be permitted to add any additional locations during the PLL Policy term; and (G) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Administrative Agent) as the PLL Policy approved as of the Closing Date.

(b)            All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms, amounts, coverages, deductibles, loss payees and insureds, in each case, as may be reasonably satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Administrative Agent. Such insurance companies must have a general policy rating of “A” or better and a financial class of “VIII” or better by A.M. Best Company, Inc., “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurer and rates the Securities (provided, however, for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A3” or better by Moody’s, to the extent Moody’s rates the insurer and rates the Securities, with no remaining carrier below “BBB” by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities), or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A3” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities), with no remaining carrier below “BBB” by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities) (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Subsection 7.1(a), Borrower shall deliver complete copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish Administrative Agent with binders and Acord Form 28 and 25, as applicable, Certificates therefor to be followed by the original Policies when issued. At least once per calendar year, Borrower shall provide Administrative Agent with updated flood zone certifications for the Property (in form and substance acceptable to Administrative Agent), which such flood zone certifications shall be delivered to Administrative Agent upon the earlier to occur of (i) December 1 of each calendar year or (ii) the renewal of the applicable Policy providing flood insurance coverage during the applicable calendar year.

(c)            Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Administrative Agent, Administrative Agent’s and each Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Administrative Agent (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Administrative Agent of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a), except binders shall be submitted in the event such policies have not yet been issued, to be followed by complete copies of Policies upon issuance. Notwithstanding Administrative Agent’s approval of any umbrella or blanket liability or casualty Policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1. Without limitation of any provision hereof, (i) Administrative Agent’s consent required hereunder with respect to any umbrella or blanket policy shall include the schedule of locations and values with respect to the same and (ii) any umbrella or blanket Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 7.1(a).

(d)            All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi) shall name Administrative Agent and each Lender as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including, but not limited to, terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.

(e)            All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i)            with respect to the property policies, (1) the following shall in no way affect the validity or enforceability of the Policy insofar as Administrative Agent is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof and (2) the property policies shall not be cancelled without at least thirty (30) days’ written notice to Administrative Agent, except ten (10) days’ notice for non-payment of premium;

(ii)           with respect to the liability policies (if obtainable by Borrower using commercially reasonable efforts), the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least thirty (30) days’ written notice to Administrative Agent, except ten (10) days’ notice for non-payment of premium;

(iii)          if obtainable by Borrower using commercially reasonable efforts, the issuer(s) of the Policy shall give written notice to Administrative Agent if the issuers elect not to renew the Policy prior to its expiration;

(iv)         Administrative Agent nor any Lender shall be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary;

(v)          Administrative Agent shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(vi)          the Property Policies shall include coverage for acts of terror or similar acts of sabotage in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of each Individual Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a Qualified Insurer or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

Borrower shall promptly forward to Administrative Agent a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Borrower shall notify Administrative Agent of any material changes to the Policy, including changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake and such changes shall be subject to prior approval of Administrative Agent and the Rating Agencies.

(f)            By no later than five (5) days following the expiration date of any Policies, Borrower shall furnish to Administrative Agent a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Administrative Agent, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Administrative Agent. Without limitation of the foregoing, Borrower shall also comply with the foregoing within ten (10) days of written request of Administrative Agent. Borrower shall promptly forward to Administrative Agent a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(g)            If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, without notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)            In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest exclusively in Administrative Agent or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)            As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Administrative Agent’s prior written consent thereto and (2) confirmed that Administrative Agent has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Administrative Agent hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Administrative Agent has consented to the same on any prior occasion.

(j)            Borrower shall cooperate with Administrative Agent and/or Lender in obtaining for Administrative Agent and/or Lender, as applicable, the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Administrative Agent and such Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Administrative Agent in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds. Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Administrative Agent and held and applied in accordance with the applicable terms and conditions hereof.

Section 7.2.      Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent and shall, or direct the applicable Tenant to, as applicable, promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property subject to and in accordance with the provisions of Section 7.4. Borrower or Tenant, as applicable, shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3.      Condemnation. Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall (or shall cause a Tenant to, as applicable), at its expense or the expense of the Tenant, as applicable, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property subject to and in accordance with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If any Individual Property (or portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Administrative Agent, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). Administrative Agent may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4.      Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)            If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Administrative Agent to Borrower upon receipt, provided that no Event of Default has occurred and is continuing and Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)            If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4(b).

(i)            The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)            no Event of Default shall have occurred and be continuing;

(B)            (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Administrative Agent, and (ii) rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Administrative Agent and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)            Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Administrative Agent evidence satisfactory to Administrative Agent that all Tenants under Major Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D)            Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable;

(E)            Administrative Agent shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)            Administrative Agent shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient to cover the cost of the Restoration;

(G)            Administrative Agent shall be satisfied that Restoration of the Improvements related to such applicable Individual Property on the Land related to such applicable Individual Property (as each existed immediately prior to the applicable casualty or condemnation (with such changes to such Improvements as may be reasonably acceptable to Administrative Agent (taking into account subsection (I) above)) is permitted under applicable Legal Requirements and the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable;

(H)            Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) six (6) months after the occurrence of such fire or other casualty or taking, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I)            Reserved;

(J)            the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents, the Ground Lease and the PI PILOT Leases and/or the PILOT Documents, as applicable;

(K)            the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable;

(L)            the Underwritten Net Operating Income with respect to the applicable Individual Property after giving effect to the Restoration, and calculated on a pro forma basis, and, on an “as stabilized” basis, shall be equal to or greater than seventy-five percent (75%) of the Underwritten Net Operating Income with respect to such Individual Property as of the Closing Date;

(M)            the Property Documents, the Ground Lease and the PILOT Leases and/or the PILOT Documents, as applicable, will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(N)            Administrative Agent shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Administrative Agent may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)            The Net Proceeds shall be held by Administrative Agent and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full (or will be paid from such disbursement), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Insurance Policy.

(iii)            All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant. All actual costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Administrative Agent, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Administrative Agent shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)            In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Administrative Agent that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last fifty percent (50%) of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company insuring the lien of the Security Instrument. If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)            Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)            If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)            The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) (the “Excess Net Proceeds”) and Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be (A) (x) if a Trigger Period is in effect deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (y) if a Trigger Period is not in effect, remitted by Administrative Agent to Borrower and applied or distributed by Borrower subject to its compliance with the terms of this Agreement or (B) if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c)            All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Administrative Agent toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Administrative Agent in its discretion shall deem proper. If Administrative Agent shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Debt.

(d)            Administrative Agent shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 7.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 7.4, whether Administrative Agent will nevertheless make the same available, which election Administrative Agent may make in its sole discretion, subject to the provisions of Section 7.4(e)). All Net Proceeds and the Net Proceeds Deficiency not required to be made available for a Restoration pursuant to this Section 7.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 7.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Administrative Agent to the payment of the Debt in accordance with Section 2.7(b) hereof.

(e)            In addition to the foregoing and notwithstanding anything to the contrary contained herein, in connection with any Casualty or Condemnation, if (i) the cost of Restoration is expected to be more than twenty-five percent (25%) of the Allocated Loan Amount in respect of the applicable Individual Property is the subject of a Casualty or Condemnation or (ii)  the estimated Net Proceeds shall be equal to or greater than the greater of (x) ten percent (10%) of the Allocated Loan Amount in respect of the applicable Individual Property and (y) five percent (5%) of the outstanding principal balance of the Loan for which the Administrative Agent has not made such Net Proceeds available to Borrower for Restoration and after Borrower shall have used commercially reasonable efforts to satisfy each of the other conditions set forth in Section 7.4(b)(i), Borrower shall be unable to satisfy all such conditions and Administrative Agent does not disburse the Net Proceeds to Borrower for Restoration, then Borrower shall have the right, regardless of any restrictions contained in Section 2.7(a) hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Amount) and obtain the release of the applicable Individual Property from the lien of the Security Instrument thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.10(a)(i), (iv), (vi) and (viii), and Section 2.10(e) hereof (if applicable), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Monthly Payment Date occurring following the date the Net Proceeds shall be made available to Borrower for such intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Administrative Agent, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.7(b)(ii) hereof (without duplication or other amounts received by Administrative Agent in connection with such Casualty or Condemnation). Notwithstanding anything in Section 7.2 or Section 7.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.10(a)(i) hereof unless Borrower shall subsequently fail to pay to Administrative Agent the amounts required to be paid pursuant to Section 2.7(b)(ii) hereof (without duplication or other amounts received by Administrative Agent in connection with such Casualty or Condemnation). For the avoidance of doubt, no prepayment premium or penalty or charge or Exit Fee shall be due with respect to a Casualty/Condemnation Prepayment.

(f)            Notwithstanding anything to the contrary contained in the Loan Documents (except Section 7.4(b)(i)(N) of this Agreement and the obligation to cause a Restoration in accordance with Sections 7.2 and 7.3 hereof) with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Lease, any PILOT Lease and/or PILOT Document, as applicable, and/or in respect to any Ground Lease, the express provisions set forth in the Lease, PILOT Lease, PILOT Document and/or Ground Lease, as applicable, shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 7.4 do not create a breach or default under or otherwise violate the terms and provisions of such Lease, PILOT Lease, such PILOT Document or such Ground Lease, as applicable, Borrower shall comply with the terms and provisions of this Section 7.4; provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Individual Property (if such disbursement would violate the terms and provisions of this Section 7.4) as may be requested or required in connection with the terms and provisions of any Lease, any PILOT Lease, any PILOT Document and/or any Ground Lease, as applicable, without first obtaining the written consent, approval, or waiver of Administrative Agent. Administrative Agent shall respond to any request for consent subject to the standards for consent set forth in the applicable Lease, the applicable PILOT Lease, the applicable PILOT Document and/or the applicable Ground Lease; provided that any request for consent or approval shall either be sent (A) by the PILOT Lessor (or other counterparty to the PILOT Document) or Ground Lessor, as applicable, simultaneously to Administrative Agent or (B) by Borrower within five (5) Business Days following Borrower’s receipt of such request for consent or approval from the Tenant, the PILOT Lessor (or other counterparty to the PILOT Document) and/or Ground Lessor, as applicable.

ARTICLE 8

RESERVE FUNDS

Section 8.1.      Intentionally Omitted.

Section 8.2.      Replacement Reserve Funds.

(a)            Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Administrative Agent or Servicer (the “Replacement Reserve Account”) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, an amount equal to $288,038 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”.

(b)            Administrative Agent shall disburse Replacement Reserve Funds only for Replacements. Administrative Agent shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Administrative Agent shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) if the costs of the applicable Replacements exceed the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Administrative Agent and (Y) at Administrative Agent’s request, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Administrative Agent (other than Permitted Encumbrances); (v) if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Administrative Agent, the applicable Replacements shall have been inspected by an independent qualified professional selected by Administrative Agent, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed; and (vi) Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Administrative Agent shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Upon the cure of the applicable Trigger Period and provided that no other Trigger Period shall then exist, amounts in the Replacement Reserve Account shall be disbursed to the Restricted Account on the next Monthly Payment Date.

(c)            Nothing in this Section 8.2 shall (i) make Administrative Agent responsible for making or completing the Replacements; (ii) require Administrative Agent to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Administrative Agent to proceed with the Replacements; or (iv) obligate Administrative Agent to demand from Borrower additional sums to complete any Replacements.

(d)            If the amounts of the Replacements exceed the Reserve Threshold, if requested by Administrative Agent, Borrower shall permit Administrative Agent and Administrative Agent’s agents and representatives (including, without limitation, Administrative Agent’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Administrative Agent or Administrative Agent’s representatives or such other Persons described above in connection with inspections described in this Section.

Section 8.3.      Leasing Reserve Funds.

(a)            Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Administrative Agent or Servicer (the “Leasing Reserve Account”) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, the sum of $248,079 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions. In addition Borrower shall deposit into the Replacement Reserve Account all lease termination fees required to be deposited with Administrative Agent pursuant to Section 4.14(d) (“Lease Termination Deposits”). Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Leasing Reserve Funds”.

(b)            Administrative Agent shall disburse to Borrower the Leasing Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) at Administrative Agent’s request, Administrative Agent shall have reviewed and approved the Lease and related leasing commissions in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) at Administrative Agent’s request, Administrative Agent shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) Administrative Agent shall have received a certificate from Borrower (A) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (vi) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Administrative Agent and (Y) at Administrative Agent’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Administrative Agent (other than Permitted Encumbrances); and (vii) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request that the tenant improvements at the applicable Individual Property and/or leasing commissions to be funded by the requested disbursement have been completed (to the extent applicable), are due and payable and are paid for or will be paid upon such disbursement to Borrower. Following satisfaction of the conditions set forth in this Section 8.3(b), Administrative Agent shall endeavor to disburse the applicable Leasing Reserve Funds to Borrower within five (5) Business Days thereafter, provided that Administrative Agent shall not be required to disburse Leasing Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding anything to the contrary contained herein, Lease Termination Deposits may only be used for tenant improvements and leasing commissions related to the Individual Property and space for which such payments were received until such time as such space has been released at which point they may be used for tenant improvements and leasing commissions as any Property. Upon the cure of the applicable Trigger Period and provided that no other Trigger Period shall then exist, amounts in the Leasing Reserve Account shall be disbursed to the Restricted Account on the next Monthly Payment Date.

Section 8.4.      Operating Expense Funds. On each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Administrative Agent or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Administrative Agent shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

Section 8.5.      Intentionally Omitted.

Section 8.6.      Tax and Insurance Funds. Borrower shall deposit (or cause to be deposited) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period (a) one-twelfth of an amount which would be sufficient to pay the Taxes required to be paid by Borrower, or estimated by Administrative Agent to be payable by Borrower (but excluding from such amount Tenant Paid Taxes), during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”). The Monthly Tax Deposit shall be held in an Eligible Account by Administrative Agent or Servicer and hereinafter referred to as the “Tax Account”, and (b) at the option of Administrative Agent, if the liability or casualty Policy maintained by Borrower covering the Property (or any portion thereof) shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Administrative Agent shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums payable by Borrower for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in an Eligible Account by Administrative Agent or Servicer and hereinafter referred to as the “Insurance Account” (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event a Trigger Period occurs, Borrower shall make a True Up Payment with respect to Insurance Premiums and Taxes (other than Tenant Paid Taxes) into the applicable Reserve Account. Additionally, if, at any time, Administrative Agent reasonably determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes (other than Tenant Paid Taxes) in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Administrative Agent immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Administrative Agent or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Administrative Agent shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 8.6, the amount on deposit in the Tax Account and/or the Insurance Account shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Administrative Agent shall, in its discretion, disburse any excess to the Restricted Account or credit such excess against future payments to be made to the Tax and Insurance Funds. Any Tax and Insurance Funds remaining on deposit in the Tax Account and/or Insurance Account after the Debt has been paid in full shall be paid to (i) in the event the Mezzanine Loan is outstanding, Mezzanine Lender; or (ii) in the event the Mezzanine Loan has been indefeasibly paid in full, Borrower. Upon the cure of a Trigger Period and provided that no other Trigger Period shall not then exist, amounts in the Tax Account and the Insurance Account shall be released to Borrower on the next Monthly Payment Date. For the avoidance of doubt, any amounts due and payable by the applicable Individual Borrower pursuant to the terms of the PILOT Lease and/or the PILOT Document, as applicable (excluding any amounts owed in connection with the acquisition of the fee title to the PILOT Property) shall be deemed Taxes for the purpose of this Section 8.6.

Section 8.7.      The Accounts Generally.

(a)            Borrower grants to Administrative Agent on behalf of Lender a first-priority security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Restricted Account Agreement or Cash Management Agreement, as applicable, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 are intended to serve as a “security agreement” with respect to the Accounts and Account Collateral within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Administrative Agent, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Administrative Agent or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Administrative Agent. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Administrative Agent, Borrower shall only be permitted to request (and Administrative Agent shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder.

(b)            Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Administrative Agent for the benefit of the Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Administrative Agent to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Administrative Agent’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Administrative Agent or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Administrative Agent may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Administrative Agent may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Administrative Agent to exercise and enforce Administrative Agent’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Administrative Agent shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Administrative Agent determines in its sole discretion including, but not limited to, payment of the Debt.

(d)            The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)            Borrower shall indemnify Administrative Agent and Lender and hold Administrative Agent and Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, Lender, their respective agents or employees. Borrower shall assign to Administrative Agent all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)            Borrower and Administrative Agent (or Servicer on behalf of Administrative Agent) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Administrative Agent. In the event that Administrative Agent or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Administrative Agent in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Administrative Agent power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)            All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Administrative Agent, provided that Borrower shall have the right to direct Administrative Agent to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Administrative Agent for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower, provided that, so long as no Event of Default is continuing, such taxes may be paid from the applicable Reserve Funds. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 8.7(g). All interest on Reserve Funds (i) shall be added to and become a part of such Reserve Fund, (ii) shall accrue to the benefit of Borrower and (iii) shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Administrative Agent.

(h)            Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Administrative Agent or Servicer for all fees, charges, costs and expenses in connection with the Accounts, including, without limitation, any monthly or annual fees or charges as may be assessed by Administrative Agent or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Administrative Agent and Servicer as needed to enforce, protect or preserve the rights and remedies of Administrative Agent and/or Servicer under this Agreement with respect to the Accounts.

(i)            Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly paid to (i) in the event the Mezzanine Loan is outstanding, Mezzanine Lender; or (ii) in the event the Mezzanine Loan has been indefeasibly paid in full, Borrower. In the Event Administrative Agent waives the requirement for Borrower to maintain any of the Accounts, Administrative Agent consents to Borrower permitting Mezzanine Borrower to establish and maintain (as applicable) such accounts (and Mezzanine Borrower so establishing and maintaining), as the case may be, that would operate as provided herein. In connection with the foregoing, Borrower further consents to Administrative Agent transferring any available balances in the applicable Accounts to Mezzanine Lender if the Mezzanine Loan Documents provided for the establishment of such reserve accounts and Administrative Agent has received written notice from Mezzanine Lender that such accounts are required to be disbursed to Mezzanine Lender pursuant to the Mezzanine Loan Documents. Borrower further agrees that Administrative Agent shall be entitled to conclusively rely on Mezzanine Lender’s written notice that is entitled to such available balances and Borrower hereby waives any claim of liability against Administrative Agent and Lender in connection with Administrative Agent’s remittance of such available balances to Mezzanine Lender following such reliance by Administrative Agent.

Section 8.8.      Letters of Credit.

(a)            This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Administrative Agent no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Administrative Agent all of Administrative Agent’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Administrative Agent shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Administrative Agent a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Administrative Agent, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b)            Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default or Mezzanine Loan Event of Default, Administrative Agent shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Administrative Agent may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Administrative Agent shall have the additional rights to draw in full any Letter of Credit: (i) if Administrative Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Administrative Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Administrative Agent has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any successor or permitted assign designated by Administrative Agent. If Administrative Agent draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Administrative Agent shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Administrative Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Administrative Agent has not drawn the Letter of Credit.

Section 8.9.      Ground Lease Reserve Funds.

(a)            Subject to the last sentence of Section 8.9(b), on each Monthly Payment Date after the Closing Date during a Trigger Period, Borrower shall pay to Administrative Agent one-twelfth of the rents (including both base rent and additional rents (excluding any Taxes otherwise reserved for hereunder)) (collectively, the “Ground Rent”) due under each Ground Lease during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”. Upon the cure of the applicable Trigger Period and provided that no other Trigger Period shall then exist, amounts in the Ground Lease Reserve Funds shall be disbursed to the Restricted Account on the next Monthly Payment Date.

(b)            Administrative Agent shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment. In making any payment relating to the Ground Rent, Administrative Agent may do so according to any bill, statement or estimate procured from the Ground Lessor under the Ground Lease, without inquiry into the accuracy of such bill, statement or estimate. If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under the Ground Lease for the immediately succeeding twelve (12) months as determined by Administrative Agent, Administrative Agent shall return any excess to Borrower. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full or after the Ground Leased Property has been released in accordance with the terms hereunder, shall be paid to (i) in the event the Mezzanine Loan is outstanding, Mezzanine Lender; or (ii) in the event the Mezzanine Loan has been indefeasibly paid in full, Borrower. If at any time Administrative Agent reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Administrative Agent shall provide written notice to Borrower of such determination and Borrower, commencing with the first Monthly Payment Date occurring not less than five (5) days following receipt of such notice, shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.

Section 8.10.      Unfunded Obligations Reserve Funds.

(a)            Schedule X hereto sets forth the amount of outstanding unfunded tenant improvement allowances, landlord work and leasing commissions outstanding as of the Closing Date under certain executed Leases which are to be performed or funded during the term of the Loan and the Parking Expansion Costs (collectively, the “Unfunded Obligations”). On the Closing Date, Borrower paid to Administrative Agent an amount equal to $4,814,581. The amounts so held by Administrative Agent shall be hereinafter referred to as the “Unfunded Obligations Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Unfunded Obligations Reserve Account.” The Unfunded Obligations Reserve Funds shall be held by Administrative Agent in escrow in accordance with Section 8.7 hereof and disbursed to Borrower in accordance with Section 8.10(b).

(b)            Administrative Agent shall disburse to Borrower the Unfunded Obligations Reserve Funds (or any portion thereof) solely with respect to the Leases to which such deposit into the Unfunded Obligations Reserve Account relates upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment for tenant improvement costs and/or leasing commissions shall specify the tenant improvement costs and/or leasing commissions to be paid and that such request is not duplicative of any request made for disbursement from the Leasing Reserve Account in accordance with the terms and conditions hereof; (ii) on the date such payment is to be made, no Event of Default shall be continuing; (iii) intentionally omitted; (iv) with respect to any request for payment relating to tenant improvement costs, Administrative Agent shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be performed by Borrower and to be funded by the requested disbursement have been (or will be) completed in good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, such certificate to be accompanied by a copy of any material license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person to be paid by Borrower that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person to be paid by Borrower has been paid or will be paid the amounts then due and payable to such Person in connection with the funds to be disbursed; (v) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $50,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Administrative Agent and (Y) at Administrative Agent’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Administrative Agent (other than Permitted Encumbrances); (vi) reserved; and (vii) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by such other evidence as Administrative Agent shall reasonably request that the tenant improvements at the applicable Individual Property associated with the Unfunded Obligation to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Administrative Agent shall not be required to make disbursements from the Unfunded Obligations Reserve Funds with respect to the Properties (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Unfunded Obligations Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Unfunded Obligations Reserve Account shall be made. Provided no Event of Default has occurred and is continuing, any Unfunded Obligations Reserve Funds remaining on deposit in the Unfunded Obligations Reserve Account shall upon the earlier of (A) payment of the Debt and the Mezzanine Loan in full or (B) with respect to any Unfunded Obligations associated with a Lease, Borrower’s delivery of evidence reasonably acceptable to Administrative Agent that all Unfunded Obligations with respect to such Lease have been satisfied in full, be paid (I) so long as no Trigger Period has occurred and is continuing, to Borrower and (II) if a Trigger Period has occurred and is continuing, into the Cash Management Account for application in accordance with the terms and conditions hereof and the Cash Management Agreement.

ARTICLE 9

CASH MANAGEMENT

Section 9.1.      Establishment of Certain Accounts.

(a)            Representative Borrower and Hawaii MMGD LLC (each, a “Restricted Account Counterparty”) shall, simultaneously herewith, establish the Restricted Account pursuant to the Restricted Account Agreement in the name of the applicable Restricted Account Counterparty on behalf of each Borrower for the sole and exclusive benefit of Administrative Agent into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of the applicable Restricted Account Counterparty unless a Trigger Period exists, in which case such funds shall be transferred not less than two (2) times per week to the Cash Management Account, and Borrower shall not use such funds in violation of Section 2.6(b) hereof.

(b)            Upon the first occurrence of a Trigger Period, Administrative Agent, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Administrative Agent or Servicer in the name of Borrower for the sole and exclusive benefit of Administrative Agent. Upon the first occurrence of a Trigger Period, Administrative Agent, on Borrower’s behalf, shall also establish with Administrative Agent or Servicer (i) an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of debt service under the Loan (the “Debt Service Account”) and (ii) an Eligible Account into which the amounts required for the payment of Mezzanine Debt Service under the Mezzanine Loan will be deposited (the “Mezzanine Debt Service Account”).

Section 9.2.      Deposits into the Restricted Account; Maintenance of Restricted Account.

(a)            Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) within five (5) Business Days of the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notice, substantially in the form attached to the Cash Management Agreement, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit of Administrative Agent pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Administrative Agent’s prior written consent.

(b)            The applicable Restricted Account Counterparty shall maintain the related Restricted Account for so long as the Debt remains outstanding, which Restricted Account shall be under the sole dominion and control of Administrative Agent (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Administrative Agent. In order to secure payment of the Debt, each Restricted Account Counterparty hereby grants to Administrative Agent for the benefit of the Administrative Agent a first-priority security interest in all of the right, title and interest, whether now owned or hereafter acquired or arising, in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected first priority security interest in the Restricted Account. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Administrative Agent. The Restricted Account Agreement shall provide (and each Restricted Account Counterparty shall provide) Administrative Agent online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Administrative Agent shall have the right to cause the Restricted Account to be entitled with such other designation as Administrative Agent may select to reflect an assignment or transfer of Administrative Agent’s rights and/or interests with respect to the Restricted Account. Administrative Agent shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent for the benefit of the Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, and/or (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Administrative Agent, the applicable Restricted Account Counterparty shall, within fifteen (15) days of Administrative Agent’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Administrative Agent and (III) during the continuance of an Event of Default, be selected by Administrative Agent), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Administrative Agent on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Administrative Agent on behalf of the Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.      Disbursements from the Cash Management Account. On each Monthly Payment Date during the continuance of a Trigger Period, Administrative Agent or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)            First, funds sufficient to pay the Ground Rent due for the then applicable Monthly Payment Date, if any, shall be deposited in the Ground Lease Reserve Account;

(b)            Second, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(c)            Third, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(d)            Fourth, funds sufficient to pay the fees and expenses of Cash Management Bank (as defined in the Cash Management Agreement) then due and payable pursuant to the Cash Management Agreement shall be deposited with Cash Management Bank;

(e)            Fifth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(f)            Sixth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date (without duplication of any portion thereof already deposited therein under subsection (d) above) shall be deposited in the Debt Service Account;

(g)            Seventh, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Replacement Reserve Account;

(h)            Eighth, funds sufficient to pay the Leasing Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Leasing Reserve Account;

(i)            Ninth, funds sufficient to pay any other amounts due and owing to Administrative Agent and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Administrative Agent;

(j)            Tenth, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account;

(k)            Eleventh, funds sufficient to pay the Mezzanine Debt Service due on the applicable Monthly Payment Date (other than the payment of any outstanding principal balance of the Mezzanine Loan on the Maturity Date (as defined in the Mezzanine Loan), whether such Maturity Date (as defined in the Mezzanine Loan) is the scheduled Maturity Date (as defined in the Mezzanine Loan) or an earlier date due to an acceleration of the Mezzanine Loan) shall be deposited in the Mezzanine Debt Service Account; and

(l)            Lastly, all amounts remaining in the Cash Management Account after deposits for items (a) through (k) above (“Excess Cash Flow”) shall (i) to the extent that a Trigger Period has occurred and is continuing and so long as no Event of Default has occurred and is continuing, be applied pro rata to prepay the Mortgage Loan and Mezzanine Loan and (ii) to the extent that no Trigger Period exists, be disbursed to the Restricted Account. Any Excess Cash Flow remaining after the Debt and all amounts due to Administrative Agent and Lender have been paid in full shall be paid to (i) in the event the Mezzanine Loan is outstanding, Mezzanine Lender; or (ii) in the event the Mezzanine Loan has been indefeasibly paid in full, Borrower.

Section 9.4.      Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges.

Section 9.5.      Withdrawals from the Mezzanine Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Mezzanine Debt Service Account, if any, shall be used to pay Mezzanine Debt Service when due.

Section 9.6.      Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Administrative Agent is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Administrative Agent.

Section 9.7.      Distributions to Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to the Mezzanine Debt Service Account or otherwise to or for the benefit of Mezzanine Borrower or Mezzanine Lender pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower to constitute, and shall constitute, direct or indirect, as applicable, distributions from Borrower to Mezzanine Borrower and shall be recorded accordingly in the books and records of the Borrower and Mezzanine Borrower and comply with the separateness provisions set forth herein. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and Mezzanine Borrower or between Borrower and Mezzanine Lender.

Section 9.8.      Administrative Agent Reliance. Administrative Agent shall have no duty to confirm, inquire or determine whether a Mezzanine Loan Event of Default or Mezzanine Trigger Period has occurred. Administrative Agent may rely on any notice it believes in good faith to be genuine and given by Mezzanine Lender.

Section 9.9.      Low Cash Flow Period Threshold Collateral Account.

(a)            Any Trigger Period that has commenced solely as a result of a Debt Yield Trigger Event shall terminate upon the date that the Debt Yield is equal to or greater than the applicable Debt Yield set forth in the definition of “Trigger Period” for two (2) consecutive calendar quarters, provided that no other Trigger Period then exists for any other reason. In addition, in the event of the occurrence and continuance of a Trigger Period solely as a result of a Debt Yield Trigger Event, Borrower shall be deemed to have cured such Debt Yield Trigger Event if Borrower shall have either (i) prepaid the Loan (and the Mezzanine Loan on a pro rata basis with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists) in accordance with Section 2.7(a) hereof (including payment of the Exit Fee), (ii) delivered to Administrative Agent cash (the “Low Cash Flow Period Threshold Collateral”), and/or (iii) delivered to Administrative Agent a Letter of Credit (the “Low Cash Flow Period Threshold Letter of Credit”), in each case, in an amount which, when or if applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loan) would be sufficient such that the Debt Yield test in the definition of “Trigger Period” is satisfied (and such cure shall be immediate and shall not require Borrower to wait until the end of two (2) consecutive calendar quarters before the termination of the applicable Trigger Period as a result of a Debt Yield Trigger Event).

(b)            Any Low Cash Flow Period Threshold Collateral shall be transferred by Administrative Agent into an Account (the “Low Cash Flow Period Threshold Collateral Account”) to be held by Administrative Agent as cash collateral for the Debt. Any Low Cash Flow Period Threshold Letter of Credit shall be delivered to Administrative Agent. If the requirements of clauses (a)(ii) or (a)(iii) above are satisfied by Borrower, Borrower shall not be subject to a Trigger Period as a result of a Debt Yield Trigger Event, until such time as the Low Cash Flow Period Threshold Collateral if applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loan on a pro rata basis) or Low Cash Flow Period Threshold Letter of Credit if drawn upon and applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loan on a pro rata basis), as applicable, would not be sufficient to prevent the occurrence of a Trigger Period due to a Debt Yield Trigger Event. Following the termination of the Trigger Period (determined without consideration of the Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit, as applicable) and provided no other Trigger Period resulting from a separate event has occurred which has not been cured, Administrative Agent shall, at Borrower’s request, return to Borrower the Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit, as applicable (to the extent not previously disbursed or applied by Administrative Agent in accordance with this Agreement and the other Loan Documents).

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.      Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)            if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due (except to the extent that sums sufficient to pay such amount are reserved in the Debt Service Account and Administrative Agent is not prohibited from withdrawing or applying any funds in the Debt Service Account by operation of law or otherwise and Administrative Agent fails to apply funds in such account towards Debt Service), (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)            if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Administrative Agent failed to pay the Taxes or Other Charges in question when required hereunder and (B) Administrative Agent’s access to such sums was not restricted or constrained in any manner;

(c)            if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Administrative Agent as provided in Section 7.1 hereof, provided, however, there shall be no Event of Default under this Section 10.1(c) for Borrower’s failure to keep the Policies in full force and effect due to Borrower’s failure to pay the premiums therefor if: (x) sufficient funds exist in the relevant Reserve Account to pay all premiums and any other amounts owing with respect to such Policies, and (y) Administrative Agent is not prohibited from withdrawing or applying any funds in the relevant Reserve Account by operation of law or otherwise and Administrative Agent fails to release such funds in order to pay same;

(d)            if any of the representations or covenants contained in Article 5 (excluding any provision requiring Borrower to remain solvent, maintain adequate capital or pay its debts as they come due) are breached or violated; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after Borrower obtains knowledge of such breach, and (C) upon the written request of Administrative Agent, if Borrower promptly delivers to Administrative Agent a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion, as applicable, to the effect that such breach shall not alter the conclusions set forth in the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Administrative Agent in its sole discretion;

(e)            if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Administrative Agent in connection with the Loan shall have been false or misleading in any material adverse respect when made, provided, however, if such representation or warranty is capable of cure, Borrower or Guarantor shall have thirty (30) days after delivery of written notice (from Administrative Agent to Borrower and Guarantor if applicable) to cure such representation or warranty breach;

(f)            if (i) any managing member or general partner of Borrower, or any SPE Component Entity, shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, or any SPE Component Entity, any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, or any SPE Component Entity, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, or any SPE Component Entity, shall take any action in furtherance of, in collusion with respect to, or indicating its consent to any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, or any SPE Component Entity, is substantively consolidated with Guarantor or any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(g)            if any of the representations or covenants contained in Article 6 are breached or violated;

(h)            if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, in each case, subject to Borrower’s ability to contest such lien in accordance herewith;

(i)            if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed, in each case, subject to Borrower’s ability to contest such lien in accordance herewith;

(j)            if a Transfer occurs as a result of the completion of a foreclosure by Mezzanine Lender under the Mezzanine Loan Documents without a Hawaii Loan Bifurcation as required pursuant to Section 6.7 hereof or satisfaction of the requirements for a substitute limited recourse guaranty and environmental indemnity agreement under the Intercreditor Agreement; provided that if such foreclosure is set aside, unwound, reversed or other similar action by court order and the Sponsor or Affiliate of the Sponsor who owned the equity interest in Borrower prior to the completion of the foreclosure is therefore reinstated as the direct or indirect owner of Borrower, and Guarantor reaffirms the Guaranty and the Environmental Indemnity, any Event of Default under this clause (j) shall be automatically deemed cured and any default interest that has accrued solely due to an Event of Default pursuant to this clause (j) shall be deemed waived;

(k)            if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)            if any of the factual assumptions (other than those relating to Administrative Agent or Lender) contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect; provided, however, that such breach shall not constitute an Event of Default if (a) such breach was inadvertent, immaterial and non-recurring, (b) such breach is curable and (c) Borrower shall (1) promptly cure such breach within thirty (30) days after notice from Administrative Agent and (2) cause legal counsel reasonably acceptable to Administrative Agent to render an updated or new substantive non-consolidation opinion reasonably acceptable to Administrative Agent within thirty (30) days, taking into account the breach in question and any actions taken by Borrower to cure the breach and affirmatively concluding that such breach, after giving effect to such curative actions, shall not in any manner impair, negate or amend the opinion rendered in the substantive nonconsolidation opinion most recently delivered to Administrative Agent, which opinion shall be acceptable to Administrative Agent in its reasonable discretion;

(m)            if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrendered, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(n)            if Borrower fails to timely appoint a New Manager upon the request of Administrative Agent, as expressly required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the Assignment of Management Agreement;

(o)            if any of the representations or covenants contained in Section 3.30 hereof or Article 5 hereof (other than those covered in clause (l) above) are, in each instance, breached or violated; provided, however, that in the case of a breach under Section 3.30 or Section 5.1(a), such breach shall not constitute an Event of Default hereunder if (i) such breach or violation was inadvertent and capable of being cured, and (ii) within ten (10) Business Days of the date Borrower becomes actually aware of such breach or violation, Borrower cures (or causes to be cured) such breach or violation and provides Administrative Agent with satisfactory evidence thereof;

(p)            if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Administrative Agent’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Administrative Agent’s prior written consent or (C) a Property Document Event occurs; provided, however, if such breach is capable of cure, Borrower shall have ten (10) Business Days after delivery of written notice (from Administrative Agent to Borrower) to cure such default in the case of any breach which can be cured by the payment of a sum of money or thirty (30) days after delivery of written notice (from Administrative Agent to Borrower) to cure such default in the case of any other breach; provided, further, however, that if such breach (other than any breach which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(q)            if Borrower shall fail to observe, perform or discharge any of Borrower’s material obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the material covenants set forth in Section 2.8 hereof;

(r)            if (A) a material breach or material default by any applicable Individual Borrower under any condition or obligation contained in any Ground Lease is not cured within any applicable cure period provided therein, including, without limitation, the occurrence of an event or condition that gives the Ground Lessor under any Ground Lease a right to terminate or cancel the Ground Lease or (B) if Borrower breaches any covenant contained in Section 4.23; provided, however, that prior to declaring an Event of Default under this clause (r), Administrative Agent shall permit Borrower to release the applicable Ground Leased Property creating such default situation within forty-five (45) days of receipt by the applicable Individual Borrower of a notice from the applicable Ground Lessor of such default or breach upon satisfaction of the conditions set forth in Section 2.10(c) and Section 2.10(e) (if applicable) hereof, provided, however, if such breach is capable of cure, Borrower shall have ten (10) Business Days after delivery of written notice (from Administrative Agent to Borrower) to cure such default in the case of any breach which can be cured by the payment of a sum of money or thirty (30) days after delivery of written notice (from Administrative Agent to Borrower) to cure such default in the case of any other breach; provided, further, however, that if such breach (other than any breach which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(s)            if the leasehold estate created by any PILOT Lease shall be surrendered, any PILOT Bond shall be transferred or surrendered, or any PILOT Lease or PILOT Document shall be terminated or cancelled for any reason or circumstance without the prior written consent of Administrative Agent (except if in connection with such surrender or termination, Borrower acquires the fee estate from the applicable PILOT Lessor in accordance with the terms hereof);

(t)            only upon the declaration by Administrative Agent that the same constitutes an Event of Default (which declaration may be made by Administrative Agent in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(u)            with respect to any default or breach of any term, covenant or condition of this Agreement or the other Loan Documents (beyond any applicable cure periods contained in such Loan Documents) not specified in subsections (a) through (t) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Administrative Agent (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Administrative Agent (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(v)            (i) if Borrower shall be in default beyond applicable notice and cure periods under any of the Condominium Documents and such default could result in an Individual Material Adverse Effect as determined by Administrative Agent; or (ii) if Borrower or an Affiliate of Borrower shall fail to control the applicable Board; or (iii) (A) if any provision of the Condominium Documents or the application thereof in any circumstance is held invalid and such invalidity could result in an Individual Material Adverse Effect as determined by Administrative Agent, (B) if any Condominium shall become subject to any action for partition by any condominium unit owner which could reasonably be expected to result in partition and said action has been commenced and not dismissed within thirty (30) days after commencement thereof, which partition could result in an Individual Material Adverse Effect, as determined by Administrative Agent, or (C) if any Condominium is withdrawn from the condominium regime established under the Condominium Act; or (iv) if Borrower shall transfer a single Condominium unit in any Condominium (HI);

(w)            if Borrower shall be in default beyond applicable notice and cure periods under any of the Hawaii Easement Documents and such default could result in an Individual Material Adverse Effect as determined by Administrative Agent;

(x)            if Borrower shall expend funds in the Restricted Account or Borrower’s operating account in violation of Section 2.6(b) hereof; or

(y)            if a prepayment is made on the Mezzanine Loan without making a simultaneous pro rata prepayment of the Loan.

Section 10.2.      Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Administrative Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Administrative Agent may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)            Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)            With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Administrative Agent may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by one or more of the Security Instruments as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)            During the continuance of an Event of Default, Administrative Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Administrative Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof) or any other collateral for the Loan (including any amounts on deposit in the Restricted Account and/or the Cash Management Account) and/or paid to or received by Administrative Agent may, during the continuance of an Event of Default, be applied by Administrative Agent toward the Debt and/or for any other purpose for which such funds may be applied by Administrative Agent pursuant to the provisions of any Loan Documents, in such order, priority and proportions as Administrative Agent in its sole discretion shall determine.

(f)            During the continuance of an Event of Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Administrative Agent may deem necessary. Administrative Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Administrative Agent upon demand. All such costs and expenses incurred by Administrative Agent in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Administrative Agent. All such costs and expenses incurred by Administrative Agent together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Administrative Agent under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.      Securitization.

(a)            Borrower acknowledges and agrees that Administrative Agent and Lender may, at its sole cost and expense other than as set forth in Section 11.1(g) hereof, (i) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents, (ii) sell participation interests in the Loan, or (iii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (the transactions referred to in clauses (i), (ii), and (iii) above are each herein referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”).

(b)            If requested by Administrative Agent or Lender, Borrower shall assist Administrative Agent and Lender, as applicable, in satisfying customary market standards to which Administrative Agent and Lender, as applicable, customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)            provide (A) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Mezzanine Borrower, Guarantor, SPE Component Entity, Mezzanine SPE Component Entity, Manager, the Management Agreements, the Property Documents, the Ground Leases, the PILOT Leases, the PILOT Documents and any Tenant, (B) updated budgets relating to the Property, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Administrative Agent and the Rating Agencies and (D) to the extent that the agreement or consent of any relevant third-parties can reasonably be obtained, as applicable, revisions to and other agreements with respect to the Property Documents in form and substance reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies; provided that Borrower shall not be required to provide additional information regarding the identity of any indirect investors in Borrower (or their respective Affiliates);

(ii)            provide new and/or updated opinions of counsel, which may be relied upon by Administrative Agent, Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Administrative Agent and satisfactory in form and substance to the Rating Agencies;

(iii)            provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)            execute such amendments to the Loan Documents, Mezzanine Loan Documents, the Property Documents, and Borrower’s, Mezzanine Borrower’s, any SPE Component Entity’s or any Mezzanine SPE Component Entity’s organizational documents as may be reasonably requested by Administrative Agent or Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into (I) one or more participations or (II) one or more component and/or additional separate notes and/or creating additional senior/subordinate note structure(s) and reallocating the principal amount of the Loan and the Spread among such components and/or notes evidencing the Loan (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that (I) the outstanding principal amount of such participations, loans, components and/or notes shall equal the outstanding principal amount of the Loan immediately prior to the creation thereof and (II) Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would require amortization of the Loan, change the weighted average Spread or the stated maturity (except as provided in subclause (C) above) (it being agreed that that the weighted average Spread may subsequently change as a result of (x) after a rated Securitization, any voluntary prepayment of the Loan and (y) any applications to principal during the continuance of an Event of Default; provided, further, that (i) the Stated Maturity Date shall not be affected and the time periods during which Borrower is permitted to perform its obligations under the Loan Documents shall not be decreased; (ii) no such bifurcation or reallocation shall require any amortization of the Loan, (iii) there shall be no modification of the Loan Documents except to reflect the creation of such loans, participations, components or notes and the loan documents relating to such loans, components and/or notes shall be in substantially the form of the Loan Documents and (iv) neither Borrower nor Guarantor shall be required to enter into any amendment which increases Borrower’s or Guarantor’s liability under the Loan Documents in any material respect or decreases Borrower’s or Guarantor’s rights under the Loan Documents in any material respect. For avoidance of doubt, at all times the weighted average Interest Rate of all components of the Loan shall equal the weighted average Interest Rate at Closing; provided, however, that the weighted average Interest Rate may subsequently change as a result of (x) after a rated Securitization, any voluntary prepayment of the Loan and (y) any applications to principal during the continuance of an Event of Default.

(c)            If, at the time a Disclosure Document is being prepared for a Securitization, Administrative Agent expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Administrative Agent upon request (without duplication and to the extent not previously provided) (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Administrative Agent (A) within ten (10) Business Days after notice from Administrative Agent in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Administrative Agent, Borrower shall furnish to Administrative Agent financial data and/or financial statements for any tenant of the Property (in Borrower’s possession or control and permitted to be disclosed) if, in connection with a Securitization, Administrative Agent expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d)           All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by Deloitte, Ernst & Young, RSM McGladrey, Baker Newman Noyes, PwC or other independent certified public accountant reasonably approved by Administrative Agent in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Administrative Agent, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e)            If requested by Administrative Agent or Lender, Borrower shall provide Administrative Agent, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Administrative Agent shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Administrative Agent, in each case, to the extent reasonably available to Borrower.

(f)             In the event Administrative Agent determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Administrative Agent may request, and Borrower shall promptly provide, such other financial data and financial statements as Administrative Agent determines to be necessary or appropriate for such compliance, in each case, to the extent reasonably available to Borrower.

(g)           All reasonable out-of-pocket third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s compliance with requests made under this Article 11 (including any documentary stamp, intangible or other mortgage taxes) and any fees and expenses of the Rating Agencies incurred in connection with a syndication and/or Securitization of the Loan shall be paid by Borrower, including any AUP costs incurred before or after the Closing Date. In addition, Borrower and Guarantor shall be responsible for the payment of all of Borrower’s and Guarantor’s respective attorneys’ fees and expenses with respect to requests made pursuant to Section 11.1, Section 11.2, and Section 11.6.

Section 11.2.     Disclosure.

(a)            Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Administrative Agent and Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)            Administrative Agent and/or Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower at least five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) Borrower has, at Administrative Agent’s request in connection with each Securitization, reviewed the Disclosure Documents as follows: (x) with respect to the offering circular, the sections entitled “Executive Summary of Offering Circular”, “Description of the Properties”, “Description of the Borrower, Mezzanine Borrower the Guarantor and Related Parties”, “Description of the Property Manager” (if the Manager is an Affiliated Manager), “Description of the Management Agreement”, “Description of the Ground Leases”, “Description of PILOT Lease and PILOT Documents,” “Description of the Condominium Documents,” “Use of Proceeds,” and “Annex E – Representations and Warranties of the Borrowers” (or sections similarly titled or covering similar subject matters) and (y) with respect to the term sheet, all sections, solely to the extent the foregoing in (x) and (y) relate to Borrower, Mezzanine Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, Guarantor, Manager (if the Manager is an Affiliated Manager), and the Properties, excluding (I) any underwritten financial information (except to the extent such underwritten financial information is included in the Provided Information), (II) any information (including financial information or forecasted information) that is solely obtained from any third party report, including, without limitation appraisals, property condition reports or environmental reports, (III) any electronic media (except those portions of Annex A that are not otherwise excluded pursuant to this clause (A) and Annex E), (IV) any financial projections or reforecasts relating to the performance of the Properties and the other collateral for the Loan (except to the extent such projections or reforecasts are included in the Provided Information), (V) any statements and information relating to the cities and regions in which the Properties are located (other than the Property addresses), including local market information and local market performance data, and (VI) any Provided Information solely furnished to the Rating Agencies in connection with the monitoring and/or maintaining of the Securities (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the Covered Disclosure Information and representations contained in such Sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Administrative Agent, Lender and any Affiliate of Lender and Administrative Agent that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender or Administrative Agent that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, or (B) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information based upon information provided to Lender and/or Administrative Agent by or on behalf of Borrower or its Affiliates, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. Notwithstanding the foregoing, the indemnification agreement shall not require, with respect to any financial projections or reforecasts that are included in the Covered Disclosure Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Covered Disclosure Information), that the Borrower be liable for any Liabilities resulting from the actual results being different from such projections or reforecasts so long as (i) the Borrower had no reason to believe that such projections or reforecasts were materially inaccurate and (ii) the Borrower has disclosed to Lender and Administrative Agent all facts known to them and have not failed to disclose any fact known to them, in each case that could be reasonably expected to cause any such projections or reforecasts or representation or warranty made herein to be materially misleading. Borrower shall not be liable for any Liabilities arising from Administrative Agent’s or Lender’s failure to revise any Disclosure Document and/or Covered Rating Agency Information to reflect any Borrower comments to the Covered Disclosure Information that have been delivered in writing to Administrative Agent and Lender and are specifically set forth on a schedule to the indemnification agreement.

(c)            In connection with filings under the Exchange Act, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, that, notwithstanding anything to the contrary contained herein, (A) the Borrower shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information which Borrower provided notice to Administrative Agent in writing prior to the applicable filings under the Exchange Act, or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; and (B) with respect to any filings under the Exchange Act of materials not provided by Borrower (or not required to be provided by Borrower), the Borrower shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to such information resulting from Administrative Agent’s failure to accurately transcribe written information by or on behalf of the Borrower to Administrative Agent unless Borrower was provided a reasonable opportunity to review such filings under the Exchange Act of such materials not provided by Borrower (or the applicable portions thereof) and failed to notify Administrative Agent of such misstatements or omissions.

(d)            Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.

(e)            The liabilities and obligations of Borrower, Administrative Agent and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein shall, at Administrative Agent’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to take any actions required of any Borrower under Sections 11.1, 11.2, and/or 11.6 in the event any Borrower fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

Section 11.3.     Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Administrative Agent in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.     Servicer. At the option of Administrative Agent, the Loan may be serviced by a servicer selected by Administrative Agent (the “Servicer”) and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Administrative Agent and such Servicer (the “Servicing Agreement”). Without limitation of any other provision contained herein, Administrative Agent shall be responsible for the set-up costs and other initial costs relating to or arising under the applicable Servicing Agreement with Servicer and Borrower shall not be responsible for the payment of the regular monthly master servicing fee or any other fees and expenses of the Servicer under the Servicing Agreement. Notwithstanding the foregoing, Borrower shall promptly reimburse Administrative Agent on demand for (a) all actual out-of-pocket reasonable costs and expenses incurred for enforcement of the Loan, liquidation fees, workout fees, special servicing fees, operating advisor fees, certificate administrator fees or any other similar fees, (b) to the extent late charges and default interest under the Loan Documents paid by Borrower are insufficient to pay the same, interest payable on advances made by Servicer or the trustee with respect to (i) delinquent Debt Service payments or expenses related to curing an Event of Default, payable by Administrative Agent to Servicer or a trustee and provided for under any Servicing Agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property (including, without limitation, payments of Taxes and Insurance Premiums), (ii) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower or (iii) the documentation of a conversion of the Benchmark and any related Conforming Changes, and (c) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under any Servicing Agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower during the term of the Loan.

Section 11.5.     Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Administrative Agent, Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6.     New Mezzanine Option. Administrative Agent shall have the option (the “New Mezzanine Option”) at any time after the Closing and prior to a Securitization and at Borrower’s sole cost and expense to divide the Loan into two parts, a mortgage loan and a mezzanine loan; provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Administrative Agent’s exercise of the Mezzanine Option, and (ii) the weighted average spread of such mortgage loan and mezzanine loan shall equal the weighted average Spread at Closing; provided, however, that the weighted average Spread may subsequently change as a result of (x) any payments of principal that are not applied on a pro rata basis in accordance with the terms hereof between the mezzanine loan and the mortgage loan (including any payments of the principal amount of the mortgage loan that are not applied on a pro rata basis to the Notes) and (y) any applications to principal during the continuance of an Event of Default. Borrower shall, at Borrower’s sole cost and expense, cooperate with Administrative Agent in Administrative Agent’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Administrative Agent, (ii) creating one or more Special Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, one hundred percent (100%) of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Administrative Agent, execute such agreements, instruments and other documents as may be required by Administrative Agent in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Administrative Agent or the Rating Agencies; provided, that, (i) the Stated Maturity Date shall not be affected and the time periods during which Borrower is permitted to perform its obligations under the Loan Documents shall not be decreased; (ii) no such bifurcation or reallocation shall require any amortization of the Loan and (iii) there shall be no modification of the Loan Documents except to reflect the creation of such loans, participations, components or notes and the loan documents relating to such loans, components and/or notes shall be in substantially the form of the Loan Documents.

Section 11.7.     Registered Form. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Note is, and any other promissory notes issued under the Loan Documents shall be, registered as to both principal and any stated interest. Administrative Agent or Servicer, acting for this purpose solely as a non-fiduciary agent of Borrower, shall maintain a register (the “Register”) for the recordation of the name and address of each Lender, the outstanding principal, accrued and unpaid interest and other fees due it hereunder (any such amount a “Borrower Obligation”) and whether such Lender is the original Lender or an assignee pursuant to an assignment permitted under this Agreement. The Register shall be made available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Administrative Agent shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner of any Borrower Obligation held by such holder, as indicated in the Register, for all purposes of this Agreement. The Register is intended to be maintained in such a manner as to cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.     General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Administrative Agent and/or Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement, any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Administrative Agent or Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of (i) the gross negligence, bad faith, illegal acts, fraud or willful misconduct of any Indemnified Party, (ii) disputes among the Lenders, among Administrative Agent and the Lenders or among the Lenders or the Administrative Agent and any mezzanine lender, (iii) the gross negligence, bad faith, illegal acts, fraud, willful misconduct or act outside the scope of authority of, any receiver appointed with respect to the Property, or (iv) acts or omissions following the earlier to occur of (a) the date on which Lender (or its designee, assignee or agent, or any other Person) acquires title to the Property by deed-in-lieu of foreclosure or upon a foreclosure (public or private), power of sale or other exercise of Lender’s or Administrative Agent’s remedies or (b) the date on which any mezzanine lender forecloses on the pledge given to such mezzanine lender, takes title to the interests of its borrower or assumes control of its borrower. Any amounts payable to Administrative Agent and/or Lender by reason of the application of this Section 12.1 shall become due and payable upon demand and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent and/or Lender until paid.

Section 12.2.     Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument.

Section 12.3.     ERISA and FIRRMA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Administrative Agent’s sole discretion) that Administrative Agent may incur, directly or indirectly, as a result of a breach of representation, warrant or covenant under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.     Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.     Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.     Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Administrative Agent and Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.     Exculpation.

(a)            Subject to the qualifications below, Administrative Agent and Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and/or Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Administrative Agent and Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Administrative Agent and Lender, and Administrative Agent and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Administrative Agent or Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Administrative Agent and Lender thereunder (including, without limitation, Administrative Agent’s and Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Administrative Agent or Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Administrative Agent or Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Administrative Agent or Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Administrative Agent or Lender to exercise its remedies against the Property (or any portion thereof); or (8) constitute a waiver of the right of Administrative Agent or Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss actually incurred by Administrative Agent and/or Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)            fraud or intentional material misrepresentation by Borrower, Mezzanine Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, any Affiliated Manager, Guarantor or any director, officer, beneficiary, shareholder, partner, member, employee or agent acting on behalf of any of the foregoing (each, a “Recourse Party”) in connection with the Loan;

(ii)           willful misconduct of any Recourse Party in connection with the Loan;

(iii)          the breach of any indemnification provision in the Loan Documents concerning environmental laws, hazardous substances and asbestos and any indemnification of Administrative Agent and/or Lender with respect thereto;

(iv)          material physical waste to any Property caused by the intentional acts of any Recourse Party, but only to the extent there is sufficient cash flow from the Properties to prevent such physical waste and such cash flow is made available by Administrative Agent for the purpose of preventing such physical waste;

(v)           the removal of any property in contravention of the Loan Documents during the continuance of an Event of Default other than in the ordinary course of business;

(vi)          the misappropriation or conversion of any of the following by a Recourse Party in contravention of the Loan Documents: (A) any insurance proceeds received by Borrower by reason of any Casualty, (B) any Awards or other amounts received by Borrower from a governmental authority in connection with a Condemnation of all or a portion of the Property or (C) any revenues generated by the Properties;

(vii)         any Security Deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Administrative Agent upon a foreclosure of such Property or action in lieu thereof, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the applicable Lease;

(viii)        any litigation or other legal proceeding related to the Loan filed by a Recourse Party with the effect of delaying, opposing, impeding, obstructing, hindering, enjoining or otherwise interfering with the efforts of Administrative Agent and/or Lender to exercise any rights and remedies available to Administrative Agent and Lender during the continuance of an Event of Default; provided, however, that there shall be no liability hereunder on account of, and the foregoing shall not restrict, Borrower’s or Guarantor’s right to, dispute, in good faith, whether the relevant Event of Default shall have occurred or whether an action taken by Administrative Agent pursuant to the Loan Documents is permitted thereby, nor shall Borrower be restricted from, or have liability hereunder for, bringing a good faith counterclaim which if not raised in the foreclosure proceeding would be barred, and which does not seek to enjoin the enforcement action by Administrative Agent;

(ix)          Borrower fails to obtain Administrative Agent’s prior written consent to any additional indebtedness or voluntary lien encumbering any Property and not permitted by the Loan Documents;

(x)           a material breach by Borrower of Section 5.5;

(xi)          any voluntary termination, or any voluntary, material modification of any Ground Lease by Borrower without Administrative Agent’s prior written consent other than as expressly permitted under this Agreement; provided, that the liability with respect to this Section 13.1(a)(xi) shall not exceed the Allocated Loan Amount of the applicable Ground Leased Property;

(xii)            (A) any voluntary termination of any PILOT Lease and/or PILOT Document or transfer or surrender of any PILOT Lease and/or PILOT Document (including any PILOT Bond) by Borrower without Administrative Agent’s prior written consent other than in connection with Borrower acquiring the fee estate from the applicable PILOT Lessor or as otherwise expressly permitted under this Agreement or (B) Borrower’s or the applicable Tenant’s failure to comply with or Borrower’s or the applicable Tenant’s breach of any PILOT Lease and/or PILOT Document that results in (x) a reduction of any tax abatement and/or mandatory repayment of any past or current tax abatement under such PILOT Lease and/or PILOT Document, as applicable, (y) termination of such PILOT Lease and/or PILOT Document, as applicable, and the benefits thereunder in favor of Borrower or Tenant or (z) a default by such Borrower under the applicable Lease for such PILOT Property (and, in any such case, Losses shall include lost rental income); provided, that, in each case, the liability with respect to this Section 13.1(a)(xii) shall not exceed the Allocated Loan Amount of the applicable PILOT Property;

(xiii)        other than as set forth in Section 13.1(b)(v), a breach by Borrower of any covenant of Article 5 of this Agreement documents (excluding any provision requiring each Borrower to remain solvent, maintain adequate capital or pay its debts as they come due);

(xiv)        the Condominium Documents are amended, modified, supplemented, terminated, cancelled or otherwise cease to exist without Administrative Agent’s prior written consent;

(xv)         any Losses related to title defects with respect to the Hawaii Easement Properties in excess of any amount paid on the Title Insurance Policies for such Hawaii Easement Properties;

(xvi)        any breach or violation of the representations and warranties in Section 3.18 hereof with respect to any Leases for which a tenant estoppel certificate was not delivered on or prior to the Closing Date; and/or

(xvii)       any liability or obligation of Borrower relating to the Previously-Owned Property.

(b)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) neither Administrative Agent nor any Lender shall be deemed to have waived any right which Administrative Agent or Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:

(i)            Borrower or any SPE Component Entity or any Affiliate thereof files, or joins in the filing of, a petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited (or otherwise colludes with) petitioning creditors for any involuntary petition against Borrower,

(ii)           Borrower or any SPE Component Entity or any Affiliate thereof files an answer consenting to an involuntary petition filed against Borrower (other than any answer which is required to be made by applicable law), by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law,

(iii)          Borrower or any SPE Component Entity consents to or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower (other than with the prior written consent of Administrative Agent),

(iv)         Borrower makes an assignment for the benefit of creditors (other than to Lender in connection with the Loan or with the prior written consent of Administrative Agent);

(v)          there is a breach of any provision of Article 5 (Single Purpose Entity Covenants) hereof or the separateness covenants contained in the Borrower’s or SPE Component Entity’s organizational documents (excluding, in each case, any provision requiring each Borrower to remain solvent, maintain adequate capital or pay its debts as they come due) and such breach is cited by a court of competent jurisdiction in a final order in a proceeding under the Bankruptcy Code as a material factor in ordering the substantive consolidation of Borrower with any other Person other than a co-Borrower under the Loan; provided that the motion or pleading seeking substantive consolidation was not brought or supported by Administrative Agent and, as a result thereof, Borrower is subsequently substantively consolidated in a case under the Bankruptcy Code with any Person other than a co-Borrower under the Loan,

(vi)         Borrower fails to obtain Administrative Agent’s prior consent to (a) the transfer or conveyance of all or any portion of any Property, or (b) the transfer of direct or indirect equity interests in Borrower, in each case in violation of the Loan Documents,

(vii)        Borrower fails to cooperate with or effectuate a Hawaii Loan Bifurcation or pay all costs and expenses related thereto as required pursuant to Section 6.7 hereof, or an event of default occurs with respect to the Hawaii Individual Property after the Hawaii Loan Bifurcation for all amounts due under the Hawaii Individual Property Loan, provided that liability with respect to this Section 13.1(b)(vii) shall not exceed the Allocated Loan Amount of the Hawaii Individual Property under this Agreement and the allocated loan amount of the Hawaii Individual Property under the Mezzanine Loan Agreement, plus any and all third-party costs incurred by Administrative Agent or Lender (including attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due hereunder,

(viii)       Borrower fails to pay to Administrative Agent for the account of Lender any Excess Cash Flow in violation of Section 2.6(b) hereof; provided that liability with respect to this Section 13.1(b)(viii) shall not exceed the amount of such Excess Cash Flow required to be paid to Administrative Agent, plus any and all third-party costs incurred by Administrative Agent or Lender (including attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due hereunder,

(ix)          Borrower fails to deliver to Administrative Agent a Title Insurance Policy satisfactory to Administrative Agent with respect to the Hawaii Easement Properties; provided that liability with respect to this Section 13.1(b)(ix) shall not exceed the Allocated Loan Amount of the applicable Hawaii Easement Property under this Agreement required to be paid to Administrative Agent and the allocated loan amount of the applicable Hawaii Easement Property under the Mezzanine Loan Agreement, plus any and all third-party costs incurred by Administrative Agent or Lender (including attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due hereunder; provided, further, that liability with respect to this Section 13.1(b)(ix) shall terminate and this Section 13.1(b)(ix) shall be of no further force and effect with respect to any Hawaii Easement Property upon delivery to Administrative Agent of a Title Insurance Policy satisfactory to Administrative Agent with respect to such Hawaii Easement Property,

(x)           Following a Casualty or Condemnation, Borrower fails to cause Tenant to and fails to promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property, subject to and in accordance with the provisions of Sections 7.2, 7.3 and 7.4, whether or not such costs are covered by the Net Proceeds; provided that liability with respect to this Section 13.1(b)(x) shall not exceed the Allocated Loan Amount of the applicable Individual Property under this Agreement required to be paid to Administrative Agent and the allocated loan amount of the applicable Individual Property under the Mezzanine Loan Agreement, plus any and all third-party costs incurred by Administrative Agent or Lender (including attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due hereunder;

(xi)          Borrower fails to pay to Administrative Agent for the account of Lender any Exit Fee due and payable pursuant to the terms hereof; provided that liability with respect to this Section 13.1(b)(xi) shall not exceed the amount of any unpaid Exit Fee required to be paid to Administrative Agent for the account of Lender, plus any and all third-party costs incurred by Administrative Agent or Lender (including attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due hereunder.

ARTICLE 14

NOTICES

Section 14.1.      Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, or (d) if transmitted by e-mail, (i) if such e-mail was sent prior to 5 P.M. (New York time) on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier service on the immediately succeeding Business Day, or (ii) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. (New York time) on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier service on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by return e-mail to Borrower, Administrative Agent shall have the unilateral right at any time to waive the hard copy requirement with respect to all notices sent via e-mail, in any case addressed as follows:

If to Borrower:

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Jennifer B. Clark

Email: jclark@rmrgroup.com

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Yael Duffy

Email: yduffy@rmrgroup.com

With a copy to:	Skadden, Arps, Slate, Meagher and Flom LLP 300 South Grand Avenue Los Angeles, California 90071 Attention: Peter Mair, Esq. Email: peter.mair@skadden.com
If to Administrative Agent:	Citibank, N.A. 388-390 Greenwich Street, Trading Floor 4 New York, New York 10013 Attention: Ana Rosu Marmann Email: ana.rosu@citi.com
With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Michael J. Barker, Esq.

Email: michael.barker@friedfrank.com

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: David W. Forti, Esq.

Email: david.forti@dechert.com

If to Lender:

Citibank, N.A.

388-390 Greenwich Street, Trading Floor 4

New York, New York 10013

Attention: Ana Rosu Marmann

Email: ana.rosu@citi.com

UBS AG Stamford Branch
600 Washington Blvd.
Stamford, Connecticut 06901
Attention:  BPS Agency Group

Email: UBSAmericas@ubs.com

Bank of America, N.A.

c/o Capital Markets Servicing Group

900 West Trade Street, Suite 650

Mail Code: NC1-026-06-01

Charlotte, North Carolina 28255

Attention: Servicing Manager

Email: steve.l.wasser@bofa.com

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Paul Vanderslice

Email: Paul.Vanderslice@bmo.com

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMUSLegal@bmo.com

Morgan Stanley Bank, N.A.

1585 Broadway, 25th Floor

New York, New York 10036

Attention: John Maurer

Email: John.Maurer@morganstanley.com

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Michael J. Barker, Esq.

Email: michael.barker@friedfrank.com

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: David W. Forti, Esq.

Email: david.forti@dechert.com

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Borrower hereby appoints ILPT Tower LLC, a Delaware limited liability company (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Administrative Agent, and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.     Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.     Recording of Security Instrument, etc.

(a)            Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Administrative Agent in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b)           Borrower represents that it has paid all Security Instrument Taxes imposed upon the execution and recordation of each Security Instrument. If at any time Administrative Agent determines, based on applicable Legal Requirements, that Administrative Agent is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable Security Instrument Taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Administrative Agent, immediately upon Administrative Agent’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Administrative Agent to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Administrative Agent, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule V hereof), and Borrower shall, on demand, pay any additional Security Instrument Taxes.

(c)           Notwithstanding any other provision set forth in this Agreement or any of the other Loan Documents, Administrative Agent and/or Lender may at any time create a security interest in all or any portion of its rights under the Loan Agreement, the Note, the Security Instrument and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 15.3.     Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Administrative Agent or Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Administrative Agent shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Administrative Agent the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Administrative Agent, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Administrative Agent to execute in the name of Borrower or without the signature of Borrower to the extent Administrative Agent may lawfully do so, one or more financing statements to evidence more effectively the security interest of Administrative Agent in the Property. Borrower grants to Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent at law and in equity, including without limitation, such rights and remedies available to Administrative Agent pursuant to this Section 15.3.

Section 15.4.     Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)            If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Administrative Agent’s or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Administrative Agent or Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Administrative Agent or Lender or unenforceable or provide the basis for a defense of usury then Administrative Agent or Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable. Notwithstanding the foregoing, Borrower shall not be obligated to pay any tax on Administrative Agent’s or Lender’s interest in the Property under this Section 15.4 from and after any transfer of the Property to Administrative Agent or its designee by foreclosure, power of sale (if applicable under the laws of the State in which the Property is located), deed-in-lieu of foreclosure or otherwise.

(b)            Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Administrative Agent shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)            If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1.     Remedies Cumulative; Waivers.

The rights, powers and remedies of Administrative Agent and each Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent or Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s and Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent and/or Lender may determine in Administrative Agent’s or Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.     Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.     Delay Not a Waiver.

Neither any failure nor any delay on the part of Administrative Agent or Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, neither Administrative Agent nor Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.     Waiver of Trial by Jury.

BORROWER, ADMINISTRATIVE AGENT AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT, LENDER OR BORROWER.

Section 16.5.     Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except (a) with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Administrative Agent to Borrower and (b) with respect to matters for which Administrative Agent is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.

Section 16.6.     Remedies of Borrower.

In the event that a claim or adjudication is made that Administrative Agent, Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Administrative Agent, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent, Lender nor any of their respective agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking specific performance, injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or Lender has acted reasonably shall be determined by an action seeking specific performance, injunctive relief or declaratory judgment. Administrative Agent and Lender agree that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.     Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.     Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent or its agents.

Section 16.10.    Sole Discretion of Administrative Agent. Subject to Section 18.11, wherever pursuant to this Agreement (a) Administrative Agent exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Administrative Agent, or (c) any other decision or determination is to be made by Administrative Agent, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Administrative Agent, shall be in the sole discretion of Administrative Agent, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1.     Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender and Administrative Agent.

Section 17.2.     Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, ADMINISTRATIVE AGENT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY ADMINISTRATIVE AGENT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER, ADMINISTRATIVE AGENT AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company
19 West 44th Street, Suite 201
New York, NY 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER AND ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3.     Headings. Notwithstanding anything to the contrary contained herein, (i) the Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and (ii) covenants contained in Articles and/or Sections hereof labeled or otherwise primarily containing representations (and vice versa) shall, in each case, be deemed fully effective hereunder and shall not be otherwise affected by virtue of the foregoing.

Section 17.4.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.     Preferences. Administrative Agent and Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Administrative Agent or Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent or Lender, as applicable.

Section 17.6.     Expenses. Except as may be otherwise expressly and specifically provided herein, Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Administrative Agent and each Lender, upon receipt of written notice from Administrative Agent and/or Lender, as applicable, for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Administrative Agent and Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Administrative Agent or Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Administrative Agent’s and Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Administrative Agent or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent and/or any Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Administrative Agent pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) except as set forth in Section 11.4, servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to permit or undertake transfers, in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) through (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, subject to Section 11.4, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Administrative Agent and/or any Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent and/or any Lender.

Section 17.7.     Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Administrative Agent and/or Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all actual costs of collection and defense, including attorneys’ fees and costs, incurred by Administrative Agent, Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.     Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.     Offsets, Counterclaims and Defenses. Any assignee of Administrative Agent’s or Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)            Borrower, Lender and Administrative Agent intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Administrative Agent or Borrower and Lender nor to grant Administrative Agent any interest in the Property other than that of mortgagee, beneficiary or Administrative Agent on behalf of Lender.

(b)           This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Administrative Agent, Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Administrative Agent and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender and Administrative Agent to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and Administrative Agent and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender and Administrative Agent will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent if, in Administrative Agent’s sole discretion, Administrative Agent deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower, Administrative Agent and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Administrative Agent’s or Lender’s expertise, business acumen or advice in connection with the Property.

(d)           Notwithstanding anything to the contrary contained herein, Administrative Agent and Lender are not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Administrative Agent and/or Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Administrative Agent and/or Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Administrative Agent or Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender and Administrative Agent are expressly and primarily relying on the truth and accuracy in all material respects of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender or Administrative Agent; that such reliance existed on the part of Lender or Administrative Agent prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.     Publicity. All news releases, publicity or advertising by Borrower, Administrative Agent, Lender or their respective Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, or to Administrative Agent, Lender or any of their respective Affiliates shall be subject to the prior written approval of Administrative Agent, Lender or Borrower, as applicable, not to be unreasonably withheld or delayed. The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Administrative Agent or Lender in connection with a potential Secondary Market Transaction, it being agreed that Administrative Agent and Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender and/or Administrative Agent to issue, such marketing materials, term sheets and other materials as Administrative Agent or Lender may deem reasonably necessary or appropriate in connection with Administrative Agent’s or Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Administrative Agent’s or Lender’s participation therein.

Section 17.12.     Limitation of Liability. No claim may be made by Borrower, or any other Person against Administrative Agent or Lender or their respective Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13.     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or Lender or any parent, subsidiary or Affiliate of Administrative Agent or Lender. Neither Lender nor Administrative Agent shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent or Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s or Lender’s exercise of any such rights or remedies. Borrower acknowledges that each of Administrative Agent and Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14.     Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower, Administrative Agent and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents except to the extent such prior agreement by its terms survives the closing of the Loan.

Section 17.15.     Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lender and their respective successors and assigns.

Section 17.16.     Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17.     Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Administrative Agent or any Lender by any Person. Borrower hereby represents and warrants that a Broker has not been engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Lender hereby represents and warrants that a Broker has not been engaged by such Lender in connection with the transactions contemplated by this Agreement. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower acknowledges and agrees that (a) any Broker is not an agent of Administrative Agent or Lender and has no power or authority to bind Administrative Agent and/or Lender, (b) Administrative Agent and Lender are not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Administrative Agent, Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Administrative Agent, Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Administrative Agent and/or Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Administrative and/or any Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Administrative Agent and/or Lender and such Broker.

Section 17.18.     Set-Off. In addition to any rights and remedies of Administrative Agent and Lender provided by this Agreement and by law, Administrative Agent and Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or such Lender or any Affiliate of the foregoing to or for the credit or the account of Borrower; provided, however, Administrative Agent and Lender may only exercise such right during the continuance of an Event of Default. Each of Administrative Agent and Lender agrees promptly to notify Borrower after any such set-off and application made by Administrative Agent and/or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 17.19.     Contributions and Waivers.

(a)           As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Administrative Agent (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Administrative Agent against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Administrative Agent under the Loan Documents).

(b)           Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c)           In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)           For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Administrative Agent to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Administrative Agent.

(e)           Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)           No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Administrative Agent, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Administrative Agent under the Loan Documents.

(i)            To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)            any right to require Administrative Agent and/or Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Administrative Agent and/or Lender at any time or to pursue any other remedy in Administrative Agent’s or Lender’s power before proceeding against Borrower;

(ii)           any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)          any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)          any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)           any defense based upon any failure by Administrative Agent or Lender to obtain collateral for the indebtedness or failure by Administrative Agent or Lender to perfect a lien on any collateral;

(vi)          presentment, demand, protest and notice of any kind;

(vii)         any defense based upon any failure of Administrative Agent or Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)        Reserved;

(ix)          any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)           any defense based upon any agreement or stipulation entered into by Administrative Agent or Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)          any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)         any defense based upon the avoidance of any security interest in favor of Administrative Agent or Lender for any reason;

(xiii)        any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)       any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)        all rights and defenses arising out of an election of remedies by Administrative Agent and/or Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)            all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Administrative Agent and/or Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Administrative Agent and/or Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Administrative Agent or Lender, as applicable, may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Administrative Agent or Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 17.20.     Cross-Default; Cross-Collateralization.

(a)            Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b)            To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent or Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent or Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Administrative Agent or Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent or Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 17.21.     Intercreditor Agreement. Administrative Agent on behalf of Lender and Mezzanine Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Administrative Agent, Lender and Mezzanine Lender and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. None of Administrative Agent, Lender or Mezzanine Lender shall have any obligation to disclose to Borrower or Mezzanine Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof. In no event shall Borrower be bound by, or be charged with knowledge of, the terms and conditions of the Intercreditor Agreement.

Section 17.22.     Illinois Compiled Statutes. Borrower represents, warrants, covenants and agrees that all proceeds of the Loan evidenced by the Loan Documents  will be used for the purposes specified in 815 ILCS 205/4(l) (c) of the Illinois Compiled Statutes, and that the indebtedness secured hereby constitutes a business loan which comes within the purview of such statute.

Section 17.23.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 17.24.     Unintended Payments.

(a)            If Citibank, N.A., Citi Real Estate Funding Inc., any Affiliate of the foregoing, or any agent thereof (including, without limitation, any Servicer or Administrative Agent acting on said Person’s behalf) (individually and/or collectively, the “Payor Party”) notifies Borrower, any Lender or any Person who has received funds on behalf of said Borrower or Lender (any such Borrower, Lender or other recipient, a “Payment Recipient”) that the Payor Party has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Payor Party or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Borrower, Lender, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Payor Party and shall be segregated by the Payment Recipient and held in trust for the benefit of the Payor Party, and such Borrower or Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Payor Party the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Payor Party in same day funds at the greater of the Federal Funds Rate and a rate determined by the Payor Party in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Payor Party to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Payor Party (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Payor Party to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Payor Party of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Payor pursuant to this Section 17.24(b).

(c)            Each Lender hereby authorizes the Payor Party to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Payor Party to such Lender from any source, against any amount due to the Payor Party under immediately preceding clause (a) or under the indemnification provisions of this Agreement or any co-lender agreement entered into by and among any such Lender and any Payor Party.

(d)            Intentionally Omitted.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations pursuant to the Loan Documents by the Borrower, Guarantor, or any Affiliate thereof, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Payor Party from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Payor Party for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 17.24 shall survive the resignation or replacement of any Payor Party hereunder, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of the Debt and all other obligations (or any portion thereof) under any Loan Document.

ARTICLE 18

ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS

Section 18.1.     Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and the Intercreditor Agreement as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents and the Intercreditor Agreement for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Administrative Agent or the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by Administrative Agent or the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Nothing herein shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender or to impose on Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to the terms and provisions of Section 4.12 that Borrower is not otherwise required to deliver directly to each Lender. Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to Administrative Agent by any Borrower Party or any Affiliate thereof, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement of the Loan Documents or collection of the Debt), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders or all of the Lenders if explicitly required under any other provision of this Agreement, and such instructions shall be binding upon all Lenders and all holders of any of the Debt, provided that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action that in its opinion or the opinion of its counsel exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Legal Requirements, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code. Not in limitation of the foregoing, Administrative Agent may exercise or may refrain from exercising any right or remedy it or the Lenders may have under any Loan Document during the continuance of an Event of Default unless the Requisite Lenders have directed Administrative Agent otherwise and unless and until Administrative Agent shall have received directions from the Requisite Lenders, Administrative Agent may take such action, or refrain from taking such action, with respect to any existing Event of Default as Administrative Agent shall determine in its sole discretion; provided that in the event Administrative Agent shall not have received direction from the Requisite Lenders with respect to commencing, or refraining from commencing, the exercise of remedies pursuant to this Agreement prior to the date that is sixty (60) days following the date on which Administrative Agent has provided notice to the Lenders of such Event of Default, Administrative Agent shall commence the exercise of remedies in accordance with the terms of this Agreement. Furthermore, and without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders pursuant to the terms hereof, or where applicable, the Requisite Lenders or all the Lenders. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Lender. Borrower may direct all notices, financial reporting, and requests for consents or approvals and any other relayed documentation or information to Administrative Agent and may conclusively rely upon the actions of Administrative Agent to bind the Lenders, notwithstanding that any particular action in question may, pursuant to this Agreement or any Lender Document, be subject to the consent or approval of some or all of the Lender in accordance with Section 18.11. This Article 18 replaces any prior co-origination or co-lender agreement among or between any of the Lenders with respect to the Loan and any such document is hereby terminated.

Section 18.2.     Citi as Lender. Citibank, N.A., as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though Citibank, N.A. were not Administrative Agent; and, so long as Citibank, N.A. directly holds or owns rights and obligations under this Agreement and the Note, the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank, N.A., in each case, in its individual capacity. With respect to other transactions or matters unrelated to the Loan, Citibank, N.A. and its affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefore to the other Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from Borrower or any of their Affiliates for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. Lenders acknowledge that, pursuant to such activities, with respect to other transactions or matters unrelated to the Loan, Citibank, N.A. and its affiliates may receive information regarding any Borrower Party and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

Section 18.3.     Collateral Matters; Protective Advances.

(a)            Each Lender hereby authorizes Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Individual Property or Loan Documents which may be necessary to perfect and maintain perfected the liens upon such Individual Property granted pursuant to any of the Loan Documents.

(b)            Each Lender hereby authorizes Administrative Agent, at its option and in its discretion, to release any lien granted to or held by Administrative Agent upon an Individual Property (i) upon indefeasible payment and satisfaction in full of all of the Debt; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document, including, without limitation, pursuant to the terms and provisions of Section 2.10; or (iii) if approved, authorized or ratified in writing by Lenders in accordance with Section 18.11 hereof. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release such Individual Property pursuant to this Section 18.3.

(c)            Upon any sale and transfer of an Individual Property pursuant to the terms of this Agreement, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Administrative Agent for its benefit and the benefit of Lenders herein or pursuant hereto upon the Individual Property that was sold or transferred, provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Debt or any liens upon (or obligations of Borrower or Guarantor in respect of) all interests retained by the Borrower Parties, including the proceeds of such sale or transfer to the extent Lender is permitted to retain the same under the terms of this Agreement, all of which shall continue to constitute part of the Individual Property. In the event of any sale or transfer of any Individual Property, or any foreclosure with respect to any Individual Property, Administrative Agent shall be authorized to deduct all of the expenses reasonably and actually incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure (including, without limitation, any transfer or similar taxes incurred in connection with any such sale or transfer of the Individual Property).

(d)            Administrative Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Individual Property exists or is owned by Borrower is cared for, protected or insured or that the liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 18.3 or in any of the Loan Documents, it being understood and agreed that in respect of the Individual Property, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that Administrative Agent shall have no duty or liability whatsoever to Lenders, except to the extent resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)            Each Lender shall reimburse Administrative Agent in accordance with its applicable Pro Rata Share with respect to (i) any fees payable pursuant to any Servicing Agreement and (ii) to the extent that the same are not reimbursed by Borrower pursuant to the terms and conditions hereof, Protective Advances with respect to any Individual Property up to the sum of (x) amounts expended to pay Taxes imposed upon the applicable Individual Property; (y) amounts expended to pay Insurance Premiums related to the applicable Individual Property; and (z) $5,000,000. Protective Advances in excess of said sum for the applicable Individual Property shall require the consent of the Requisite Lenders. Borrower agrees to pay on demand all Protective Advances.

Section 18.4.     Post Foreclosure Plans. If all or any portion of the Property is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Debt, the title to any such Property, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as Administrative Agent, for the ratable benefit of all Lenders. Administrative Agent shall prepare a recommended course of action for such Property (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, including employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Property, and the collecting of rents and other sums from such Property and paying the expenses of such Property. Actions taken by Administrative Agent with respect to the Property, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Property, and each Lender shall promptly (but no later than seven (7) Business Days from receipt of such statement) contribute its Pro Rata Share of any operating loss for such Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure plan. To the extent there is net operating income from such Property, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Pro Rata Shares. Lenders acknowledge and agree that if title to any Property is obtained by Administrative Agent or its nominee, such Property will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 18.14 as soon as practicable. Administrative Agent shall undertake to sell such Property, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Property in accordance with the immediately preceding sentence shall name Administrative Agent, as administrative agent for Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this article insofar as the same is appropriate or applicable.

Section 18.5.     Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender (which written notice may be delivered via electronic mail), (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination, provided that no such deemed approval shall be applicable to consents required pursuant to Section 18.11(c) hereof. Administrative Agent shall have the right to consult with each Lender with respect to any decision to be made by Administrative Agent pursuant to the terms and conditions hereof.

Section 18.6.     Notice of Events of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless (i) Administrative Agent has actual knowledge of such Default or Event of Default in its role as Lender, (ii) has received notice from, or on behalf of, a Borrower in accordance with the terms of this Agreement, or (iii) has received notice from a Lender referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding Lender which is also serving as Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default”. Further, if Administrative Agent receives such a “notice of default,” Administrative Agent shall give prompt notice thereof to Lenders.

Section 18.7.     Administrative Agent’s Reliance. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any Lender for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower Parties or any of their Affiliates), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower Parties or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Property covered thereby or the perfection or priority of any lien in favor of Administrative Agent on behalf of Lenders in any such Property; (d) shall have any liability to any Lender in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document to any Lender by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, facsimile or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 18.8.     Indemnification of Administrative Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”), provided that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment, provided, further that no action taken in accordance with the directions of the Requisite Lenders (or all of Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 18.8. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting any obligation of Borrower to do so) promptly upon demand for its Pro Rata Share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any Rent any workout, forbearance or modification of the Loan Documents or Debt, any “lender liability” suit or claim brought against Administrative Agent and/or Lenders, and any claim or suit brought against Administrative Agent and/or Lenders arising under any Environmental Laws (as defined in the Environmental Indemnity), provided that no Lender shall be liable for any portion of such costs to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Such out of pocket expenses (including counsel fees) shall be advanced by Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section 18.8 shall survive the payment of the Debt and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section 18.8, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 18.9.     Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of the Borrower Parties or any of their Affiliates, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrower, the other Borrower Parties and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower, the other Borrower Parties and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower Parties of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower Parties or any of their Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower Parties or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each Lender acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Lender except as may otherwise be agreed to in writing between such counsel and such Lender and consented to by Administrative Agent.

Section 18.10.     Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving thirty (30) days’ written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (as defined in that certain commitment letter dated as of November 5, 2021 between Sponsor and Lenders). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 18 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving Borrower and each Lender prior written notice. Upon the occurrence of any of the following, the Requisite Lenders (excluding the Lender acting as, or Affiliated with, Administrative Agent hereunder from the determination of the Requisite Lenders) may, by delivering written notice to Administrative Agent, remove Administrative Agent from its role as administrative agent for the Lenders, without affecting Administrative Agent’s rights or obligations as a Lender, and appoint a successor Administrative Agent: (i) Administrative Agent commits gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; or (ii) the Lender acting as Administrative Agent (or an Affiliate thereof) no longer owns a Pro Rata Share of the Loan (it being understood that if the Lender acting as Administrative Agent (or an Affiliate thereof) participates its interest in the Loan it shall still be deemed to own the portion of the Loan so participated for purposes of this clause (ii)).

Section 18.11.     Approvals and Consents.

(a)            Administrative Agent Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject Section 18.11(c) hereof, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender with respect to (i) administrative functions with respect to the Loan, including all determinations relating to the distribution of funds, including without limitation, the distribution of funds to Borrower in the Reserve Accounts held by Lender (subject to compliance with the terms and conditions set forth in Article 8 hereof); (ii) all insurance matters including settlement of Casualty and Condemnation proceeds and determinations regarding restoration and release of proceeds pursuant to Section 7.4 hereof and any changes to insurance requirements that are not otherwise contemplated under this Agreement; (iii) confirmation (or determinations) of economic calculations under the Loan Documents (including the Debt Yield); (iv) consents and approvals arising under the Loan and Loan Documents not otherwise expressly requiring the consent of the Lender pursuant to Section 18.11(c) hereof; (v) property level consent and approvals (or deemed approvals) including approvals of easements, zoning matters, subordination non-disturbance agreements and reciprocal easement agreements, PILOT Property matters, property managers and property management agreements (provided that property manager approvals shall be subject to the provisions of Section 4.15 of this Agreement), (vi) budget approvals for any life safety or health matters during the continuance of an Event of Default, (vii) waiver of any non-monetary Event of Default under the Loan, (viii) waiver or grant of any extensions with respect to any reporting requirements or Immediate Repairs, (ix) confirmation of the satisfaction of the conditions to the release of a Release Property, (x) approvals of the Approved Annual Budget during the continuance of a Trigger Period (provided that so long as no Event of Default has occurred and is continuing, no approvals shall be required for non-budgeted expenditures relating to life safety or health matters), (xi) a Hawaii Loan Bifurcation or Hawaii Special Purpose Entity Transfer, (xii) Major Leases, if required, pursuant to Section 4.14; (xiii) Alterations in excess of the Alteration Threshold for which Lender approval is required under Section 4.21 (other than Approved Alterations); (xiv) the termination or replacement of Manager other than with a Qualified Manager, (xv) consent to or waiver of any non-monetary encumbrance of any Individual Property which is not permitted pursuant to the terms and conditions of the Loan Documents and (xvi) consents related to Major Leases to the extent such consent is required hereunder (collectively, the “Administrative Agent Decisions”) may be given or may be waived with the written consent of Administrative Agent only and without the consultation, consent or approval of any of the other Lenders. At any time that Administrative Agent’s approval is required under this Section 18.11(a), provided no Event of Default is continuing, Administrative Agent’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto; provided, however, with respect to any matter not related to Alterations, leasing, budget approvals, the Manager or the Management Agreement, in addition to the notices set forth in the definition of “Deemed Approval Requirements”, Borrower shall be required to submit a third notice (after the Second Notice) which gives the Lender an additional five (5) Business Days after the receipt of the third notice to respond and, if no response has been received within such additional five (5) Business Day period, such approval shall be deemed to have been granted by Lender. Any other consents and approvals not set forth in this Section 18.11(a) and not expressly requiring unanimous Lender approval under Section 18.11(c) may be given or may be waived by Administrative Agent with the approval of Requisite Lenders.

(b)            Intentionally Omitted.

(c)            Unanimous Decisions. Notwithstanding the foregoing, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender to (i) increase the commitment of any Lender; (ii) change the principal of, or Spread that has accrued or that will be charged on the outstanding principal amount of the Loan; (iii) reduce the amount of any fees payable to Lender; (iv) postpone any date fixed for any payment of principal or, or interest on, the Loan (including, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor; (v) change any Lender’s Pro Rata Share; (vi) amend the sections of the Loan Agreement governing waivers and amendments or amend the definitions of the terms used in the Loan Agreement or any of the other Loan Documents insofar as such definitions affect amendments; (vii) release any Guarantor of its obligations; (viii) release or dispose of any collateral for the Loan except as permitted under the Loan Documents or consent to any transfer prohibited by the Loan Documents without consent, (ix) waive any monetary Event of Default; (x) decide not to accelerate the Loan during the continuance of an Event of Default; (xi) consent to or waiver of any further monetary encumbrance of the Property or pledge of the direct or indirect interest in Borrower, in each case, to the extent not otherwise permitted by the Loan Documents or permitted with the approval of Administrative Agent pursuant to Section 18.11(a) above and the approval of Administrative Agent has been obtained; (xii) enter into any agreement providing for the subordination of the Loan to any other interest which would constitute a lien against the Property or any transfers of the Property or the Loan by Borrower or of equity interests in Borrower (in each instance to the extent not permitted by this Agreement and the other Loan Documents); (xiii) amend this Section 18.11 or any other co-lender provision in this Agreement or the other Loan Documents, or (xiv) a decision not to accelerate the Loan following an Event of Default (the “Unanimous Decisions”) may only be given or waived, with the written consent of Administrative Agent at the written direction of all Lenders. For the avoidance of doubt, the Deemed Approval Requirements do not apply to any consent required by this Section 18.11(c).

(d)            Fees. Borrower shall pay for all third party fees and expenses and reasonable attorneys’ fees and expenses actually incurred by Lender in connection with the Borrower’s consent requests pursuant to this Section 18.11.

(e)            Amendments; Waiver. No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

Section 18.12.     Defaulting and Non-Consenting Lender. If any Lender (a) becomes a Defaulting Lender, (b) declines to consent to any amendment, waiver or consent that shall have been requested in a writing by Borrower to Administrative Agent, which amendment, waiver or consent is a Unanimous Decision and/or a Requisite Lender Decision and has been recommended and approved by Administrative Agent (a “Non-Consenting Lender”) and such amendment, waiver or consent is not approved (e.g., all other Lenders or all other Requisite Lenders, as applicable, have consented to such amendment, waiver or consent and such consent is insufficient in accordance with this Agreement to approve such amendment, waiver or consent), then Borrower (with respect to a Non-Consenting Lender) or Lender (with respect to a Defaulting Lender), upon ten (10) Business Days’ written notice to Administrative Agent and such Non-Consenting Lender or Defaulting Lender, as applicable (the “Consent Request Date”) may, at Borrower’s sole expense and effort (with respect to a Non-Consenting Lender) or Lender’s sole expense and effort (with respect to a Defaulting Lender) require such Non-Consenting Lender or Defaulting Lender, as applicable to assign and delegate all of its interests, rights and obligations under this Agreement and the Loan Documents to an institutional lender approved by Administrative Agent that shall assume such obligations; provided that (i) with respect to a Non-Consenting Lender, as of such Consent Request Date and as of the date that such Non-Consenting Lender is replaced in accordance with the terms and conditions hereof, no Event of Default shall have occurred and be continuing other than an Event of Default which results solely from the subject matter of the amendment, waiver or consent that such Non-Consenting Lender disapproved, (ii) Borrower shall have paid to Administrative Agent an assignment fee of $10,000, (iii) such Non-Consenting Lender or Defaulting Lender, as applicable, shall have received from the assignee Lender or Borrower payment of an amount equal to the outstanding principal amount of the Loan outstanding and owed to such Non-Consenting Lender or Defaulting Lender, as applicable, as of the date such Non-Consenting Lender or Defaulting Lender, as applicable, is replaced, together with accrued and unpaid interest thereon, and any other amounts due and payable to the Non-Consenting Lender or Defaulting Lender, as applicable, hereunder and under the other Loan Documents in respect of its Loan had the Loan been repaid in full at such time (less, in the case of a Defaulting Lender, any amounts owed by such Defaulting Lender), (iv) such assignment does not conflict with applicable law and (v) with respect to a Non-Consenting Lender, such assignee Lender consents to the proposed amendment, waiver or consent on account of which Borrower shall have exercised its rights pursuant to this paragraph; provided, that except to the extent otherwise expressly agreed by the affected parties in writing, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. A Non-Consenting Lender or Defaulting Lender, as applicable, shall not be required to make any such assignment and delegation if prior thereto, either (A) with respect to a Non-Consenting Lender, such Non-Consenting Lender consents to the applicable amendment, waiver or consent, (B) with respect to a Defaulting Lender, Administrative Agent agrees in writing such Defaulting Lender has cured any such default or (C) such amendment, waiver or consent required the consent of the Requisite Lenders and the Lenders constituting the Requisite Lenders consent to the same.

Section 18.13.     Payments.

(a)            The Loan, each payment or prepayment of principal of the Loan and each payment of interest on the Loan and all losses, costs and expenses suffered by Administrative Agent and/or the Lenders relating to the Loan, in each case, shall be allocated by Administrative Agent pro rata and on a pari passu basis among the Lenders in accordance with their respective Pro Rata Shares. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)            If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied toward payment of the amounts then due hereunder ratably among the parties entities thereto, in accordance with the amounts then due to such parties.

(c)            If any Lender shall obtain on account of its interest in the Loan any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share thereof, such Lender shall immediately (A) notify Administrative Agent of such fact and (B) purchase from the other Lenders such participations in their respective interest in the Loan as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of excess payment is thereafter recovered from the purchasing Lender in connection with any proceeding under the Bankruptcy Code or otherwise, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (1) the amount of such paying Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered, without further interest thereon. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 18.13(c) and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 18.13(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan purchased to the same extent as though the purchasing Lender were the original owner of the portion of the Loan purchased.

Section 18.14.     Federal Reserve Bank Assignments; German Covered Bonds. In addition to the assignments and participations permitted under the foregoing Sections, and without the need to comply with any of the formal or procedural requirements of the foregoing Sections, any Lender may at any time and from time to time collaterally assign its interests in all or any portion of its rights under all or any of the Loan Documents without Administrative Agent’s consent to (i) a Federal Reserve Bank or (ii) any Person which is a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any successor or substitute legislation; provided that any such Federal Reserve Bank or Person’s right to be a “Lender” in lieu of the Lender which assigned, pledged or otherwise transferred its interest to such Person shall be subject to all consents in Article 11. No such pledge, assignment or transfer shall release the assigning Lender from its obligations hereunder. Borrower shall and shall cause each other Borrower Party (other than Guarantor) to execute within fifteen (15) Business Days after request therefor is made by Administrative Agent (on behalf of any Lender), any documents or any amendments, amendments and restatements and/or modifications to any Loan Documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Agent in order to make the Loan Documents eligible under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation, provided that in no event shall any such document or any amendment, amendment and restatement and/or modification and/or estoppel certificate reduce any Borrower Party’s rights or increase any Borrower Party’s obligations, in either case, other than to a de minimis or ministerial extent.

Section 18.15.     Transfers. Notwithstanding anything to the contrary contained herein, each Lender may sell, assign, participate or otherwise dispose (each such action, a “Loan Transfer”) all or any portion of such Lender’s interest in the Loan, provided that such Loan Transfer is approved by Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and is to a Qualified Transferee.  Loan Transfers by a Lender to any of its affiliates will not require approval of the Administrative Agent.

For purposes of this Section 18.15 only, the following terms shall apply:

“Qualified Transferee” shall mean any of the Lenders (or any Affiliate of Lenders) or one or more of the following that is not a Prohibited Person:

(i)        an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan that satisfies the Eligibility Requirements; or

(ii)       an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Loan and satisfies the Eligibility Requirements; or

(iii)      an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above that satisfies the Eligibility Requirements; or

(iv)      any entity Controlled by or under common Control or controlling any of the entities described in clauses (i), (ii) or (iii) above; or

(v)       an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling” have the meaning correlative thereto.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $1,000,000,000, and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $350,000,000 and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans or interests therein (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties and commercial mortgage backed securities), originating preferred equity investments, owning or operating commercial properties or making investments in commercial real estate.

“Permitted Fund Manager” shall mean any person or entity that on the date of determination (i) is not subject to a proceeding or other action relating to bankruptcy, insolvency or relief of debtors, (ii) is either (A) a Pre-Approved Fund Manager or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate or (B) an entity that is a Qualified Transferee pursuant to clauses (i) through (iv) of the definition thereof, (iii) which is investing through a fund with committed capital of at least $350,000,000, (iv) is not a Prohibited Person.

“Pre-Approved Fund Manager” shall mean any of:

1.	Goldman, Sachs & Co.
2.	Apollo Global Real Estate
3.	Colony Northstar
4.	Praedium Group
5.	Fortress Investment Group
6.	Lone Star Funds
7.	One William Street Capital Management
8.	Clarion Partners

9.	Walton Street Capital
10.	Starwood Capital Group / Starwood Property Trust
11.	BlackRock
12.	Garrison Investment Group
13.	LoanCore Capital
14.	Rockpoint Group
15.	Torchlight Investors
16.	Westbrook Partners
17.	WestRiver Capital
18.	TH Real Estate
19.	Wells Fargo
20.	Met Life
21.	Mass Mutual
22.	DWS
23.	Paulson & Co.
24.	Centerbridge
25.	Och-Ziff Capital Management
26.	Square Mile Capital
27.	Mesa West Capital
28.	Transwestern
29.	Fidelity
30.	Investcorp
31.	Macquarie Group
32.	Cerberus Capital Management
33.	KSL Capital Partners
34.	Prima Capital Advisors
35.	Oaktree Capital
36.	Carlyle Group
37.	Normandy Real Estate Partners
38.	Guggenheim Partners
39.	H/2 Capital Partners
40.	Rialto Capital
41.	Royal Bank of Canada
42.	Principal
43.	Brookfield Asset Management
44.	Ares Management
45.	Tishman Speyer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ALPHA BT LLC

HAWAII MMGD 2 LLC

HAWAII MMGD LLC

HAWAII PHOENIX PROPERTIES LLC

ILPT 4S AL LLC

ILPT 4S AUGUSTA LLC

ILPT 4S AZ LLC

ILPT 4S BELTSVILLE LLC

ILPT 4S BERTRAM LLC

ILPT 4S CHARLESTON LLC

ILPT 4S CO LLC

ILPT 4S COCOA LLC

ILPT 4S DAYTONA LLC

ILPT 4S ELGIN LLC

ILPT 4S FAYETTEVILLE LLC

ILPT 4S JACKSON LLC

ILPT 4S MONACA LLC

ILPT 4S OMAHA LLC

ILPT 4S ORLANDO LLC

ILPT 4S SC LLC

ILPT 4S TOPEKA LLC

ILPT 4S VANCE AL LLC

ILPT ALBANY LLC

ILPT AVON LLC

ILPT BATON ROUGE LLC

ILPT BROOKFIELD MO LLC

ILPT CHARLESTON II LLC

ILPT CHARLESTON LLC

ILPT CHILLICOTHE LLC

ILPT COLORADO SPRINGS LLC

ILPT CRAM AVENUE LLC

ILPT DENVER LLC

ILPT DORAL FL LLC

ILPT EL PASO LLC

ILPT FB LLC

ILPT FERNLEY LLC

ILPT FORT DODGE LLC

By:	/s/ Richard W. Siedel, Jr
	Name:	Richard W. Siedel, Jr
	Title:	Chief Financial Officer and Treasurer

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

ILPT FORT SMITH LLC

ILPT GOSHEN IN LLC

ILPT GREER SC LLC

ILPT HARVEY LLC

ILPT HEBRON KY LLC

ILPT ID COLORADO SPRINGS LLC

ILPT JACKSONVILLE LLC

ILPT JOHNSTOWN CO LLC

ILPT JOPLIN LLC

ILPT KALAMAZOO LLC

ILPT LAFAYETTE LLC

ILPT LINCOLN LLC

ILPT LOUISVILLE LLC

ILPT MCALESTER LLC

ILPT MIA FL LLC

ILPT MIAMI LLC

ILPT MINOT LLC

ILPT NEWTON IOWA LLC

ILPT OGDEN LLC

ILPT OK CITY II LLC

ILPT OK CITY LLC

ILPT ORANGE TOWNSHIP LLC

ILPT PENDLETON PIKE LLC

ILPT POCATELLO LLC

ILPT PUEBLO LLC

ILPT RICHFIELD OH LLC

ILPT ROCK HILL LLC

ILPT ROCK HILL SC LLC

ILPT ROCKFORD (AMERICAN) LLC

ILPT ROCKFORD LLC

ILPT SALT LAKE CITY LLC

ILPT SIOUX FALLS LLC

ILPT SOUTH POINT LLC

ILPT ST. JOSEPH MO LLC

ILPT TOWER LLC

ILPT WILLIAMS ROAD LLC

ILPT WINDSOR LLC

By:	/s/ Richard W. Siedel, Jr
	Name:	Richard W. Siedel, Jr
	Title:	Chief Financial Officer and Treasurer

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:	/s/ Harry Kramer
	Name:	Harry Kramer
	Title:	Vice President

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

LENDER:

CITIBANK, N.A.

By:	/s/ Harry Kramer
	Name:	Harry Kramer
	Title:	Vice President

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

UBS AG STAMFORD BRANCH

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

By:	/s/ Anthony N. Joseph
	Name:	Anthony N. Joseph
	Title:	Assistant Director

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Steven L. Wasser
	Name:	Steven L. Wasser
	Title:	Managing Director

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

BANK OF MONTREAL

By:	/s/ Geoff Bond
	Name:	Geoff Bond
	Title:	Managing Director

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Jane Lam
	Name:	Jane Lam
	Title:	Authorized Signatory

[Project Maple (Bridge Loan) – Signature Page to Loan Agreement]